Form 10-K, Exhibit 13
period 1996-12-31
LITTLE FALLS BANCORP INC
filed 1997-03-31
CIK 1001427

Exhibit 13.0

                      1996 Annual Report to Stockholders

                                 [** LOGO **]

                          Little Falls Bancorp, Inc.

                             ANNUAL REPORT - 1996
               ------------------------------------------------

                          Little Falls Bancorp, Inc.
                             Annual Report - 1996

------------------------------------------------------------------------------

TABLE OF CONTENTS
------------------------------------------------------------------------------




Letter to Stockholders ....................................................  1

Corporate Profile and Stock Market Information.............................  2

Selected Financial and Other Data..........................................  3

Management's Discussion and Analysis of
  Financial Condition and Results of Operations............................  5

Management Responsibility Statement.......................................  16

Independent Auditors' Report..............................................  17

Consolidated Statements of Financial Condition............................  18

Consolidated Statements of Income.........................................  19

Consolidated Statements of Retained Earnings..............................  20

Consolidated Statements of Cash Flows.....................................  21

Notes to Consolidated Financial Statements................................  24

Other Corporate Information...............................................  51

                          Little Falls Bancorp, Inc.
                                86 Main Street
                        Little Falls, New Jersey  07424

To Our Stockholders:


On behalf of our directors, officers and employees, we are pleased to present to you our second annual stockholders' report.

The year 1996 was an historic year for Little Falls Bank. The year began with Little Falls Bancorp, Inc., selling 3,041,750 shares of stock in its initial public offering to the Bank's customers, directors, employees and interested investors in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank and the acquisition of all of the issued and outstanding capital stock of the Bank by the Company. The Conversion generated $26.8 million of net proceeds.

After much anticipation and speculation, the FDIC imposed a special assessment on SAIF members to recapitalize the deposit insurance fund. For the Bank, this resulted in a one-time expense of $1.2 million. While this materially impacted earnings for 1996, it is expected to significantly decrease federal deposit insurance premiums going forward. In spite of the special assessment, 1996 earnings increased over 1995's level.

During the past year, there were several other positive accomplishments achieved by the Company. For example, loans increased by $20.9 million due to record originations in excess of $31.0 million; non-performing assets decreased by $1.2 million as the area economy continued to improve and the Bank was able to resolve some problem assets, and the net interest spread increased by 25 basis points as the Bank was able to reduce its cost of funds.

In addition, the Bank closed its Mount Holly office, and sold the $9.2 million of deposits to an unaffiliated financial institution. A small gain was recorded on the sale. The Bank also closed its Frenchtown office, with the deposits being retained. We believe this consolidation will better serve our customers and we anticipate a reduction in operating costs going forward as a result of these transactions.

In October 1996, John P. Pullara retired as President of Little Falls Bank. Mr. Pullara started with the Bank in 1955, serving as President since 1977. His guidance helped the Bank through some very difficult times for the thrift industry, culminating in the January 5, 1996 completion of Little Falls Bancorp, Inc.'s initial public offering. The Board of Directors and the management team want to take this moment to offer their thanks for the leadership John Pullara provided.

Your Board of Directors and management team are committed to protecting and enhancing the value of your investment in the Company. To do so, we are challenged to continue delivering high quality services to our customers and communities and build on our past accomplishments. We appreciate the confidence, support and loyalty of our customers, employees, and stockholders.

Sincerely,


/s/ Leonard G. Romaine
Leonard G. Romaine
President

March 17, 1997

Little Falls Bancorp, Inc.

Corporate Profile

      Little Falls Bancorp, Inc. (the "Company") is a New Jersey corporation organized in August 1995 at the direction of the Board of Directors of the Little Falls Bank (the "Bank") to acquire all of the capital stock of the Bank issued upon its conversion from the mutual to stock form of ownership on January 5, 1996 (the "Conversion"). In connection with the Conversion, the Company sold 3,041,750 shares of Common Stock for net proceeds of $26.8 million. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, because the Company does not conduct any active business, the Company does not intend to employ any persons other than officers of the Bank but utilizes the support staff of the Bank from time to time.

      The Bank is a federally chartered stock savings bank headquartered in Little Falls, New Jersey. The Bank was founded in 1887 and its deposits are federally insured by the Savings Association Insurance Fund ("SAIF") and the Bank is a member of the Federal Home Loan Bank ("FHLB") System. The Bank is a community oriented, full service retail savings institution offering traditional mortgage loan products.

      The Bank attracts deposits from the general public and has historically used such deposits primarily to originate loans secured by first mortgages on owner-occupied one- to four-family residences in its market area and to purchase mortgage-backed securities. The Bank also originates a limited number of commercial real estate, residential construction, and consumer loans, which consists mainly of second mortgages and home equity lines of credit.

Stock Market Information

      Since its issuance on January 5, 1996, the Company's common stock has traded on the Nasdaq National Market. The following table reflects the stock price as published by the Nasdaq National Market. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                                            HIGH               LOW
                                            ----               ---

October 1, 1996 - December 31, 1996      $ 13 3/4             $ 11
July 1, 1996 - September 30, 1996          11 3/4               10
April 1, 1996 - June 30, 1996              11                    9 1/2
January 5, 1996 - March 31, 1996           11 7/8               10


      The number of stockholders of record of common stock as of the record date of February 28, 1997 ("Record Date"), was approximately 444. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of the Record Date, there were 2,745,180 shares outstanding.

      The Company's ability to pay dividends to stockholders is subject to the requirements of New Jersey law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS").


Selected Financial Condition Data

------------------------------------------------------------------------------------------
Year Ended December 31,              1996        1995        1994      1993        1992
------------------------------------------------------------------------------------------
                                                    (In Thousands)

  Total Assets.............        $303,518     $310,355   $193,385  $202,280    $200,091
  Loans receivable (net)...         117,116       96,230     94,754   101,775     128,748
  Mortgage-backed securities        112,473      118,020     51,664    56,401      38,119
  Investment securities....          51,370       29,999     36,146    24,999      13,971
  Cash and cash equivalents          10,374       53,419      4,065    12,608      12,701
  Deposits.................         228,312      247,851    176,173   186,704     187,502
  Retained earnings........          40,448       16,223     15,715    14,149      11,259


Selected Operating Data

-----------------------------------------------------------------------------------------
Year Ended December 31,               1996       1995       1994        1993      1992
-----------------------------------------------------------------------------------------
                                                      (In Thousands)
Total interest income......        $ 18,776      $13,813    $13,075    $14,237   $16,549
                                   --------     --------    -------    -------   -------

Total interest expense.....          11,258        9,314      7,170      7,708     9,691
                                   --------     --------    -------    -------   -------
  Net interest income......           7,518        4,499      5,905      6,529     6,858
Provision for loan losses..             183          131        356        328       391
                                   --------     --------    -------    -------   -------
  Net interest income after
   provision for loan losses          7,335        4,368      5,549      6,201     6,467
                                   --------     --------    -------    -------   -------
  Total non-interest income             409          178        143        917       310
                                   --------     --------    -------    -------   -------
  Total non-interest expense          6,747(1)     3,840(2)   2,912      3,059     2,698
                                   --------     --------    -------    -------   -------

Income before provision for
 income taxes and cumulative
 effect of accounting change            996          705      2,781      4,058     4,079
Income tax expense.........             385          241      1,066      1,493     1,430
                                   --------     --------    -------    -------   -------
  Net income before cumulative
    effect of accounting
    change.................             611          464      1,715      2,565     2,649
                                   --------     --------    -------    -------   -------

Cumulative effect of accounting
  change...................              --           --         --        325(3)     --
                                   --------     --------    -------    -------   -------

  Net income...............        $    611     $    464    $ 1,715    $ 2,890   $ 2,649
                                   ========     ========    =======    =======   =======

---------------
(1)   Includes one-time special assessment to recapitalize the SAIF.
(2) Includes a non-recurring expense of $195,000 due to the implementation of a directors' medical plan.
(3) Reflects the adoption of Statement of Financial Accounting Standard ("SFAS") No. 109 which relates to the accounting of deferred income taxes.

Other Selected Data
--------------------------------------------------------------------------------
Year Ended December 31,            1996     1995     1994     1993       1992
--------------------------------------------------------------------------------
Return on average assets.......    0.21%    0.22%   0.86%      1.43%     1.32%
Return on average equity.......    1.44%    2.89%  11.62%     21.67%    26.11%
Average equity to average
  assets.......................   14.78%    7.64%   7.62%      6.42%     5.07%
Net interest rate spread.......    2.22%    1.97%   2.86%      3.20%     3.41%
Per Share Information:
  Earnings per share (1).......   $ 0.22     N/A     N/A        N/A       N/A
  Dividends per share(1).......     0.05     N/A     N/A        N/A       N/A
  Tangible book value per
  share (1)....................   13.56      N/A     N/A        N/A       N/A
Dividend payout ratio(1).......   22.28%     N/A     N/A        N/A       N/A
Non-performing assets to total
  assets.......................    0.91%    1.27%   3.09%      2.85%     2.37%
Non-performing loans to total
  assets.......................    0.63%    0.79%   2.18%      1.93%     1.94%
Allowance for loan losses to
  total loans..................    0.92%    0.98%   1.21%      0.79%     0.56%


---------------------
(1) No shares of common stock were outstanding until January 5, 1996.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

General

      The largest components of the Bank's net income are net interest income, which is the difference between interest income and interest expense, and noninterest income derived primarily from fees. Consequently, the Bank's earnings are dependent on its ability to originate loans, net interest income, and the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's net income is also affected by its provision for loan losses and foreclosed real estate as well as the amount of non-interest expenses, such as compensation and benefit expense, occupancy and equipment expense and deposit insurance premium expenses. Earnings of the Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Branch Purchases/Consolidation

      In December 1995, the Bank purchased three branch offices located in Milford, Glen Gardner, and Baptistown, New Jersey from an unaffiliated commercial bank ("Seller"). This increased the Bank's branch office network at that time to a total of seven offices, plus its main office. The amount paid by the Seller to the Bank for the transfer of such assets and liabilities of the three branches equaled the outstanding balances and accrued interest on the deposit liabilities transferred, reduced by (i) $1.0 million, net of adjustments, (ii) petty cash and vault cash transferred, and (iii) a cash premium equal to 7.55% of the deposit liabilities to be assumed. The acquisition was paid for with cash received from the deposits acquired. The result was a $4.1 million acquisition cost in excess of the fair market value of the tangible net assets acquired and was recorded as an intangible asset net of $500,000, which is a premium over the cost of fixed assets. In connection with the acquisition, the Bank assumed approximately $54.4 million of deposit liabilities. In consideration of the assumption of the deposit liabilities and certain other obligations, the Bank purchased branch office properties and fixed assets at a purchase price of $1.0 million, which had an estimated fair market value of approximately $1.5 million. Management initially reinvested a substantial portion of the cash received as a result of the branch purchases in investment and mortgage-backed securities with short and medium terms. Management completed the branch acquisition based upon its analysis indicating a reduction in the Bank's cost of funds would result from the lower cost of funds of the acquired deposits. These lower costing funds were in turn invested in primarily investment and adjustable rate mortgage-backed securities which resulted in an increase in net income, as well as a beneficial impact on the Bank's interest rate sensitivity.

      During the year ended December 31, 1996, the Bank closed two branches. On August 30, 1996, the branch office located at Frenchtown was closed. The deposits were retained, and customers were able to use the Alexandria, Milford and Kingwood offices for their transactions. Based upon Management's evaluation of the above noted branch purchases, the proximity of other offices to the Frenchtown office and the ability of the Bank to decrease expenses and improve efficiencies through consolidation, the decision was made to close the branch. On December 20, 1996, the Bank closed its Mount Holly branch office, and sold the deposits to an unaffiliated financial institution. Deposits sold totaled $9.2 million, for which a premium of 1.5%, or $138,000 was received. The sale of deposits was funded through a Federal Home Loan Bank ("FHLB") advance. The branch closing and related sale of deposits is expected to result in reduced operating expenses for the Bank, and eliminates the Bank's only branch in Burlington County.

Management Strategy

      The Bank has been and intends to continue to be a community-oriented financial institution offering a variety of financial services. Management's strategy has been to emphasize residential mortgage loans, monitor interest rate risk through asset and liability management, maintain asset quality and control operating expense. The Bank's purchase of three branches from an unaffiliated commercial bank reflects the Bank's intention to provide a variety of services to its community which includes the origination of more consumer loans. Historically, the Bank's strategy has been primarily to make loans and secondarily to invest remaining funds in mortgage-backed securities and investment securities.

      During 1996, the Bank originated in excess of $31.0 million of loans, an increase of 231% over 1995 originations. However, during the past few years prior to 1996, due to decreased loan demand coupled with prepayments on loans due to a generally lower interest rate environment, the Bank had been investing excess liquidity in investments and mortgage-backed securities. Management believes that the Bank's purchases of mortgage-backed securities and investment securities have enhanced the Bank's asset quality and interest rate sensitivity.

Financial Condition

      The Bank's total assets decreased by $6.9 million to $303.5 million at December 31, 1996 from $310.4 million at December 31, 1995. Total loans receivable increased by $20.9 million due to mortgage originations of $30.9 million offset by loan repayments. Investment securities increased by $21.4 million due to purchases of $32.3 million offset by securities which matured. Mortgage-backed securities decreased by $5.5 million due to repayments being greater than the $16.1 million of purchases. Total cash and cash equivalents decreased by $43.0 million due to the $30.9 million of mortgages originated, the $32.3 million of investment securities purchased, the purchase of $16.1 million of mortgage-backed securities, the $19.5 million decrease in deposits and the refund of $19.7 million of over-subscribed stock subscriptions, partially offset by amortization and repayments on loans and mortgage-backed securities, the maturities of investment securities and borrowed funds.

      Total deposits decreased by $19.5 million due in part to $2.8 million being used for the purchase of stock in the Conversion, and the sale of $9.2 million of deposits in connection with the closing of the Mount Holly branch office. Borrowed funds increased by $33.6 million, due to $9.0 million of FHLB advances used to fund the sale of the Mount Holly deposits, and $24.6 million of repurchase agreements with terms of one year, six months and overnight. The $9.0 million FHLB advance has a rate of 5.82% and a term of three years, with a one-time callable feature at the end of the second year. The repurchase agreements were the result of a financial transaction entered into by the Bank, whereby it purchased a $25.0 million fixed-rate Federal National Mortgage Association ("FNMA") note and simultaneously borrowed $25.0 million from an independent third party, using the FNMA note as collateral. The note has an initial term of ten years at an annual rate of 7.20% and is callable after two years and continuously thereafter. The borrowings are comprised of a combination of repurchase agreements with terms of one year, six months and overnight. The annual rates payable on the one year and six month repurchase agreements are 5.68% and 5.50%, respectively. The effective rate on the overnight repurchase agreement adjusts daily.

      Accounts payable and other liabilities decreased by $44.5 million primarily due to the decrease of stock subscriptions payable of $44.8 million. The decrease was due to the refund of $19.7 million of over-subscribed stock subscriptions and the remaining funds being used to purchase the Company's common stock in the Conversion.

      Total stockholders equity increased by $24.2 million mainly due to the completion of the mutual to stock conversion, partially offset by the repurchase of 296,570 shares at an aggregate cost of $3.3 million. Earnings for the year ended December 31, 1996, also contributed to the increase, although to a much smaller extent.

Average Balance, Net Interest Income, Yields Earned and Rates Paid

      The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.

                                          1996                              1995                            1994
                              --------------------------------  ------------------------------  ------------------------------
                              Average                Average    Average              Average    Average              Average
                              Balance   Interest    Yield/Cost  Balance   Interest  Yield/Cost  Balance   Interest  Yield/Cost
                              -------   --------    ----------  -------   --------  ----------  -------   --------  ----------
                                                                  (Dollars in Thousands)
Interest-earning assets:
 Loans receivable(1)........  $105,794   $ 8,255      7.80%   $ 93,638     $7,580      8.09%   $ 97,481     $7,776     7.98%
 Mortgage-backed securities.   119,684     7,972       6.64     63,605      3,839      6.04      53,984      3,187     5.90
 Investment securities(2)...    40,316     2,164       5.37     36,163      1,998      5.52      35,827      2,000     5.58
 Other interest-earning
  assets....................     7,431       385       5.18      6,900        395      5.72       4,993        112     2.24
                              --------   -------               ------      ------                 -----     ------
  Total interest-earning
    assets..................   273,225    18,776       6.87    200,306     13,812      6.90     192,285     13,075     6.80
                                         -------                           ------                           ------
Non-interest-earning assets.    14,223                           9,940                            6,406
                              --------                         -------                          -------
  Total assets..............  $287,448                        $210,246                         $198,691
                               =======                        =======                           =======


Interest-bearing
  liabilities:
 Savings accounts...........  $ 51,633     1,860       3.60   $ 31,425        929      2.95    $ 31,602        860     2.72
 Now and money market           39,270     1,155       2.94     27,099      1,086      4.01      28,326        945     3.34
 Certificates of deposit....   147,707     8,068       5.46    130,513      7,299      5.59     122,080      5,365     4.39
 Borrowed funds.............     3,173       175       5.52         --         --        --          --         --       --
  Total interest-bearing
   liabilities..............   241,783    11,258       4.66    189,037      9,314      4.93     182,008      7,170     3.94
                                         -------                           ------                           ------
Non-interest bearing
  liabilities...............    3,171                            5,149                            1,551
                              --------                        --------                         --------
 Total liabilities..........   244,954                         194,186                          183,559
Retained earnings...........    42,494                          16,060                           15,132
                              --------                        --------                         --------
 Total liabilities and
   retained earnings........  $287,448                        $210,246                         $198,691
                              ========                        ========                         ========
Net interest income.........             $ 7,518                           $4,498                           $5,905
                                         =======                           ======                           ======
Interest rate spread(3).....                          2.21%                            1.97%                           2.86%
                                                    ======                           ======                          ======
Net yield on interest-earning
  assets(4).................                          2.75%                            2.25%                           3.07%
                                                    ======                           ======                          ======
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                      111.00%                          105.96%                         105.65%
                                                    ======                           ======                          ======

---------------------------------
(1)   Average balances include non-performing loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

      The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate); (ii) changes in rates (changes in rate multiplied by prior average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

                                                                Year Ended December 31,
                                  ---------------------------------------------------------------------------------------
                                               1996 vs. 1995 (1)                          1995 vs. 1994
                                              Increase (Decrease)                       Increase (Decrease)
                                                   Due to                                      Due to
                                  -----------------------------------------    ------------------------------------------
                                                         Rate/                                        Rate/
                                   Volume      Rate      Volume       Net       Volume     Rate      Volume       Net
                                  --------    -------    -------    -------    --------   -------   --------    -------
                                                       (In Thousands)
Interest income:
 Loans receivable ..............    $  985    $  (274)   $   (36)   $   675    $  (306)   $   115    $    (5)   $  (196)
 Mortgage-backed securities.....     3,385        398        351      4,134        568         71         13        652
 Investment securities .........       142         22          2        166         19        (21)        --         (2)
 Other interest-earning assets..        45        (49)        (6)       (10)        43        174         66        283
                                   -------    -------    -------    -------    -------    -------    -------    -------
  Total interest-earning assets.     4,557         97        311      4,965        324        339         74        737
                                   -------    -------    -------    -------    -------    -------    -------    -------

Interest expense:
 Savings accounts ..............       597        203        131        931         (5)        74         --         69
 Now and money market ..........       488       (289)      (130)        69        (41)       190         (8)       141
 Certificates of deposit .......       962       (170)       (22)       770        371      1,462        101      1,934
 Borrowed funds ................       175         --         --        175         --         --         --         --
                                   -------    -------    -------    -------    -------    -------    -------    -------
   Total interest-bearing
    liabilities ................     2,222       (256)       (21)     1,945        325      1,726         93      2,144
                                   -------    -------    -------    -------    -------    -------    -------    -------

Net change in net interest
  income .......................   $ 2,335    $   353    $   332    $ 3,020    $    (1)   $(1,387)   $   (19)   $(1,407)
                                   -------    -------    -------    -------    -------    -------    -------    -------



Comparison of Operating Results for the Years Ended December 31, 1996 and 1995

      General. Net income increased $147,000 or 31.7% to $611,000 for the year ended December 31, 1996 from $464,000 for the year ended December 31, 1995. This was primarily the result of a $3.0 million increase in net interest income and a $230,000 increase in non-interest income, offset by a $2.9 increase in non-interest expenses and an $144,000 increase in the provision for income taxes in fiscal 1996 compared to fiscal 1995.

      Interest Income. Interest income increased $5.0 million or 35.9% to $18.8 million for the year ended December 31, 1996 from $13.8 million for the year ended December 31, 1995. This increase was primarily due to increases of $56.1 million and $12.2 million in the average balances of mortgage-backed securities and loans receivable, respectively. These increases were primarily due to the funds received from the purchase of three branches in December, 1995 and from the Conversion.

      Interest Expense. Interest expense increased $1.9 million, or 20.9% to $11.3 million for the year ended December 31, 1996 from $9.3 million for the year ended December 31, 1996. The increase was mainly due to the increase in the average balance of interest-bearing deposits to $238.6 million for the year ended December 31, 1996 from $189.0 million for the year ended December 31, 1995. In addition, the average balance of borrowed funds increased to $3.2 million during 1996. In 1995, the Company had no borrowed funds. The increase in the average balance of interest-bearing liabilities was offset somewhat by the decrease in the average rate paid on interest-bearing liabilities of 29 basis points (100 basis points equals 1%) to 4.66% for the year ended December 31, 1996.

      Net Interest Income. Net interest income increased by $3.0 million, or 67.1% for the year ended December 31, 1996 as compared to the year ended December 31, 1995. This increase was due to the investment of $26.8 million received from the Conversion in loans and mortgage-backed securities and the decrease in the average rate paid on interest-bearing liabilities, as described earlier. This resulted in an increase in the net interest spread and net interest margin to 2.21% and 2.75%, respectively, for the year ended December 31, 1996 compared with a net interest spread and net interest margin of 1.97% and 2.25%, respectively, for the year ended December 31, 1995.

      Provision for Losses on Loans. The Bank maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, the Bank's past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The provision for loan losses increased $52,000 or 39.2% to $183,000 for the year ended December 31, 1996 from $131,000 for the year ended December 31, 1995, primarily due to the write-off of a loan in the third quarter. The allowance for loan losses was $936,000 at December 31, 1996. While the Bank maintains its allowance for losses at a level which it considers to be adequate, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts.

      Non-Interest Income. Non-interest income increased by $230,000, or 129.3% to $409,000 for the year ended December 31, 1996 from $178,000 for the year ended December 31, 1995. The increase was due in most part to a $138,000 gain recorded on the sale of the Mount Holly deposits in December, 1996. Income on checking accounts increased by $70,000 to $121,000 for the year ended December 31, 1996, from $51,000 for the year ended December 31, 1995 primarily due to the increase in checking accounts that resulted from the purchase of three branches from an unaffiliated commercial bank.

      Non-Interest Expense. Non-interest expense increased $2.9 million, or 75.7% to $6.7 million for the year ended December 31, 1996 from $3.8 million for the year ended December 31, 1995. This was primarily due to the increase in deposit insurance premiums of $1.2 million, or 286.9%. This increase was due to a special assessment charged by the FDIC on its SAIF members to capitalize the SAIF at the designated reserve level of 1.25% as of October 1, 1996. The Bank paid $1.2 million in November 1996 for this special assessment. The FDIC has subsequently lowered its premium rate for deposits. Other factors causing the increase in non-interest expense was the increase in compensation and employee benefits of $920,000 and the increase in other expenses of $714,000. The increase in compensation and employee benefits was due to the additional employees resulting from the purchase of three branch offices in December 1995, the adoption of an employee stock ownership plan ("ESOP") and the management stock bonus plan ("MSBP"). For the year ended December 31, 1996, the ESOP and MSBP expenses were $178,000 and $49,000, respectively. The acquisition of the branch offices also caused increases in occupancy, equipment and deposit insurance premiums. In addition, the acquisition resulted in an increase in the amortization of goodwill to $361,000 for the year ended December 31, 1996, from $30,000 for the year ended December 31, 1995.

      The 1996 increases were partially offset by a nonrecurring 1995 expense of $195,000 for the implementation of a directors' medical plan, which was recorded during the three months ended June 30, 1995. On August 30, 1996, the Bank closed its Frenchtown office. The decision to close the branch was based on management's evaluation of the purchase of three branch offices in the same county from an unaffiliated commercial bank in December 1995 and the ability of the Bank to decrease expenses and improve efficiencies through consolidation. On December 20, 1996, the Bank closed its Mount Holly office, and sold the related deposits to an unaffiliated local financial institution. This should result in decreased operating expenses going forward.

      Income Tax Expense. Income tax expense increased $144,000 to $385,000 for the year ended December 31, 1996 from $241,000 for the year ended December 31, 1995 due to an increase in pre-tax income of $291,000.

Comparison of Operating Results for Years Ended December 31, 1995 and 1994

      General. Net income decreased $1.3 million or 73.0% to $464,000 for the year ended December 31, 1995 from $1.7 million for the year ended December 31, 1994. This was primarily the result of a $1.4 million decrease in net interest income and a $929,000 increase in non-interest expense, offset somewhat by a $225,000 decrease in the provision for loan losses and a $825,000 decrease in the provision for income taxes in fiscal 1995 compared to fiscal 1994.

      Interest Income. Interest income increased $737,000 or 5.6% to $13.8 million for the year ended December 31, 1995 from $13.1 million for the year ended December 31, 1994. This increase was primarily due to increases of $9.6 million and $1.9 million in the average balances of mortgage-backed securities and other interest-earning assets, respectively. These increases were due primarily to the funds received from the purchase of three branches, as well as the Bank investing excess liquidity in such securities and stock subscriptions received in connection with the Conversion. In addition, there was a decrease of $196,000 in income earned on loans due to a decrease in the average balance of loans receivable, reflecting both lower demand and increased competition for loans in the Bank's market area.

      Interest Expense. Interest expense increased $2.1 million or 29.9% to $9.3 million for the year ended December 31, 1995 from $7.2 million for the year ended December 31, 1994. The average balance of interest-bearing deposits increased by $7.0 million and the average rate paid on interest-bearing liabilities increased 99 basis points (100 basis points equals 1%) to 4.93% for the year ended December 31, 1995 from 3.94% in 1994 due to the increase in general market rates and a shift in the deposit mix to higher yielding certificate accounts. The Bank's average cost of certificates of deposit increased from 4.39% for the year ended December 31, 1994 to 5.59% for the year ended December 31, 1995 and the average balance of certificates of deposit increased by $8.4 million.

      Net Interest Income. Net interest income decreased primarily due to interest income increasing at a slower pace than interest expense, as loan originations decreased dramatically due to increased competition and low demand for residential lending in the Bank's primarily market area and depositors sought higher returns in certificate accounts compared to traditional savings accounts. This resulted in a decline in the net interest spread and the net interest margin to 1.97% and 2.25%, respectively, for the year ended December 31, 1995 compared with a net interest spread and net interest margin of 2.86% and 3.07%, respectively, for the year ended December 31, 1994.

      Provision for Losses on Loans. The Bank maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, the Bank's past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The provision for loan losses decreased $225,000 or 63.1% to $131,000 for the year ended December 31, 1995 from $356,000 for the year ended December 31, 1994, primarily due to a decrease in non-performing loans. The allowance for loan losses was $958,000 at December 31, 1995. While the Bank maintains its allowance for losses at a level which it considers to be adequate, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts.

      Non-Interest Income. Non-interest income, primarily consisting of loan fees and checking account fees, increased $35,000 or 24.3% to $178,000 for the year ended December 31, 1995 from $143,000 for the year ended December 31, 1994.

      Non-Interest Expense. Non-interest expense increased $929,000 or 31.9% to $3.8 million for the year ended December 31, 1995 from $2.9 million for the year ended December 31, 1994. This was primarily due to the loss on foreclosed real estate, which increased by $355,000 to $372,000 at December 31, 1995 from $17,000 at December 31, 1994. This increase was due in most part to the payment of back taxes of approximately $141,000 on seven properties, as well as additional write downs of approximately $150,000 on foreclosed properties due to the Bank receiving updated appraisals. Also contributing to increased non-interest expense was a nonrecurring expense of $195,000 for the implementation of a directors' medical plan. Pursuant to SFAS No. 106, this nonrecurring expense represents a transition obligation which is permitted to be recognized in the period when the plan was adopted. To a lesser extent, the increase in non-interest expense was due to increases in compensation and related expenses of $150,000 to $1.7 million for the year ended December 31, 1995 from $1.5 million in the same period in 1994, $30,000 of amortization of a deposit premium resulting from the December, 1995 purchase of three branches, and increases of $27,000 and $35,000 to $54,000 and $68,000, respectively, for legal and consulting service expenses, respectively. Non-interest expense includes insurance premiums paid to the FDIC which were $413,000 and $425,000 for the years ended December 31, 1995 and 1994, respectively.

      Management anticipates that its non-interest expense will increase as a result of additional expenses relating to the Company operating as a public stock company, as well as expenses relating to its stock benefit plans.

      Income Tax Expense. Income tax expense decreased $825,000 to $241,000 for the year ended December 31, 1995 from $1.1 million for the year ended December 31, 1995 due to a reduction in pre-tax income of $2.1 million.

Asset and Liability Management

      In an effort to reduce interest rate risk and protect it from the negative effect of rapid increases and decreases in interest rates, the Bank has instituted certain asset and liability management measures including emphasizing the origination of three, five and ten year adjustable-rate mortgage loans and investing excess funds in short- and medium-term mortgage-backed and investment securities. The Bank retains an asset/liability consultant, FinPro, Inc., to assist it in analyzing its asset liability position. With the consultant's assistance, the Bank undertakes a quarterly extensive study of various trends, conducts separate deposit and asset analyses and prepares various asset/liability tables including contractual interest rate gap, interest rate gap with prepayment assumptions, margin/spread and duration tables. Interest rate gap analysis measures the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of times and their sensitivity to changing interest rates.

      The Bank, like many other thrift institutions, is exposed to interest rate risk as a result of the difference in the maturity of interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Most deposit accounts react more quickly to market interest rate movements than do the existing mortgage loans because of the deposit accounts' shorter terms to maturity; sharp decreases in interest rates would typically increase the Bank's earnings. Conversely, this same mismatch will generally adversely affect the Bank's earnings during periods of increasing interest rates. The extent of movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Bank.

      Volatility in interest rates can also result in disintermediation, which is the flow of funds away from savings institutions (such as the Bank) and into other investments, such as U.S. Government and corporate securities and other investment vehicles. Because of the absence of federal insurance premiums and reserve requirements, such investments may pay higher rates of return than investment vehicles offered by savings institutions.

Liquidity and Capital Resources

      The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At December 31, 1996, the Bank's liquidity was in excess of the minimum requirement. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

      The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed security prepayments are significantly influenced by general interest-rates, economic conditions and competition. In addition, the Bank invests excess funds in overnight deposits which provide liquidity to meet lending requirements.

      The Bank's most liquid asset is cash, which includes investments in highly liquid short-term investments. The level of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1996, cash and cash equivalents totaled $10.4 million, with cash received from stock subscriptions accounting for $44.8 million in 1995. The Bank has other sources of liquidity if a need for additional funds arises. Another source of liquidity is the repayment and prepayment of mortgage-backed and investment securities. Additional sources of funds include the ability to utilize FHLB of New York advances and the ability to borrow against mortgage-backed and investment securities. At December 31, 1996, the Bank had a $9.0 million advance with a rate of 5.82%. The advance matures in December 1999, and has a one time call feature at December 20, 1998. This advance was used to fund the sale of the Mount Holly branch deposits. In an effort to increase earnings, reduce the Company's interest rate sensitivity, and to better match its interest rate position, on November 13, 1996, the Company entered into a financial transaction whereby it purchased a $25.0 million fixed-rate FNMA note and simultaneously borrowed $25.0 million from an independent third party using the FNMA note as collateral. The note has an initial term of ten years at an annual rate of 7.20% and is callable after two years and continuously thereafter. The borrowings are comprised of a combination of repurchase agreements with terms of one year, six months and overnight. The annual rates payable on the one year and six month repurchase agreements are 5.68% and 5.50%, respectively. The effective rate on the overnight repurchase agreement adjusts daily.

      The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows from operating activities, consisting primarily of net income adjusted for depreciation, amortization and provisions for loan and real estate owned losses, were $1.6 million, $368,000, and $1.6 million for the years ended December 31, 1996, 1995, and 1994, respectively. Net cash provided by (used in) investing activities consisted primarily of disbursement of loan originations, mortgage-backed security purchases and investment purchases, offset by principal collections on loans and mortgage-backed securities and proceeds from the maturities of investment securities or sales of securities, were $(37.2) million, $(12.8) million and $453,000 for fiscal 1996, 1995 and 1994, respectively. Net cash provided by (used in) financing activities consisting primarily of proceeds from stock subscriptions, net activity in deposit and escrow accounts, and activity in borrowed funds were $(7.5) million, $61.8 million and $(10.6) million for the years ended December 31, 1996, 1995 and 1994, respectively.

      Operating activities in 1996 provided $1.6 million in cash primarily due to net income of $611,000 adjusted for $153,000 in depreciation, a $183,000 provision for loan and real estate owned losses, $361,000 of goodwill amortization. Investing activities in 1996 used $37.2 million due to $16.1 million and $32.3 million in purchases of mortgage-backed and investment securities, respectively, and a $21.3 million increase in loans receivable, $11.0 million from the maturity of investment securities held to maturity, and $21.5 million from principle collections on mortgage-backed securities held to maturity. Financing activities used $7.8 million due to a $7.5 million decrease in deposits, a $19.7 million refunding of oversubscribed deposits related to the initial public offering completed in January 1996, $9.1 million used to fund the sale of the deposits of the Mount Holly branch, and $3.3 million for the repurchase of common stock, offset somewhat by an increase in borrowed funds of $33.6 million.

      Operating activities in 1995 provided $368,000 in cash due primarily to net income of $464,000 adjusted for $103,000 in depreciation, a $382,000 provision for loan and real estate owned losses and $355,000, $127,000 and $528,000 increases in interest receivable, net, interest payable and other assets, respectively. Investing activities in 1995 used $12.8 million due to $75.2 million and $6.0 million in purchases of mortgage-backed and investment securities, respectively, and $2.2 million due to an increase in loans receivable offset somewhat by $49.3 million of cash received in connection with the branch acquisitions, $12.2 million provided due to the maturity of investment securities held to maturity and $8.8 million from principle collections on mortgage-backed securities held to maturity. Financing activities provided $61.6 million primarily due to $44.8 million in proceeds from stock subscriptions and a $17.1 million increase in deposits.

      Operating activities in 1994 provided $1.6 million in cash due primarily to net income of $1.7 million adjusted for $93,000 in depreciation, a $356,000 provision for loan and real estate owned losses and increases of $262,000 in interest receivable, net and $160,000 in other assets. Investing activities in 1994 provided $453,000 due to $8.0 million from the maturity of investment securities held to maturity, $7.7 million from principle collections on mortgage-backed securities held to maturity and $6.2 million from the decrease in loans receivable, offset by $3.1 million and $19.1 million in purchases of mortgage-backed and investment securities. Financing activities used $10.6 million primarily due to a $10.5 million decrease in deposits.

      The Bank anticipates that it will have sufficient funds available to meet its current commitments. As of December 31, 1996, the Bank had mortgage commitments to fund loans of $3.3 million. Also, at December 31, 1996, there were commitments on unused lines of credit relating to home equity loans of $3.0 million. Certificates of deposit scheduled to mature in one year or less at December 31, 1996 totaled $103.4 million. Based on historical deposit withdrawals and outflows, and on internal monthly deposit reports monitored by management, management believes that a majority of such deposits will remain with the Bank. As a result, no adverse liquidity effects are expected.

      At December 31, 1996, the Bank exceeded each of the three regulatory capital requirements on a fully phased-in basis.

Impact of Information and Changing Prices

      The financial statements of the Bank and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations.

      Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessary move in the same direction or to the same extent as the price of goods and services.

LITTLE FALLS BANCORP, INC. LOGO

Little Falls Bancorp, Inc.
86 Main Street
Little Falls, NJ  07424-1493
(201) 256-6100


January 31, 1997


                       MANAGEMENT RESPONSIBILITY STATEMENT
                       -----------------------------------


Management of Little Falls Bancorp, Inc. is responsible for the preparation of the consolidated financial statements and all other financial information included in this report. The consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. All financial information included in the report agrees with the consolidated financial statements. In preparing the consolidated financial statements, management makes informed estimates and judgments, with consideration given to materiality, about the expected results of various events and transactions.

Management maintains a system of internal accounting control that includes personnel selection, appropriate division of responsibilities, and formal procedures and policies consistent with high standards of accounting and administrative practice. Consideration has been given to the necessary balance between the costs of systems of accounting and internal control and the benefits derived.

Management reviews and modifies its systems of accounting and internal control in light of changes in conditions and operations as well as in response to recommendations from the independent certified public accountants. Management believes the accounting and internal control systems provide reasonable assurance that assets are safeguarded and financial information is reliable.

The Board of Directors is responsible for determining that management fulfills its responsibilities in the preparation of the consolidated financial statements and the control of operations. The Board appoints the certified public accountants. The Board meets with management and the independent certified public accountants, approves the overall scope of audit work and related fee arrangements and reviews audit reports and findings.


/s/Leonard G. Romaine                /s/Richard A. Capone
---------------------                --------------------
Leonard G. Romaine                   Richard A. Capone
President                            Chief Financial Officer and Treasurer

[LOGO]

R                             RADICS & CO., LLC

--------------------------------------------------------------------------------
Established            Certified Public Accountants & Consultants
1933

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To The Board of Directors and Stockholders
Little Falls Bancorp, Inc.
Little Falls, New Jersey

We have audited the consolidated statements of financial condition of Little Falls Bancorp, Inc. (the "Company") and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 1994 were audited by other auditors, whose report, dated January 31, 1995, expressed an unqualified opinion on these statements.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of Little Falls Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995 and the results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                           Radics & Co., LLC

January 31, 1997

     55 US Highway 46 East,  Post  Office Box 676,  Pine  Brook,  NJ  07058-0676

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                                        December 31,

                                                                                           ---------------------------------------
Assets                                                                        Notes               1996                    1995
------                                                                  ------------------ -----------------    ------------------

Cash and due from banks                                                                       $   1,746,743        $    2,518,055
Interest-bearing deposits in other banks                                                          3,627,221            11,101,033
Federal funds sold                                                                                5,000,000            39,800,000
                                                                                              -----------------    -----------------
      Total cash and cash equivalents                                       1 and 16             10,373,964            53,419,088

Investment securities held to maturity                                      1,3 and 16           51,370,297            29,999,470
Mortgage-backed securities held to maturity                                 1,4 and 16          112,473,144           118,020,300
Loans receivable                                                            1,5 and 16          117,115,784            96,229,678
Premises and equipment                                                      1 and 6               2,659,239             2,789,468
Investment in real estate                                                   1 and 7                 683,054               546,786
Foreclosed real estate                                                         1                    857,157             1,500,825
Interest receivable                                                         1 and 16              1,735,291             1,717,349
Federal Home Loan Bank of New York stock                                    9 and 16              2,075,700             1,395,200
Excess of cost over assets acquired                                            1                  3,217,017             3,577,800
Other assets                                                                   13                   957,091             1,158,999
                                                                                           -----------------    ------------------
      Total assets                                                                             $303,517,738          $310,354,963
                                                                                           =================    ==================


Liabilities and stockholders equity
-----------------------------------

Liabilities
-----------
Deposits                                                                    8 and 16           $228,311,543          $247,851,373
      Advance payments from borrowers for taxes                                                           -               701,773
         Stock subscriptions payable                                            2                         -            44,831,296
      Securities sold under agreements to repurchase                           10                33,623,500                     -
         Accounts payable and other liabilities                                12                 1,134,397               747,298
                                                                                           -----------------    ------------------
        Total Liabilities                                                                       263,069,440           294,131,740
                                                                                           -----------------    ------------------
              Commitments                                                   15 and 16                     -                     -

Stockholders' equity                                                        2,11,12, and 13
--------------------
Preferred stock $0.10 par value, 5,000,000 shares                                                         -                     -
  authorized; none issued and outstanding
Common stock $0.10 par value, 10,000,000 shares
  authorized; 3,041,750 shares issued
  at December 31, 1996                                                                               304,175                     -
Additional paid in capital                                                                        28,974,799                     -
Retained earnings - substantially restricted                                                      16,802,056            16,327,286
Common stock aquired by employee stock                                                            (2,271,173)                    -
  ownership plan ("ESOP")
Treasury stock, at cost; 296,569 shares at                                                        (3,277,004)                    -
  December 31,1996
Minimum pension liability,
  net of deferred income taxes                                                                     (84,555)              (104,063)
                                                                                           -----------------    ------------------
           Total stockholders' equity                                                            40,448,298            16,223,223
                                                                                           -----------------    ------------------
                            Total liabilities and stockholders' equity                         $303,517,738          $310,354,963
                                                                                           =================    ==================

                                     - 18 -

                 See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------

                                                                                        December 31,
                                                                 ----------------------------------------------------------
                                                 Notes                   1996               1995                 1994
                                         ----------------------- ------------------ -----------------    ------------------

Interest income:
   Loans receivable                               5                $    8,255,040     $   7,579,947        $    7,776,258
   Mortgage-backed securities                                           7,972,069         3,839,383             3,186,726
        Investment securities
          and other interest-earning assets                             2,549,230         2,393,297             2,112,506
                                                                ------------------ -----------------    ------------------
        Total interest income                                          18,776,339        13,812,627            13,075,490
                                                                ------------------ -----------------    ------------------

Interest expense:
  Deposits                                        8                    11,082,926         9,313,730             7,170,191
       Borrowings                                                         175,324                 -                     -
                                                                ------------------ -----------------    ------------------
       Total interest expense                                          11,258,250         9,313,730             7,170,191
                                                                ------------------ -----------------    ------------------

Net interest income                                                     7,518,089         4,498,897             5,905,299
Provision for loan losses                         5                       182,900           131,359               356,083
                                                                  ------------------ -----------------    ------------------
Net interest income
  after provision for loan losses                                       7,335,189         4,367,538             5,549,216
                                                                  ------------------ -----------------    ------------------
Non-interest income:
  Service fees                                                            199,033           152,662               126,649
  Other                                                                   209,538            25,501                16,721
                                                                  ------------------ -----------------    ------------------
        Total non-interest income                                         408,571           178,163               143,370
                                                                  ------------------ -----------------    ------------------
Non-interest expenses:
  Compensation and employee benefits             12                     2,608,587         1,688,213             1,538,337
  Occupancy, net                                  6                       334,406           166,347               154,817
  Equipment                                       6                       401,510           268,841               226,489
  Deposit insurance premiums                     14                     1,596,307           412,639               424,870
  Loss on foreclosed real estate                                           88,981           372,304                17,141
  Amortization of deposit premium                                         360,783            30,069                     -
  Other                                          12                     1,356,853           902,059               550,131
                                                                  ------------------ -----------------    ------------------

       Total non-interest expenses                                      6,747,427         3,840,472             2,911,785
                                                                  ------------------ -----------------    ------------------
Income before provision for income taxes                                  996,333           705,229             2,780,801
Provision for income taxes                       13                       385,444           241,490             1,066,207
                                                                  ------------------ -----------------    ------------------
Net income                                                        $       610,889    $      463,739        $    1,714,594
                                                                  ================== =================    ==================

Net income per common share and common
  stock equivalents                                               $          0.22            N/A (1)               N/A (1)
                                                                  ================== =================    ==================
Weighted average number of common
  shares and common stock equivalents outstanding                       2,733,000            N/A (1)               N/A (1)
                                                                  ================== =================    ==================


   (1) Little Falls Bancorp, Inc. converted to stock form on January 5, 1996.
                 See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           ----------------------------------------------------------

                                                                                                          Minimum
                                                                                                          Pension
                                                               Retained                                  Liability,
                                                               Earnings -    Common Stock                 Net of
                                    Common    Additional     Substantially    Aquired by    Treasury      Deferred
                                    Stock  Paid in Capital    Restricted         ESOP        Stock       Income Taxes       Total
                                  -------- ---------------  ---------------- ------------  --------------------------- -----------
Balance -
December 31, 1993                 $     --  $          --  $ 14,148,953    $           --  $        --    $       --  $ 14,148,953
Net income for the year
  ended December 31, 1994               --             --     1,714,594                --           --            --     1,714,594
  Additional pension liability,
   net of deferred income taxes         --             --            --                --           --      (148,825)     (148,825)
                                  ---------- ------------   -----------      ------------   ----------     ---------  ------------
Balance -
  December 31, 1994                     --             --    15,863,547                --           --      (148,825)   15,714,722
Net income for the year
  ended December 31, 1995               --             --       463,739                --           --            --       463,739
Decrease in minimum
  pension liability, net
  of deferred income taxes              --             --            --                --           --        44,762        44,762

                                  ---------- ------------   -----------      ------------   ----------    ----------  ------------

Balance - December 31, 1995             --             --    16,327,286               --            --      (104,063)   16,223,223

Net income for the year ended
December 31, 1996                       --             --       610,889               --            --            --       610,889

Net proceeds from issuance of
  common stock                     304,175     28,959,347            --               --            --            --    29,263,522
Acquisition of common stock
  by ESOP                               --             --            --       (2,433,400)           --            --    (2,433,400)
ESOP shares committed to be
  released                              --         15,452            --          162,227            --            --       177,679
Purchase of 296,570 shares
  of treasury stock                     --             --            --               --    (3,277,004)           --    (3,277,004)
Decrease in minimum pension
  liability, net of                     --             --            --               --            --        19,508        19,508
  of deferred income taxes
Dividends paid                          --             --      (136,119)              --            --            --      (136,119)
                                  ---------- ------------  ------------      -----------   -----------  ------------  ------------
Balance - December 31, 1996       $304,175   $ 28,974,799  $ 16,802,056     $ (2,271,173)  $(3,277,004) $    (84,555) $ 40,448,298
                                  ========== ============  ============    =============   ===========  ============  ============



See notes to consolidated financial statements.  -20-

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                             Year Ended December 31,
                                                                 ----------------------------------------------
                                                                     1996             1995           1994
                                                                 -------------   ------------    --------------
Cash flows form operating activities:
  Net income                                                     $    610,889    $    463,739    $  1,714,594
    Adjustments to reconcile net income to
      net cash provided by operating activities:
   Depreciation                                                       153,207         102,863          92,817
   Provision for loan and real estate owned losses                    182,900         381,809         356,083
   Amortization of intangibles                                        360,783          30,069            --
   Amortization (accretion) of
     deferred fees, premiums and discounts, net                        40,903           7,186         (77,004)
   Gain on sale of branch                                            (138,320)           --              --
   Loss (Gain) on sale of foreclosed real estate                       28,418         (27,705)           --
   Deferred income taxes                                             (243,005)          1,808          71,772
   Increase in interest receivable                                    (17,942)       (354,543)       (261,626)
   Increase in other assets                                            (2,446)       (528,405)       (160,072)
   Increase (decrease) in interest payable                            180,501         127,445         (28,276)
   Increase (decrease) in
     accounts payable and other liabilities                           256,012         163,438        (131,108)
   ESOP shares committed to be released                               177,679            --              --
                                                                 ------------    ------------    ------------
           Net cash provided by operating activities                1,589,579         367,704       1,577,180
                                                                 ------------    ------------    ------------

Cash flows from investing activities:
  Purchases of investment securities held to maturity             (32,347,937)     (6,022,500)    (19,147,279)
  Maturities of investment securities held to maturity             11,000,000      12,167,500       8,000,000
  Purchases of mortgage-backed securities held to maturity        (16,073,205)    (75,243,631)     (3,059,236)
  Principal collections on
    mortgage-backed securities held to maturity                    21,500,221       8,849,495       7,756,975
  Net (increase) decrease in loans receivable                     (21,265,657)     (2,239,571)      6,177,391
  Purchases of premises and equipment                                (159,246)       (482,366)        (40,619)
  Proceeds from sales of foreclosed real estate                       849,629         713,646         698,604
  (Purchase) Redemption of Federal Home Loan Bank
     of New York stock                                               (680,500)        116,100          67,600
  Cash and cash equivalents
    received in connection with acquisition                              --        49,303,415            --
                                                                 ------------    ------------    ------------
          Net cash (used in ) provided by investing activities    (37,176,695)    (12,837,912)        453,436
                                                                 ------------    ------------    ------------



See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                          Year Ended December 31,
                                                               -----------------------------------------------
                                                                   1996             1995           1994
                                                               --------------  -------------   ---------------

Cash flows from financing activities:
  Net (decrease) increase in deposits                          $ (7,464,225)   $ 17,135,595    $(10,501,656)
  Decrease in advances from borrowers for taxes                    (701,773)       (142,723)        (72,156)
  (Refunds of) proceeds from stock subscriptions                (19,706,653)     44,831,296            --
  Proceeds of securities sold under
    agreement to repurchase                                      33,623,500            --              --
  Costs of insurance of common stock                               (731,348)           --              --
  Dividends paid                                                   (136,119)           --              --
  Cash paid in connection with branch sales                      (9,064,385)           --              --
  Treasury stock acquired                                        (3,277,004)           --              --
                                                               ------------    ------------    ------------

         Net cash (used in) provided by financing activities     (7,458,007)     61,824,168     (10,573,812)
                                                               ------------    ------------    ------------

(Decrease) increase  in cash and cash equivalents               (43,045,124)     49,353,960      (8,543,196)
Cash and cash equivalents:
  Beginning                                                      53,419,088       4,065,128      12,608,324
                                                               ------------    ------------    ------------

Ending                                                         $ 10,373,964    $ 53,419,088    $  4,065,128
                                                               ============    ============    ============


See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                      Year Ended December 31,
                                                          --------------------------------------------
                                                              1996             1995           1994
                                                          ------------    ------------    ------------
Supplemental disclosures:
  Cash paid during the period for:
       Interest                                           $ 11,077,749    $  9,186,285    $  7,199,015
                                                          ============    ============    ============
       Income taxes                                       $    410,701    $    403,925    $  1,072,511
                                                          ============    ============    ============
Loans receivable transferred to foreclosed real estate    $    406,379    $    672,584    $    871,350
                                                          ============    ============    ============
Loans to facilitate sale of foreclosed real estate        $    172,000            --              --
                                                          ============    ============    ============
(Decrease) increase in minimum
   pension liability, net of deferred income taxes             (19,508)        (44,762)   $    148,825
                                                          ============    ============    ============

Property transferred to investment in real estate         $    145,478    $    243,667    $       --
                                                          ============    ============    ============
Issuance of common stock:
  Deposits used for stock purchases                       $  2,859,458    $       --      $       --
  Stock subscriptions used for stock purchases              25,124,642            --              --
  Deferred costs                                              (422,630)           --              --
                                                          ------------    ------------    ------------
                                                          $ 27,561,470    $       --      $       --
                                                          ============    ============    ============
Assets acquired in connection with acquisition:
  Cash and cash equivalents                               $       --      $ 49,303,415    $       --
  Loans receivable                                                --             8,564            --
  Premises and equipment                                          --         1,500,000            --
                                                          ------------    ------------    ------------

                                                                  --        50,811,979            --
                                                          ------------    ------------    ------------
Liabilities assumed in connection with acquisition:
  Deposits                                                        --        54,414,848            --
  Other                                                           --             5,000            --
                                                          ------------    ------------    ------------

                                                                  --        54,419,848            --
                                                          ------------    ------------    ------------


Excess of cost over assets acquired                       $       --      $ (3,607,869)   $       --
                                                          ============    ============    ============

Liabilities assigned in connection with sale of branch:
  Deposits                                                $  9,221,324    $       --      $       --
                                                          ============    ============    ============

Assets sold in connection with sale of branch:
  Loans                                                   $     18,619    $       --      $       --
                                                          ============    ============    ============



See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------

     Basis of financial statement presentation
     -----------------------------------------

         The consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles, include the accounts of the Company and its wholly owned subsidiary, Little Falls Bank (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, the assessment of prepayment risks associated with mortgage-backed securities and the determination of the amount of deferred tax assets that are more likely than not to be realized. Management believes that the allowance for loan losses is adequate, foreclosed real estate is appropriately valued, prepayment risks associated with mortgage-backed securities are properly recognized and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to allowance for loan losses or further writedowns of foreclosed real estate may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage - backed securities are based upon current market conditions, which are subject to frequent change. Finally, the assessment of the amount of the amount of deferred tax assets more likely than not to be realized is based on projected future taxable income, which is subject to continual revisions for updated information.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowance or additional writedowns on real estate based on their judgments about information available to them at the time of their examination.

         Cash and cash equivalents
         -------------------------

         Cash and cash equivalents include cash and amounts due from banks, federal funds sold and interest-bearing deposits in other banks having original maturities of three months or less. Generally, federal funds sold are sold for one day periods.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   (Cont'd.)
---------------------------------------------

     Investment and mortgage-backed securities
     -----------------------------------------

     Investments in debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in a separated component of retained earnings. The Bank has both the intent and ability to hold all securities to maturity.

     Premiums are amortized and discounts are accreted to interest income using the interest method. Gains or losses on the sale of securities are based on specifically identifiable cost and are accounted for on a trade date basis.

     Loans receivable
     ----------------

     Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and discounts.

     Loan fees and certain direct loan origination costs are deferred, and the net fee or cost accreted or amortized as an adjustment of yield using the interest method over the contractual lives of the related loans. Unearned interest on consumer loans is recognized over the contractual lives of the loans using a method which approximates the interest method.

     Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is reestablished, in which case the loan is returned to accrual status.

     Allowance for loans losses
     --------------------------

     An allowance for loan losses is maintained at a level considered adequate to absorb future loan losses. Management of the Bank, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   (Cont'd.)
---------------------------------------------

     Allowance for loan losses  (Cont'd)
     -------------------------

     The Bank utilizes a two tier approach: ( 1 ) identification of problem loans and the establishment of specific loss allowances on such loans; and ( 2 ) establishment of general valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. Although management believes that adequate specific and general loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the level of the loan loss allowance may be necessary.

     Effective January 1, 1995, the Bank adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards (`Statement") No. 114, "Accounting by Creditors for Impairment of a Loan" , and Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". The provisions of these statements are applicable to all loans, uncollateralized as well as collateralized, except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and loans that are measured at fair value or at the lower of cost or fair value. Additionally, such provisions apply to all loans that are renegotiated in troubled debt restructurings involving a modification of terms.

     The Statements require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according the contractual terms of the loan agreement. An insignificant payment delay, which is defined by the Bank as up to ninety days, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. Thus, a demand loan or other loan with no stated maturity is not impaired if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate, during the period the loan is outstanding. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to interest receivable and then to principal.

     The adoption of Statements No. 114 and 118 did not have a material adverse impact on consolidated financial condition or operations.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   (Cont'd.)
---------------------------------------------

     Premises and equipment
     ----------------------

     Land is carried at cost. Buildings and improvements, leasehold improvements and furniture, fixtures and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the lesser of the estimated useful lives of the assets or, if applicable, the term of lease. Significant renovations and additions are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations for the period. Maintenance and repairs are charged to expense as incurred. Rental income is netted against occupancy expense.

     Investment in real estate
     -------------------------

     Investment in real estate is carried at cost less accumulated depreciation.

     Foreclosed real estate
     ----------------------

     Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of cost or fair value at the date of foreclosure. Subsequent valuations are periodically performed and an allowance for losses established by a charge to operations if the carrying value of a property exceeds its fair value less estimated selling costs. Costs relating to development and improvement of property are capitalized, whereas income and expenses relating to the operating and holding of properties are recorded in operations as earned or incurred. Gains and losses from sales of these properties are recognized as they occur.

     Excess of cost over assets acquired
     -----------------------------------

     The cost in excess of the fair value of net assets acquired through the acquisition of certain assets and assumption of certain liabilities of branch offices is being amortized to expense over a ten year period by use of the straight-line method.

     Income taxes
     ------------

     The Company and its subsidiary file a consolidated federal income tax return and separate state income tax returns. Income taxes are allocated to the Company and its subsidiary based upon the contribution of their respective income or loss to the consolidated return. Federal and State income taxes have been provided on the basis of reported income. The amounts reflected on the tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and tax reporting purposes. In accordance with FASB Statement No. 109, "Accounting for Income Taxes", deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   (Cont'd.)
---------------------------------------------

     Income taxes (Cont'd)
     ------------

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which more likely than not will not be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

     Accounting for stock based compensation
     ---------------------------------------

     In October 1995, the FASB issued Statement No. 123 " Accounting for Stock-Based Compensation." Statement No. 123 establishes financial accounting and reporting standards for stock-based employees compensation plans. Statement No. 123 encourages all entities to adopt the "fair value based method" of accounting for employee stock compensation plans. However, Statement No. 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method." Underthe fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, usually the vesting period. Fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk free interest rate over the expected life of the option. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

     The accounting requirements of Statement No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The Company has elected to account for compensation cost under the intrinsic value based method. Included in note 12 to consolidated financial statements are the pro forma disclosures required by Statement No. 123.

     Net income per common share
     ---------------------------

     Net income per common share is calculated by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding, adjusted for the unallocated portion of shares held by the ESOP in accordance with the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 93-6. Stock options granted are considered common stock equivalents and therefore considered in net income per common share calculations, if dilutive, using the treasury stock method.

     Net income per common share for the year ended December 31, 1996 is calculated based on the net income for the entire year. The calculation of the weighted average number of common shares outstanding, adjusted for the unallocated portion of shares held by the ESOP, from the date of conversion to stock form (January 5, 1996) through December 31, 1996, assumes such shares were outstanding for the entire year (as if the conversion had taken place on January 1, 1996).

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   (Cont'd.)
-----------------------------------------------

     Interest rate risk
     ------------------

     The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, along with borrowings and other funds, to make loans secured by real estate and to purchase mortgage-backed and investment securities. The potential for interest-rate risk exists as a result of the generally shorter duration of the Bank's interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising interest rate environment, liabilities will reprice faster than assets, thereby reducing the market value of long-term assets and net interest income. For this reason, management regularly monitors the maturity structure of the Bank's interest-earning assets and interest-bearing liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

     Concentration of risk
     ---------------------

     The Bank's lending and real estate activity is concentrated in real estate and loans secured by real estate located in the State of New Jersey. In general, the Bank's loan portfolio performance is dependent upon local economic conditions.

     Reclassification
     ----------------

     Certain amounts for the years ended December 31, 1995 and 1994 have been reclassified to conform to the current year's presentation.


2. REORGANIZATION  AND STOCKHOLDERS' EQUITY
-------------------------------------------


     On July 13,  1995,  the Board of  Directors  of the Bank  adopted a Plan of
     Conversion, which was subsequently amended, pursuant to which the Bank would convert from a federally chartered mutual savings bank to a federally chartered stock savings bank, with the concurrent formation of a holding company. The holding company, Little Falls Bancorp, Inc., ( the "company") is a New Jersey corporation organized in August 1995 to acquire all of the capital stock of the Bank upon the completion of the conversion. In October 1995, the Bank converted from a New Jersey chartered mutual savings bank to a federally chartered mutual savings bank. Concurrently, the Bank changed its name from "Little Falls Savings Bank" to " Little Falls Bank". On January 5, 1996, the conversion and initial public stock offering were completed with the issuance of 3,041,750 shares of Company's common stock, par value $0.10 per share, for net proceeds, after conversion costs and the effect of the shares acquired by the ESOP, of $26,830,022. Concurrently with the issuance of the Company's common stock, the Company utilized $14,671,962 of the net proceeds to purchase all of the outstanding capital stock of the Bank.

     At the time of the conversion, the Bank, in order to grant priority to eligible depositors in the event of future liquidation, established a liquidation account of $15,488,000, an amount equal to its total net worth as of September 30, 1995, the date of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases in the deposit account will not restore an eligible account holder's interest in the liquidation account. In the unlikely event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to their current adjusted qualifying balances. The balance of the liquidation account on December 31, 1996 has not been determined.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2. REORGANIZATION AND STOCKHOLDERS' EQUITY  (Cont'd)
------------------------------------------


     The ability of the Company to pay dividends to stockholders is dependant upon the receipt of income from the subsidiary Bank. The Bank may not declare or pay any dividend on or repurchase any of its capital stock if the effect thereof would cause its net worth to be reduced below: 1) the amount required for the liquidation account, or 2) the net worth requirements contained in section 563.13 ( b ) of the rules and regulation of the Office of Thrift Supervision ("the OTS").

     During the year ended December 31, 1996, the Company approved plans to repurchase 296,570 shares of its common stock outstanding, up to five percent (5%) of the shares outstanding at any single instance. In accordance therewith, 296,570 shares, at an aggregate cost of $3,277,004, were purchased in the open market.


3.   INVESTMENT SECURITIES HELD TO MATURITY
-------------------------------------------

                                                                December 31, 1996
                                              ----------------------------------------------------
                                              Amortized          Gross Unrealized       Estimated
                                                                 ------------------
                                                 Cost            Gains       Losses    Fair Value
                                              ----------         -----       ------    -----------
U.S. Government
   (including agencies):
      Due in one year or less                 $ 9,008,182   $      --     $    23,182   $ 8,985,000
      Due after one year through five years    15,014,352          --         147,477    14,866,875
      Due after five years                     27,005,763         4,237          --      27,010,000

Municipal bonds
       Due within one year                        342,000          --            --         342,000
                                              -----------   -----------   -----------   -----------

                                              $51,370,297   $     4,237   $   170,659   $51,203,875
                                              ===========   ===========   ===========   ===========


                                                                December 31, 1995
                                              ------------------------------------------------------
                                              Amortized         Gross Unrealized         Estimated
                                                               ---------------------
                                                 Cost          Gains         Losses      Fair Value
                                              -----------   -----------   -----------   -----------
U.S. Government
   (including agencies):
      Due in one year or less                 $ 8,000,083   $         -   $    58,833   $ 7,941,250
      Due after one year through five years    21,999,387        73,792       158,179    21,915,000
                                              -----------   -----------   -----------   -----------

                                              $29,999,470   $    73,792   $   217,012   $29,856,250
                                              ===========   ===========   ===========   ===========


There were no sales of investment securities held to maturity during the years ended December 31, 1996, 1995 and 1994.

Investment securities held to maturity with a carrying value of approximately $2,000,000 at December 31 1996, were pledged to secure public funds. See note 10 for securities pledged as collateral for repurchase agreements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

4.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY
-------------------------------------------------

                                                                                  December 31, 1996
                                                             ------------------------------------------------------------
                                                                Carrying           Gross Unrealized           Estimated
                                                                            ------------------------------
                                                                 Value          Gains          Losses         Fair Value
                                                             -------------     --------      ---------      -------------

        Government National Mortgage Association              $ 34,166,041     $211,082      $   8,570      $ 34,368,553
        Federal Home Loan Mortgage Corporation                  28,391,893      223,170        260,908        28,354,155
        Federal National Mortgage Association                   49,915,210      148,410        360,828        49,702,792
                                                              ------------     --------      ---------      ------------

                                                              $112,473,144     $582,662      $ 630,306      $112,425,500
                                                              ============     ========      =========      ============

                                                                                  December 31, 1995
                                                             ---------------------------------------------------------------
                                                              Carrying             Gross Unrealized           Estimated
                                                                                ---------------------
                                                               Value            Gains          Losses         Fair Value
                                                             --------------     --------     -----------     -------------
        Government National Mortgage Association              $ 39,246,722      $386,465     $    7,365      $ 39,625,822
        Federal Home Loan Mortgage Corporation                  32,652,388       368,631        116,363        32,904,656
        Federal National Mortgage Association                   46,121,190       203,454         12,777        46,311,867
                                                              ------------      --------     ----------      ------------

                                                              $118,020,300      $958,550     $  136,505      $118,842,345
                                                              ============      ========     ==========      ============

                                                                                   December 31, 1996
                                                          ------------------------------------------------ ------------------
                                                                Principal       Unamortized      Unearned         Carrying
                                                                 Balance          Premium        Discounts         Value
                                                          ----------------    --------------   ------------   ---------------
        Government National Mortgage Association              $ 33,675,013     $   510,696       $ 19,668      $ 34,166,041
        Federal Home Loan Mortgage Corporation                  28,296,802         219,734        124,643        28,391,893
        Federal National Mortgage Association                   49,434,097         517,150         36,037        49,915,210
                                                              ------------     -----------       --------      ------------

                                                              $111,405,912     $ 1,247,580       $180,348      $112,473,144
                                                              ============     ===========       ========      ============

                                                                                December 31, 1995
                                                          ------------------------------------------------------------------
                                                                Principal      Unamortized       Unearned         Carrying
                                                                 Balance        Premium          Discounts         Value
                                                          -----------------  ----------------   ------------  ---------------
        Government National Mortgage Association              $ 38,714,537    $    562,120     $   29,935      $ 39,246,722
        Federal Home Loan Mortgage Corporation                  32,589,950         264,915        202,477        32,652,388
        Federal National Mortgage Association                   45,612,561         508,629              -         6,121,190
                                                              ------------    ------------     ----------      ------------

                                                              $116,917,048    $  1,335,664     $  232,412      $118,020,300
                                                              ============    ============     ==========      ============

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 1996, 1995 and 1994.
                                     - 31 -

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


5.   LOANS RECEIVABLE
---------------------

                                                                 December 31,
                                                  --------------------------------------
                                                         1996                    1995
                                                  -----------------       --------------
      Real estate mortgage:
            One-to-four family                      $  108,367,393        $   88,828,104
            Commercial and multi-family                  3,658,543             4,638,556

                                                       112,025,936            93,466,660
                                                    --------------        --------------

      Construction                                         525,000             1,098,087
                                                    --------------        --------------

      Consumer:
            Second mortgage                              5,028,193             2,539,240
            Passbook or certificate                        888,885               824,151
            Student education guaranteed
               by the State of New Jersey                   25,368                42,418
                                                    --------------        --------------

                                                         5,942,446             3,405,809
                                                    --------------        --------------

                    Total loans                        118,493,382            97,970,556
                                                    --------------        --------------

      Less: Loans in process                               150,000               450,000
                Allowance for loan losses                1,089,828               958,149
                Deferred loan fees and discounts           137,770               332,729
                                                    --------------        --------------

                                                         1,377,598             1,740,878
                                                    --------------        --------------

                                                    $  117,115,784        $   96,229,678
                                                    ==============        ==============


An analysis of the allowance for loan losses follows:

                                                             Year Ended December 31,
                                                   --------------------------------------------
                                                       1996           1995              1994
                                                   ------------   ------------      -----------

      Balance - beginning                           $  958,149    $  1,169,058      $   817,636
      Provisions charged to operations                 182,900         131,359          356,083
      Loans charged off, net of recoveries             (51,221)       (342,268)
                                                    ----------    ------------      -----------

      Balance - ending                              $1,089,828    $    958,149      $ 1,169,058
                                                    ==========    ============      ===========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


5.   LOANS RECEIVABLE (Cont'd.)
---------------------

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows ( in thousands):

                                                                           December, 31
                                                                   -----------------------
                                                                       1996       1995
                                                                   ----------  -----------
      Recorded investment in impaired loans:
            With recorded allowances                               $   1,777   $   1,743
            Without recorded allowances                                    -         267
                                                                   ---------   ---------

                 Total impaired loans                                  1,777       2,010

            Related allowance for loan losses                            404          30
                                                                   ---------   ---------

                Net impaired loans                                 $   1,373   $   1,980
                                                                   =========   =========

      Average recorded investment in impaired loans                $   1,717   $   1,783
                                                                   =========   =========

      Interest income  recognized on impaired  loans during
         the period each loan was impaired:
               Total                                               $      57   $      42
                                                                   =========   =========
               Cash basis                                          $      57   $      33
                                                                   =========   =========


At December 31, 1996, 1995 and 1994, nonaccrual loans for which the accrual of interest had been discontinued totalled approximately $1,901,000, $1,942,000 and $4,202,000, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized is summarized as follows (in thousands):


                                                       Year Ended December 31,
                                                   ----------------------------
                                                    1996       1995       1994
                                                   -------- ----------- -------

           Interest income
             that would have been recorded          $  198    $  189     $ 419
           Interest income recognized               $   84    $   39     $  33


The activity with respect to loans to directors, officers and associates of such persons is as follows:

                                                Year ended December 31,
                                            -------------------------------
                                                 1996            1995
                                            ---------------- --------------

           Balance - beginning                  $   855,760    $   882,640
           Loans originated                         569,187         40,439
           Collection of principal                 (256,670)       (67,319)
                                                 ----------    -----------

           Balance - ending                      $1,168,277    $   855,760
                                                 ==========    ===========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

6.   PREMISES AND EQUIPMENT
---------------------------

                                                                  December 31,
                                                            ---------------------------
                                                               1996            1995
                                                            ----------     ------------

      Land                                                  $  614,714     $    662,324
      Buildings and improvements                             2,296,452        2,549,603
      Furniture, fixtures and equipment                      1,038,673          886,222
      Leasehold improvements                                    54,122          54,122
                                                            ----------     ------------
                                                             4,003,961        4,152,271
      Less accumulated depreciation and amortization         1,344,722        1,362,803
                                                            ----------     ------------

                                                            $2,659,239     $  2,789,468
                                                            ==========     ============


Depreciation and amortization expense totalled $143,997, $92,735 and $83,704 for the years ended December 31, 1996,1995 and 1994, respectively.


7.   INVESTMENT IN REAL ESTATE
------------------------------

The Bank owns real estate adjoining its main office and other land originally acquired for a future office site no longer to be used for that purpose. The real estate adjoining the main office is comprised of various rental units both residential and commercial. During the year ended December 31, 1996, as a result of the relocation of a branch office and the sale of deposits in another branch office, properties with a carrying value of $145,478 were transferred from premises and equipment to investment in real estate. The Bank does not have immediate plans to utilize these facilities . The income received from the properties, net of expenses, is included in other income. The properties are summarized as follows:

                                                              December 31,
                                                       ------------------------
                                                          1996           1995
                                                       -----------   ----------
      Land                                             $  291,277    $  243,667
      Buildings and improvements                          622,480       362,534
                                                       ----------    ----------

                                                          913,757       606,201
      Less accumulated depreciation and amortization      230,703        59,415
                                                       ----------    ----------

                                                       $  683,054    $  546,786
                                                       ==========    ==========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   -------------------------------------------


8.   DEPOSITS
-------------

                                                                         December 31,  1996
                                                             ------------------------------------------
                                                             Weighted
                                                             Average
                                                               Rate              Amount        Percent
                                                             ---------      ---------------    --------

      Now accounts and non-interest-bearing deposits           1.46%        $  20,871,936         9.14
      Money market accounts                                    3.33            14,822,840         6.49
      Passbook and club accounts                               3.26            49,700,347        21.77
      Certificates of deposit                                  5.48           142,916,420        62.60
                                                                            -------------       ------
                                                               4.48         $ 228,311,543       100.00
                                                                            =============       ======

                                                                     December 31,  1995
                                                          --------------------------------------------
                                                           Weighted
                                                            Average
                                                             Rate             Amount          Percent
                                                          ----------     ----------------     --------
      Now accounts and non-interest-bearing deposits         1.94%       $   23,113,126         9.32
      Money market accounts                                  5.15            19,575,052         7.90
      Passbook and club accounts                             3.21            51,850,350        20.92
      Certificates of deposit                                5.44           153,312,845        61.86
                                                                         --------------       ------
                                                             4.26        $  247,851,373       100.00
                                                                         ==============       ======


The aggregate amount of jumbo certificates of deposit with a minimum denomination of greater than $100,000 was approximately $18,177,000 and $13,221,000 at December 31, 1996 and 1995, respectively. These certificates of deposit do not receive a preferential interest rate. Deposits in excess of $100,000 are not federally insured.

The scheduled maturities of certificates of deposit are as follows:

                                                          December 31,
                                                     ---------------------
                                                        1996         1995
                                                     -----------  --------
                                                           (In thousands)
      Three months or less                           $   27,834   $  38,811
      Over three months to one year                      75,561      67,233
      Over one year to three years                       37,488      43,292
      Over three years                                    2,033       3,977
                                                     ----------   ---------

                                                     $  142,916   $ 153,313
                                                     ==========   =========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



8.   DEPOSITS  (Cont'd)
-------------


A summary of interest on deposits follows:

                                                          Year Ended December 31,
                                            ------------------------------------------------
                                                  1996             1995            1994
                                            ---------------- --------------- ---------------

      Now  accounts                            $    366,984     $   195,025     $   228,544
      Money market                                  788,001         890,973         716,033
      Passbook and club                           1,859,939         970,934         860,198
      Certificates of deposit                     8,068,002       7,256,798       5,365,416
                                               ------------     -----------     -----------

                                               $ 11,082,926     $ 9,313,730     $ 7,170,191
                                               ============     ===========     ===========


9.   ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK
-----------------------------------------------------

The Bank has an available line of credit with the Federal Home Loan Bank of New York, subject to the terms and conditions of the lenders' overnight advances program, in the amount of $28,068,200 at December 31, 1996. Advances under this line of credit, which expires on November 21, 1997, are made for one day periods. During the year ended December 31, 1996, the bank did not borrow funds under this program.



10.   SECURITIES SOLD UNDER AGREEMENTS TO REPUCHASE
---------------------------------------------------


                                              December 31, 1996
                                    -----------------------------------------
                                                   Interest
        Lender                        Maturity       Rate          Amount
                                    ------------- ----------- ---------------
        Security broker dealer         5-19-97       7.20%     $   8,175,000
        Security broker dealer        11-20-97       5.68          8,148,000
        Security broker dealer       overnight       7.10          8,300,000
        Federal Home Loan Bank        12-20-99       5.82          9,000,000
                                                               -------------
                                                     6.44      $  33,623,500
                                                               =============

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


10.   SECURITIES SOLD UNDER AGREEMENTS TO REPUCHASE   (Cont'd.)
---------------------------------------------------

Certain information concerning securities sold under agreements to repurchase is summarized as follows:

                                                             Year Ended
                                                          December 31, 1996
                                                      --------------------------


      Average balance during the year                    $    3,173,000
      Average interest rate during the year                        5.53%
      Maximum month-end balance during the year          $   33,624,000
      Investment  securities  held to maturity
        underlying the agreement at year end:
             Carrying value                              $   35,331,000
             Estimated fair value                        $   35,168,000


There were no similar borrowings during the year ended December 31, 1995.

11.   REGULATORY CAPITAL
------------------------

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material adverse effect on the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The OTS has prescribed capital requirements which include three separate measurements of capital adequacy: a leverage-ratio capital standard ("Core"), a tangible capital standard and a risk based capital standard (collectively known as the "Capital Rule"). The Capital Rule requires each savings institution to maintain tangible capital equal to at least 1.5% of its tangible assets and core capital equal to at least 3.0% of its adjusted total assets. The Capital Rule further requires each savings institution to maintain total capital equal to at least 8.0% of its risk-weighted assets.

The following table sets forth the capital position of the Bank as calculated as of December 31, 1996:

                                                       Tangible                      Core                       Risk-Based
                                               ------------------------    ------------------------    ------------------------
                                               Amount          Percent        Amount       Percent        Amount       Percent

       Capital as calculated under GAAP        $ 28,874          9.61      $ 28,874          9.61      $ 28,874         30.50
       Deduct goodwill                          ( 3,217)        (1.07)       (3,217)         1.07        (3,217)        (3.40)
       Deduct investment in real estate               -             -             -             -          (683)        (0.72)
       Add qualifying
         general loan loss allowance                  -             -             -             -           936          0.99
                                               --------         -----      --------         -----     ---------         -----

       Capital, as calculated                    25,657          8.54        25,657          8.54        25,910         27.37
       Capital, as required                       4,506          1.50         9,013          3.00         7,573          8.00
                                               --------         -----      --------         -----     ---------         -----

       Excess                                  $ 21,151          7.04      $ 16,644          5.54     $  18,337         19.37
                                               ========          ====      ========          ====     =========         =====

                                     - 37 -

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



11. REGULATORY CAPITAL  (Cont'd)
----------------------

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes increased requirements on the operations of financial institutions and mandated the development of regulations designed to empower regulators to take prompt corrective action with respect to institutions that fall below certain capital standards. FDICIA stipulates that an institution with less than 4% core capital is deemed to be undercapitalized. Quantitative measures established by FDICIA to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 1996, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total, risk-based, and Tier I leverage ratios of 10%, 6%, and 5%, respectively. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.


12.   BENEFIT PLANS
-------------------

Employee Pension Plan
---------------------

The Bank has a defined  benefit pension plan covering  substantially  all of its employees. The benefits are based on years of service and employees' compensation. The Bank's funding policy is to contribute the maximum amount deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

Plan assets are composed primarily of certificates of deposit, savings accounts and insurance contracts. The following tables present the plan's funded status and the components of net periodic pension cost:


                                                                        December 31,
                                                              ---------------------------------
                                                                   1996             1995
                                                              ---------------- ----------------
      Actuarial present value of benefit obligations:
            Vested                                              $   1,493,630     $  1,327,888
            Non-vested
                                                                        4,382            7,116
                                                                 ------------     ------------

                    Total benefit obligation                     $  1,498,012     $  1,335,004
                                                                 ============     ============


                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



12. BENEFIT PLANS  (Cont'd)
----------------

Employee Pension Plan (Cont'd)
---------------------

                                                                               December 31,
                                                                      ------------------------------
                                                                           1996             1995
                                                                      --------------   -------------

      Projected benefit obligation                                    $  1,919,617     $   1,743,089
      Plan assets at fair value                                          1,222,245         1,010,000

      Projected benefit
        obligation in excess of plan assets                                697,372           733,089
      Unrecognized net transition
         obligation being amortized over fifteen years                     (96,350)         (110,115)
      Unrecognized net loss                                               (553,681)         (570,632)
      Additional minimum liability                                         228,426           272,663
                                                                      ------------     -------------

      Accrued pension cost including in accounts payable and
        other liabilities                                             $    275,767     $     325,005
                                                                      ============     =============


                                                                          Year Ended December 31,
                                                             -----------------------------------------------
                                                                 1996              1995             1994
                                                             ------------     --------------   -------------
      Net periodic pension cost included the following
         components:
            Service cost                                      $   87,161      $    113,020     $    93,368
            Interest cost                                        127,080           122,026          91,045
            Actual return on plan assets                         (74,297)          (89,941)        (52,500)
            Net amortization and deferral                         60,784            63,398          55,064
                                                              ----------      ------------     -----------

      Net periodic pension cost included in
        compensation and employee benefits                    $  200,728      $    208,493     $   186,977
                                                              ==========      ============     ===========


Significant actuarial assumptions used in determining plan benefits are:


                                             Year Ended December 31,
                                        ----------------------------------
                                          1996       1995          1994
      Annual salary increase             5.00%       6.00%         5.00%
      Long-term return on assets         8.00%       8.00%         7.00%
      Discount rate                      7.00%       8.25%         7.00%

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.   BENEFIT PLANS  (Cont'd)
-------------------

Directors retirement plan
-------------------------

The board of Directors adopted a plan, effective January 1, 1995, which provides that any director with twenty or more years of service may retire and continue to be paid at the rate of 50% of regular directors fees. These payments will continue for the directors' lifetime. This plan is unfunded. The following tables present the status of the plan and the components of net periodic plan cost:

                                                                                 December 31,
                                                                        -------------------------------
                                                                            1996            1995
                                                                        -------------- ----------------
      Actuarial present value of benefit obligation:
           Vested                                                         $   189,536    $      98,892
           Non-vested                                                         143,912          162,232
                                                                          -----------    -------------

                                                                          $   333,448    $     261,124
                                                                          ===========    =============


      Projected benefit obligation                                        $   357,661    $     279,624
      Unrecognized past service cost                                         (235,914)        (253,231)
      Unrecognized net (loss) gain                                            (46,819)           3,866
                                                                          -----------    -------------

      Accrued plan cost included in accounts payable and other
       liabilities                                                        $    74,928    $      30,259
                                                                          ===========    =============



                                                                             Year Ended December 31,
                                                                         -------------------------------
                                                                             1996            1995
                                                                         -------------- ----------------
      Net periodic plan cost included the following components:
           Service cost                                                   $      6,380   $    4,151
           Interest cost                                                        20,972       14,563
           amortization of past service cost                                    17,317       11,545
                                                                          ------------   ----------

      Net periodic plan cost included in other expense                    $     44,669   $   30,259
                                                                          ============   ==========


A discount rate of 7.50% and 8.25% and a rate of increase in future compensation levels of 7% and 8% were assumed in the plan valuation for the years ended December 31, 1996 and 1995, respectively.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.   BENEFIT PLANS  (Cont'd)
-------------------

Directors health benefits plan
------------------------------

The Board of Directors also adopted a plan, effective January 1, 1995, providing for the continuation of the directors' medical insurance coverage for their lifetime after retirement. Benefits under this plan are available to directors retiring after December 31, 2000 upon their attainment of the later of age 75 or twenty years of service. This plan is unfunded. The following tables present the status of the plan and the net components of periodic plan cost:

                                                                               December 31,
                                                                       -----------------------------
                                                                           1996           1995
                                                                       ------------- ---------------
                 Accumulated postretirement benefit obligation           $  160,094     $   198,828
                 Unrecognized net gain (loss)                                44,907          (3,646)
                                                                         ----------     -----------

                 Accrued plan cost included in accounts payable
                    and other liabilities                                $  205,001     $   195,182
                                                                         ==========     ===========


                                                                                    Year Ended December 31,
                                                                                -------------------------------
                                                                                    1996            1995
                                                                                -------------- ----------------
                 Net periodic plan cost included the following components:
                      Service cost                                               $      2,866    $      4,082
                      Interest cost                                                    10,969          13,270
                      Immediate recognition of prior service cost                           -         177,830
                      Net amortization                                                 (4,016)              -
                                                                                 ------------     -----------

                 Net periodic plan cost included in other expense                $      9,819     $   195,182
                                                                                 ============     ===========




A discount rate of 7.50% and 8.25% was assumed for the years ended December 31, 1996 and 1995, respectively. For both the year ended December 31, 1996 and 1995, a medical cost trend rate of 10.5%, decreasing 0.5% per year thereafter until an ultimate rate of 5.5% is reached, was used in the plan's valuation. Increasing the assumed medical cost trend by one percent in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996, by $20,000 and the aggregate of the service and interest components of net periodic postretirement benefit cost for the year ended December 31, 1996, by $2,000.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



12.   BENEFIT PLANS (Cont'd)
-------------------

Employee Stock Ownership Plan (ESOP)
-----------------------------

Effective upon conversion, an ESOP was established for all eligible employees. The ESOP used $2,433,400 of proceeds from a term loan from the Company to purchase 243,340 shares of Company common stock in the initial offering. The term loan from the Company to the ESOP, including interest, is payable over one hundred and eighty (180) equal monthly installments. The initial interest rate is 8.25% and is subject to semi-annual adjustment based on the prime rate. The Bank intends to make contributions to the ESOP which will be equal to the principal and interest payment required from the ESOP on the term loan. Shares purchased with the loan proceeds are pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the plan in the year of allocation. During the year ended December 31, 1996, the Bank made a $286,659 cash contribution to the ESOP of which $196,181 and $90,478 were applied to interest and principal, respectively. At December 31, 1996, the loan had an outstanding balance of $ 2,342,922. The ESOP is accounted for in accordance with SOP 93-6, which was issued by the AICPA in November 1993. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for net income per common share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Contributions equivalent to dividends on unallocated ESOP shares are recorded as a reduction of debt. ESOP compensation expenses were $177,679 for the year ended December 31, 1996.

The ESOP shares at December 31, 1996 were as follows:

                         Allocated shares                           9,048
                         Shares committed to be released            7,175
                         Unreleased Shares                        227,117
                                                            -------------

                         Total ESOP Shares                        243,340
                                                            =============

                         Fair value of unreleased shares    $   2,895,742
                                                            =============



Management Stock Bonus Plan  (the "MSBP")
-----------------------------------------

On July 3, 1996, the Bank established a MSBP to provide both key employees and outside directors with a proprietary interest in the company in a manner designed to encourage such persons to remain with the Bank. The Bank will contribute sufficient funds to the MSBP to purchase 121,670 shares of common stock of the Company in the open market.

Underthe MSBP, awards are granted in the form of common stock held by the MSBP Trust. The awards vest over a period of time not more than five years, commencing one year from the date of award. The awards become fully vested upon termination of employment due to death, disability or change in control of the Bank or Company. At December 31, 1996, 54,748 shares were granted to directors and 27,986 shares were granted to officers and employees. None of the granted shares were vested at December 31, 1996. $87,903 of expense related to the MSBP shares was recorded during the year ended December 31, 1996.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

12.   BENEFIT PLANS  (Cont'd)
-------------------

Management Stock Bonus Plan (the "MSRP") (Cont'd)
----------------------------------------

During the year ended December 31, 1996, the Bank did not contribute funds to the MSBP trust to enable the trust to purchase the 121,670 shares of Company common stock. Based on the market price on December 31, 1996, had the Bank contributed sufficient funds to purchase the shares in the open market, stockholders' equity would have been decreased by $1,463,390.

Stock Option Plan
-----------------

The company has adopted the 1996 Stock Option Plan (the "Plan") authorizing the grant of stock options equal to 304,175 shares of common stock to officers, directors and key employees of the Bank or the Company. Options granted under the Plan may be either options that qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. Options granted will vest and will be exercisable on a cumulative basis in equal installments at the rate of 20% per year commencing one year from the date of grant. All options granted will be exercisable in the event the optionee terminates his employment due to death, disability or normal retirement or in the event of a change in control of the Bank or the Company. The options expire ten years from the date of grant.

In the event of change in control of the Bank or Company the optionee will be given (1) substitute options by the acquiring or succeeding corporation, (2) shares of stock issueable upon the exercise of such substitute options or (3) cash for each option granted, equal to the difference between the exercise price of the option and the fair market value or merger price equivalent to cash payment for each share of common stock exchanged in the change of control transaction.

During the year ended December 31, 1996, 121,655 and 109,496 shares of common stock were granted under the plan at an option price of $10.625 (the market price on the date of stockholders approval ) as non-incentive stock options to directors and incentive stock options to officers and employees, respectively. The weighted average excercise price of the options granted in 1996 and outstanding at December 31, 1996 is $10.625. No options were exercised or exerciseable as of December 31, 1996.

The Company, as permitted by Statement No. 123, recognizes compensation cost for stock options granted based on the intrinsic value method instead of the fair value based method. The weighted-average grant-date fair value of options granted during 1996, all of which have excercise prices equal to the market price of the Company's common stock as the grant date, is estimated at $2.81 per share using the Black-Scholes option-pricing model. The assumptions used for estimating fair value are expected common stock divided yield of 0.94%, expected volatility of 13.9%, expected option life of 5 years and a risk free interest-rate of 6.875%. Had the Company used the fair value based method, net income would be decreased to $571,000 and net income per common share and common stock equivalents would be $0.21.

13.    INCOME TAXES
-------------------

The Bank qualifies as a Saving and Loan Association under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based on the greater of:
(1) actual loan losses (the "experience method"); or (2) eight (8) percent of taxable income before such bad debt deduction less certain adjustments (the "percentage of taxable income method"). For the tax years 1995 and 1994, the Bank used the percentage of taxable income method.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.    INCOME TAXES (Cont'd)
-------------------

On August 21, 1996, legislation was signed into law which repealed the percentage of taxable income method for tax bad debt deductions. The repeal is effective for the Bank's taxable year beginning January 1, 1996. In addition, the legislation requires the Bank to include in taxable income its bad debt reserves in excess of its base year reserves over a six, seven, or eight year period depending upon the attainment of certain loan origination levels. Since the percentage of taxable income method for Federal tax bad debt deductions and the corresponding increase in the Federal tax bad debt reserve in excess of the base year have been reflected as temporary differences pursuant to FASB Statement No. 109, with deferred income taxes recorded thereon, this change in the tax law is not expected to have a material adverse effect on the Company's consolidated financial position or operations.

Retained earnings at December 31, 1996 includes approximately $2.4 million of tax bad debt deductions which, in accordance with FASB Statement No. 109, are considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The provision for income taxes is summarized as follows:

                                          Year Ended December 31,
                              ----------------------------------------------
                                 1996             1995              1994
                              -----------     ------------     -------------
      Current:
            Federal           $  540,688      $  222,142       $    913,197
            State                 87,761          17,540             81,238
                              ----------      ----------       ------------

                                 628,449         239,682            994,435
                              ----------      ----------       ------------
      Deferred:
           Federal              (222,744)          1,658            65,953
           State                 (20,261)            150             5,819
                              ----------      ----------       ------------

                                (243,005)          1,808            71,772
                              ----------      ----------       ------------

                              $  385,444      $  241,490       $  1,066,207
                              ==========      ==========       ============


The provision for income taxes differs from that computed at the federal statutory rate of 34% as follows:

                                                                 Year Ended December 31,
                                                 ---------------------------------------------------------
                                                       1996               1995                1994
                                                 ------------------ ------------------ -------------------

         Tax at the statutory rate                  $  338,753      $     239,777       $     945,472
         New Jersey Savings Institution Tax             44,550             11,675              53,616
         Other                                           2,141             (9,962)             67,119
                                                    ----------      -------------         -----------

                                                    $  385,444      $     241,490         $ 1,066,207
                                                    ==========      =============         ===========


                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.    INCOME TAXES (Cont'd)
-------------------

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and liabilities are as follows:

                                                                                           December 31,
                                                                                -------------------------------
                                                                                     1996              1995
                                                                                --------------   --------------
                 Deferred tax assets:
                       Allowance for loan losses                                $    346,353     $    148,769
                       Deferred loan origination fees, net                            46,702          104,609
                       Deferred compensation                                          97,185           75,670
                       Minimum pension liability                                      47,521           58,485
                       Goodwill                                                       46,829                -
                       MSBP                                                           31,627                -
                       Other                                                           1,920                -
                                                                                ------------      -----------

                           Total deferred tax assets                                 618,137          387,533
                                                                                ------------      -----------

                 Deferred tax liabilities:
                     Depreciation of premises and equipment                           64,196           63,450
                     Other                                                            11,852           14,035
                                                                                ------------      -----------

                          Total deferred tax liabilities                              76,048           77,485
                                                                                ------------      -----------

                          Net deferred tax asset included in other assets       $    542,089      $   310,048
                                                                                ============      ===========


At December 31, 1996 and 1995, current income taxes receivable of $55,769 and $273,517, respectively, are included in other assets.

14.   LEGISLATIVE MATTERS
-------------------------

On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund ("SAIF") member institutions, including the Bank, to recapitalize the SAIF and spread the obligation for payment of Financial Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in the third quarter of 1996 and is tax deductible. The Bank took a charge of $1,167,427 as result of the special assessment. This legislation eliminated the substantial disparity between the amount that BIF and SAIF members had been paying for deposit insurance premiums.

Beginning on January 1, 1997, the FDIC has estimated that, in addition to normal deposit insurance premiums, BIF members will pay a portion of the FICO payment equal to 1.3 basis points on BIF-insured deposits compared to 6.4 basis points by SAIF members on SAIF-insured deposits. All institutions will pay a pro-rate share of the FICO payment on the earlier of January 1, 2000 or the date upon which the last savings association ceases to exist. The legislation also requires BIF and SAIF to be merged by January 1, 1999 provided that legislation is adopted to eliminate the saving association charter and no savings associations remain as of the time.

The FDIC has recently lowered SAIF assessments to a range comparable to that of BIF members, although SAIF members must also make the FICO payments described above. Management cannot predict the precise level of FDIC insurance assessments on an ongoing basis or whether the BIF and SAIF will eventually be merged.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


15.    COMMITMENTS
------------------

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing need of its customers. These financial instruments include commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised of the undisbursed portion of construction loans, unused amounts of lines of credit and residential loan originations. The Bank's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Collateral, usually in the form of residential real estate, is generally required to support financial instruments with credit risk.

At December 31, 1996, the Bank had commitments outstanding to originate mortgage loans of $ 3,313,000, of which $2,898,000, were for adjustable rate loans with initial rates ranging from 6.50% to 8.25%, $265,000 were for fixed rate loans with rates ranging from 7.25% to 8.25% and $150,000 was for a commercial loan with a fixed rate of 10.25%. The commitments are due to expire within sixty days. The rates at which the Bank has committed to fund these loans are set based on the rate in effect when the borrower accepts the commitment in writing.

At December 31, 1996, outstanding commitments related to unused home equity lines of credit totalled $2,974,000. These amounts, when used, will carry interest rates that will float at the prime rate plus 13/4%.

Rental expenses related to the occupancy of premises totalled approximately $38,000 for each of the years ended December 31, 1996, 1995 and 1994. Minimum non-cancelable obligations under lease agreements with original terms of more than one year are as follows:

                                   December 31,               Amount
                                   ------------           -------------
                                       1997               $     22,800
                                       1998                     22,800
                                       1999                     22,800
                                       2000                     22,800
                                       2001                     22,800
                                    Thereafter                  22,800
                                                          ------------

                                                          $    136,800
                                                          ============


16.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------------------------------

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Singnificant estimations were used for the purposes of this disclosure. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

     Cash and cash equivalents and interest receivable
     -------------------------------------------------

     For cash and cash equivalents and interest receivable, the carrying amounts approximate fair value.

     Investment and mortgage-backed securities
     -----------------------------------------

     For investment and mortgage-backed securities, fair value is estimated using quoted market prices.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


16.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd)
---------------------------------------------------------------

         Loans receivable
         ----------------

         The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Deposits
         --------

         The fair value of demand, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

         Securities sold under agreements to repurchase
         ----------------------------------------------

         The fair value of securities sold under agreements to repurchase is estimated by discounting cash flows using rates currently available for borrowings of similar remaining securities.

         Commitments to extend credit
         ----------------------------

         The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

                                                                                December 31,
                                                       -------------------------------------------------------------
                                                                      1996                             1995
                                                       ------------------------------   ----------------------------
                                                           Carrying          Fair          Carrying           Fair
                                                            Amount          Value           Amount           Value
                                                            ------          -----           ------           -----
                                                                               (In Thousands)
        Financial assets:
             Cash and cash equivalents                 $    10,374     $    10,374     $    53,419       $    53,419
             Investment
              securities held to maturity                   51,370          51,204          29,999            29,855
             Mortgage-backed
              securities held to maturity                  112,473         112,426         118,020           118,842
             Loans receivable                              117,116         114,850          96,230            98,506
             Interest receivable                             1,735           1,735           1,717             1,717
        Financial liabilities:
             Deposits                                      228,312         227,954         247,851           248,661
             Securities sold under agreements to
               repurchase                                   33,624          33,475               -                 -
        Commitments:
             To fund loans                                   6,287           6,287           6,835             6,835


                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

16.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS  (Cont'd)
---------------------------------------------------------------

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business, and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets that are not considered financial assets include premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. The lack of uniform valuation methodologies introduces a greater degree of subjectivity to those estimated fair values.

17.  PARENT ONLY FINANCIAL INFORMATION
--------------------------------------

Little Falls Bancorp, Inc. operates one wholly owned subsidiary, Little Falls Bank. The earnings of the subsidiary are recognized by the holding Company using the equity method of accounting. Accordingly, the earnings of the subsidiary are recorded as increases in the Company's investment in the subsidiary. The following are the condensed financial statements for Little Falls Bancorp, Inc. (parent company only) as of December 31, 1996 and for the period then ended. The Company had no operations prior to the Bank's conversion to stock form on January 5, 1996.

                                                                    December 31,
Statement of Financial Condition                                       1996
--------------------------------                                       -----

Assets
------
Cash and due from banks                                            $    555,582
Loan receivable from Little Falls Bank                                8,854,264
ESOP loan receivable                                                  2,342,922
Investment in subsidiary                                             28,874,037
Other assets                                                             12,167
                                                                   ------------
            Total assets                                           $ 40,638,972
                                                                   ============
Liabilities and stockholders' equity
------------------------------------
Liabilities
-----------
Other liabilities                                                  $    190,674

Stockholders' equity
--------------------
Common stock                                                            304,175
Additional paid in capital                                           28,974,799
Retained earnings                                                    16,802,056
Common Stock acquired by ESOP                                        (2,271,173)
Treasury stock                                                       (3,277,004)
Minimum pension liability, net                                          (84,555)
                                                                   ------------
            Total stockholders' equity                               40,448,298
                                                                   ------------

            Total liabilities and stockholders' equity             $ 40,638,972
                                                                   ============

                           LITTLE FALLS BANCORP, INC.,
                                 AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                    -----------------------------------------

17. PARENT ONLY FINANCIAL INFORMATION (Cont'd)
-------------------------------------

Statement of Income
-------------------                                        From Inception,
                                                           January 5, 1996,
                                                         to December 31, 1996
                                                         ---------------------

Interest income                                               $    880,582
Equity in undistributed earnings of subsidiary                     248,247
                                                              ------------
                                                                 1,128,829
Expenses                                                           270,940
                                                              ------------

Income before income taxes                                         853,889
Income taxes                                                       243,000
                                                              ------------

Net income                                                    $    610,889
                                                              ============

                                                              From Inception,
Statement of Cash Flows                                      January 5, 1996
-----------------------                                    to December 31, 1996
                                                           ---------------------
Cash flow from operations activities:
   Net income                                                 $    610,889
   Adjustments to reconcile net income
     provided by operations activities:
       Equity in undistributed earnings of the subsidiary         (248,247)
       (Increase) in other assets                                  (12,167)
       Increase in other liabilities                               190,674
                                                              ------------

            Net cash provided by operations activities             541,149
                                                              ------------

Cash flow from investing activities:
   Purchase of all outstanding stock of the Bank               (14,638,780)
   Loan to Little Falls Bank                                   (12,205,380)
   Repayments of loan by Little Falls Savings Bank               3,351,116
   Loan to ESOP                                                 (2,433,400)
   Repayments of loan by ESOP                                       90,478
                                                              ------------
            Net cash used in investing activities              (25,835,966)
                                                              ------------

Cash flows from financing activities:
   Net proceeds from issuance of common stock                   29,263,522
   Acquisition of treasury stock                                (3,277,004)
   Dividends paid                                                 (136,119)
                                                              ------------
   Net cash provided by financing activities                    25,850,399
                                                              ------------
Net increase in cash and cash equivalents                          555,582

Cash and cash equivalents-beginnings                                  --
                                                              ------------
Cash and cash equivalents- ending                             $    555,582
                                                              ============

                           LITTLE FALLS BANCORP, INC.,
                                 AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                    -----------------------------------------


18.  QUARTERLY FINANCIAL DATA (UNAUDITED)


                                            Year Ended December 31, 1996
                                     ----------------------------------------
                                       First    Second     Third     Fourth
                                      Quarter   Quarter    Quarter   Quarter
                                     --------   -------    -------   --------
                                       (In thousands except per share data)
Interest income                      $ 3,237    $ 4,670   $  4,614  $ 4,782
Interest expense                       2,912      2,751      2,721    2,874
                                     -------    -------   --------  -------
  Net interest income                  1,798      1,919      1,893    1,908
Provision for loan losses                 30         --        153       --
Non-interest income                       53         82         67      207
Non-interest expenses                  1,427      1,296      2,564    1,460
Income taxes                             133        282       (275)     246
                                     -------    -------   --------  -------

  Net income (loss)                  $   261    $   423   $   (482) $   409
                                     =======    =======   ========  =======

Net income (loss) per common share
  and common stock equivalents       $  0.09    $  0.15   $  (0.18) $  0.16
                                     =======    =======   ========  =======



                                            Year Ended December 31, 1995
                                     ----------------------------------------
                                       First    Second     Third     Fourth
                                      Quarter   Quarter    Quarter   Quarter
                                     --------   -------    -------   --------
                                       (In thousands except per share data)

Interest income                      $ 3,237    $ 3,161   $  3,537  $ 3,878
Interest expense                       1,998      2,266      2,383    2,667
                                     -------    -------   --------  -------
  Net interest income                  1,239        895      1,154    1,211
Provision for loan losses                 --        285        107     (261)
Non-interest income (loss)                34         37        113       (6)
Non-interest expenses                    724        995        898    1,224
Income taxes                             181       (121)       138       43
                                     -------    -------   --------  -------

Net income (loss)                    $   368    $  (227) $     124  $   199
                                     =======    =======  =========  =======

Net income (loss) per common share
  and common stock equivalents (1)       N/A        N/A        N/A      N/A
                                     =======    =======  =========  =======

(1) Little Falls Bancorp., Inc. converted to stock form on January 5, 1996


               Board of Directors of Little Falls Bancorp, Inc.
                                      and
                               Little Falls Bank

Albert J. Weite, Chairman of the Board        Edward J. Seugling, Vice Chairman of the Board
Leonard G. Romaine (Bank only)                Raoul G. Barton
John P. Pullara                               George Kuiken
C. Evan Daniels                               Norman A. Parker




                       Executive Officers of Little Falls Bancorp, Inc.
                                          and/or
                                     Little Falls Bank

Leonard G. Romaine                   Richard A. Capone                        Anne Bracchitta
    President               Chief Financial Officer and Treasurer               Secretary

Della Talerico                        Michael J. Allen                        Mary Denise Hopper
Vice President                         Vice President                           Vice President


               ------------------------------------------------

       Corporate Counsel:                         Independent Auditors:
       Vincent Marino                             Radics & Co., LLC
       86 Main Street                             55 US Highway #46
       Little Falls, New Jersey  07424            Pine Brook, New Jersey  07058

       Special Counsel:                           Transfer Agent and Registrar:
       Malizia, Spidi, Sloane & Fisch, P.C.       Chase Mellon Shareholder
       One Franklin Square                        Services, L.L.C.
       1301 K Street, N.W., Suite 700 East        450 West 33rd Street
       Washington, D.C.  20005                    New York, New York  10001-2697

               ------------------------------------------------


      The Company's Annual Report for the Year Ended December 31, 1996 filed with the Securities and Exchange Commission on Form 10-K without exhibits is available without charge upon written request. For a copy of the Form 10-K or any other investor information, please write the Secretary of the Company at 86 Main Street, Little Falls, New Jersey. Copies of any exhibits to the Form 10-K are available at cost. The Annual Meeting of Stockholders will be held on April 17, 1997 at 3:30 p.m. at the office of the Company.

                               OFFICE LOCATIONS

                          LITTLE FALLS BANCORP, INC.
                                86 Main Street
                        Little Falls, New Jersey  07424
                                (201) 256-6100

                               LITTLE FALLS BANK

                                  Main Office
                                86 Main Street
                        Little Falls, New Jersey  07424
                                (201) 256-6100

                                Branch Offices

                                 West Paterson
                           Route 46 & McBride Avenue
                       West Paterson, New Jersey  07424

                                  Spruce Run
                                220 Main Street
                        Glen Gardner, New Jersey  08826

                                    Milford
                               34 Bridge Street
                           Milford, New Jersey 08848

                                  Alexandria
                          636 Milford-Frenchtown Road
                    Alexandria Township, New Jersey  08848

                                   Kingwood
                               Route 12 and 519
                         Baptistown, New Jersey  08825