Form 10-K405, Exhibit 13
period 1997-12-31
LITTLE FALLS BANCORP INC
filed 1998-03-31
CIK 1001427

Exhibit 13.0



                       1997 Annual Report to Stockholders

Annual Report 1997

--------------------------------------------------------------------------------
                           Little Falls Bancorp, Inc.
                              Annual Report - 1997
--------------------------------------------------------------------------------

Little Falls Bancorp, Inc.
Annual Report - 1997
Table of Contents
The Board of Directors                                                       2
A Message from the President                                                 3
Corporate Information                                                        4
Corporate Headquarters and Branch Locations                                  5
Community Services                                                           6
Corporate Profile and Stock Market Information                               7
Selected Financial and Other Data                                            8
Management's Discussion and Analysis of
  Financial Condition and Results of Operations                             10
Index to Financial Statements                                               F-1

--------------------------------------------------------------------------------
                             The Board of Directors
--------------------------------------------------------------------------------

                               [GRAPHIC OMITTED]

Board of Directors
Little Falls Bancorp and Little Falls Bank

Seated, left to right:
Edward J. Seugling, Vice Chairman;
Albert J. Weite, Chairman;
Leonard G. Romaine, President, Little Falls Bank/ Little Falls Bancorp, Inc.

Standing, left to right:
Directors; John P. Pullara, C. Evan Daniels,
Raoul G. Barton, George Kuiken

Norman A. Parker
Director
(not present at time of photo)

Richard A. Capone
Chief Financial Officer
and Treasurer

--------------------------------------------------------------------------------
                        A Message from the President...
--------------------------------------------------------------------------------

                               [GRAPHICS OMITTED]

Leonard G. Romaine
President

To Our Stockholders:

On behalf of our directors, officers and employees, we are pleased to present to you our third annual Stockholders' Report. We believe your Bank has made significant strides in its first two years as a public company. During the past two years, we have been able to grow our loan portfolio through strong originations of over $58.0 million, supplemented by purchases of $15.1 million of participations in multi-family loans. Such purchases should enable us to take advantage of higher yields while diversifying our loan portfolio.

Furthermore, excess liquidity was utilized to repurchase 137,259 shares of common stock in fiscal 1997 and to invest in mortgage-backed and investment securities. Such repurchases were accretive to earnings and management believes that its purchases of mortgage-backed securities and investment securities have enhanced the Bank's asset quality and interest rate sensitivity.

Your Board of Directors and management team are committed to protecting and enhancing the value of your investment in the Company. To do so, we are challenged to continue delivering high quality services to our customers and communities and build on our past accomplishments. We appreciate the confidence, support and loyalty of our customers, employees and stockholders.

Sincerely,



/s/Leonard G. Romaine
---------------------
Leonard G. Romaine
President


March 25, 1998

--------------------------------------------------------------------------------
                             Corporate Information
--------------------------------------------------------------------------------

Board of Directors of Little Falls Bancorp, Inc. and/or
Little Falls Bank
Albert J. Weite, Chairman of the Board
Edward J. Seugling, Vice Chairman of the Board
Raoul G. Barton
C. Evan Daniels
George Kuiken
Norman A. Parker
John P. Pullara
Leonard G. Romaine

Executive Officers of Little Falls Bancorp, Inc.
and/or Little Falls Bank
Leonard G. Romaine, President
Richard A. Capone, Chief Financial Officer and Treasurer
Anne Bracchitta, Secretary
Michael J. Allen, Vice President
Denise Hopper, Vice President
Della Talerico, Vice President

Corporate Counsel
Vincent N. Marino, Esq.
86 Main Street
Little Falls, NJ  07424

Independent Auditors
Radics & Co., LLC
55 US Highway #46
Pine Brook, NJ  07058

Special Counsel
Malizia, Spidi, Sloane & Fisch, P.C.
One Franklin Square
1301 K Street NW
Suite 700 East
Washington, DC 20005

Transfer Agent and Registrar
Chase Mellon Shareholder Services, LLC
450 W 33rd Street
New York, NY  10001-2697
The Company's Annual Report for the Year-Ended December 31, 1997, filed with the Securities and Exchange Commission on Form 10-K without exhibits, is available without charge upon written request. For a copy of Form 10-K or any other investor information, please write the Secretary of the Company at 86 Main Street, Little Falls, New Jersey. Copies of any exhibits to the Form 10-K are available at cost. The Annual Meeting of Stockholders will be held on April 21, 1998 at 3:00 pm at The Bethwood, Lackawanna Avenue, Totowa, New Jersey.

--------------------------------------------------------------------------------
                  Corporate Headquarters and Branch Locations
--------------------------------------------------------------------------------

LITTLE FALLS BANCORP, INC.
86 Main Street
Little Falls, New Jersey  07424
(973)256-6100

LITTLE FALLS BANK
MAIN OFFICE
86 Main Street
Little Falls, New Jersey  07424

BRANCH OFFICES

WEST PATERSON
Route 46 & McBride Avenue
West Paterson, New Jersey  07424

SPRUCE RUN
220 Main Street
Glen Gardner, New Jersey  08826

MILFORD
34 Bridge Street
Milford, New Jersey  08848

ALEXANDRIA
636 Milford-Frenchtown Road
Alexandria Township, New Jersey  08848

KINGWOOD
Routes 12 and 519
Baptistown, New Jersey  08825

                               [GRAPHICS OMITTED]

Little Falls Office and Corporate Headquarters
Kingwood Office
Alexandria Office
Milford Office
Spruce Run Office
West Paterson Office

--------------------------------------------------------------------------------
                               Community Services
--------------------------------------------------------------------------------

                               [GRAPHICS OMITTED]

Little Falls Bank, its Board of Directors, Management and Staff are firmly committed to the communities we serve. From street fairs to team sponsorships, from church and civic support to the health and well-being of every age group, Little Falls Bank takes very seriously the importance of its role in the community. Milford Fair Milford Fair Milford Fair Kingwood Fair and Flea Market

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc.
--------------------------------------------------------------------------------


Corporate Profile

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

         The Bank attracts deposits from the general public and uses such deposits primarily to originate loans secured by first mortgages on owner-occupied one- to four-family residences in its market area, purchase loans to diversify its loan portfolio, and to purchase mortgage-backed and investment securities. The Bank also originates a limited number of commercial real estate, residential construction, and consumer loans, which consists mainly of second mortgages and home equity lines of credit.

Stock Market Information

         Since its issuance on January 5, 1996, the Company's common stock has traded on the Nasdaq National Market. The following table reflects the stock price as published by the Nasdaq National Market. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

         HIGH     LOW

October 1, 1997 - December 31, 1997          $20 1/2  $16 1/4
July 1, 1997 - September 30, 1997             18 1/2   15 1/4
April 1, 1997 - June 30, 1997                 15 7/8   12 5/8
January 1, 1997 - March 31, 1997              14 1/8   12 1/4
October 1, 1996 - December 31, 1996           13 3/4   11
July 1, 1996 - September 30, 1996             11 3/4   10
April 1, 1996 - June 30, 1996                 11        9 1/2
January 5, 1996 - March 31, 1996              11 7/8   10

         The number of stockholders of record of common stock as of the record date of March 23, 1998 ("Record Date"), was approximately 418.This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of the Record Date, there were 2,477,525 shares outstanding.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc.
--------------------------------------------------------------------------------


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

                                                                   December 31,
                                               --------------------------------------------------------
                                                  1997       1996       1995     1994         1993
                                                  ----       ----       ----     ----         ----

                                                                   (In Thousands)
Total Assets ................................   $328,522   $303,518   $310,355   $193,385   $202,280
Loans receivable (net) ......................    147,033    117,116     96,230     94,754    101,775
Mortgage-backed securities held
         to maturity ........................     90,957    112,473    118,020     51,664     56,401
Mortgage-backed securities
         available for sale .................     13,929       --         --         --         --
Investment securities - held to
         maturity ...........................     57,988     51,370     29,999     36,146     24,999
Cash and cash equivalents ...................      6,788     10,374     53,419      4,065     12,608
Deposits ....................................    230,133    228,312    247,851    176,173    186,704
Stockholders' equity ........................     38,295     40,448     16,223     15,715     14,149
Selected Operating Data

                                                                 Year Ended December 31,
                                                -----------------------------------------------------
                                                  1997       1996       1995       1994          1993
                                                  ----       ----       ----       ----          ----
                                                                   (In Thousands)
Total interest income .......................   $ 21,064   $ 18,776   $ 13,813  $  13,075     $ 14,237
Total interest expense ......................     12,920     11,258      9,314      7,170        7,708
         Net interest income ................      8,144      7,518      4,499      5,905        6,529
Provision for loan losses ...................        240        183        131        356          328
         Net interest income after
                  provision for loan losses .      7,904      7,335      4,368      5,549        6,201
Total non-interest income ...................        427        409        178        143          917
Total non-interest expense ..................      5,403                         6,747(1)    3,059,912
Income before provision for
         income taxes and cumulative
         effect of accounting change ........      2,928        996        705      2,781        4,058
Income tax expense ..........................      1,072        385        241      1,066        1,493
         Net income before cumulative
                  effect of accounting change      1,856        611        464      1,715        2,565
Cumulative effect of accounting
         change .............................         --         --         --         --          325(3)
         Net income .........................   $  1,856   $    611   $    464  $   1,715     $  2,890

                         (footnotes on following page)
                                       8

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc.
--------------------------------------------------------------------------------

Other Selected Data

                                                       Year Ended December 31,
                                          ---------------------------------------------

                                           1997       1996       1995     1994    1993
                                           ----       ----       ----     ----    ----

Return on average assets                   0.60%      0.21%(1)   0.22%    0.86%   1.43%
Return on average equity                   4.74%      1.44%(1)   2.89%   11.62%  21.67%
Average equity to average assets          12.57%     14.78%      7.64%    7.62%   6.42%
Net interest rate spread                   2.27%      2.22%      1.97%    2.86%   3.20%
Per Share Information:
 Diluted earnings per share(4)             $0.75      $0.22       N/A      N/A      N/A
 Dividends per share(4)                   $0.155      $0.05       N/A      N/A      N/A
 Tangible book value per share(4)         $13.59     $13.56       N/A      N/A      N/A
Dividend  payout  ratio(4)                 20.62%     22.28%      N/A      N/A      N/A
Non-performing  assets to
total assets                                0.57%      0.91%     1.27%    3.09%   2.85%
Non-performing loans to total assets        0.39%      0.63%     0.79%    2.18%   1.93%
Allowance  for loan losses to total loans   0.79%      0.92%     0.98%    1.21%   0.79%


-----------------------
(1)  Includes one-time special assessment to recapitalize the SAIF.
(2) Includes a non-recurring expense of $195,000 due to the implementation of a directors' medical plan.
(3) Reflects the adoption of Statement of Financial Accounting Standard ("SFAS") No. 109 which relates to the accounting of deferred income taxes.
(4)  No shares of common stock were outstanding until January 5, 1996.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc.
--------------------------------------------------------------------------------

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

Financial Condition

         The Bank's total assets increased by $24.9 million to $328.5 million at December 31, 1997 from $303.5 million at December 31, 1996. Total loans receivable increased by $29.9 million due to mortgage originations of $27.3 million and the purchase of $15.1 million of multi-family loans located in New York and New Jersey, offset somewhat by loan repayments. Investment securities increased by $6.6 million due to purchases of $16.0 million offset by securities which matured or were called. Mortgage-backed securities held to maturity decreased by $21.5 million due to repayments of principal. $14.0 million of adjustable rate mortgage-backed securities were purchased during the year and classified as available for sale. Total cash and cash equivalents decreased by $3.6 million.

         Total deposits increased by $1.8 million. Borrowed funds increased by $25.1 million due to $15.0 million of FHLB reverse repurchase agreements being used to fund the above noted purchase of $15.l million of multi-family loans, and $10 million of FHLB reverse repurchase agreements being used to fund the purchase of adjustable rate mortgage-backed securities. These securities were used as collateral for the borrowing.

         Total stockholders' equity decreased by $2.0 million primarily due to the purchase of shares of Company stock pursuant to the Company's stock repurchase program (137,259 shares at a total price of approximately $2.4 million) and by the Bank Management Stock Bonus Plan (121,670 shares at a total price of approximately $1.7 million) and to dividends paid, offset somewhat by earnings for the year.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc.
--------------------------------------------------------------------------------

Average Balance, Net Interest Income, Yields Earned and Rates Paid

         The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.

                                                    1997                           1996                         1995
                                        -----------------------------   ----------------------------  ----------------------------
                                         Average          Average       Average           Average     Average          Average
                                         Balance  Interest Yield/Cost   Balance  Interest Yield/Cost  Balance  Interest Yield/Cost
                                         -------  -------------------   -------  -------------------  -------  -------------------
                                                                           (Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)                     $131,625   $10,081    7.66%    $105,794   $ 8,255   7.80%    $ 93,638  $ 7,580    8.09%
Mortgage-backed securities(5)            107,304     7,118    6.63      119,684     7,972   6.64       63,605    3,839    6.04
Investment securities(2)                  55,615     3,624    6.52       40,316     2,164   5.37       36,163    1,998    5.52
Other interest-earning assets              4,596       241    5.24        7,431       385   5.18        6,900      395    5.72
                                        --------   -------             --------   -------            --------  -------
         Total interest-earning assets   299,140    21,064    7.04      273,225    18,776   6.87      200,306   13,812    6.90
                                                   -------                        -------                      -------
Non-interest-earning assets               12,566                         14,223                         9,940
                                        --------                        -------                      --------
         Total assets                   $311,706                       $287,448                      $210,246
                                        ========                       ========                      ========

Interest-bearing liabilities:
Savings accounts                        $ 45,724     1,440    3.15     $ 51,633    1,860    3.60     $ 31,425      929    2.95
Now and money market                      32,788       642    1.96       39,270    1,155    2.94       27,099    1,086    4.01
Certificates of deposit                  148,122     8,246    5.57      147,707    8,068    5.46      130,513    7,299    5.59
Borrowed funds                            43,975     2,592    5.89        3,173      175    5.52           --       --      --
                                        --------   -------             --------   -------            --------  -------
         Total interest-bearing
                  liabilities            270,609    12,920    4.77      241,783   11,258    4.66      189,037    9,314    4.93
                                                   -------                        -------                      -------

Non-interest bearing liabilities           1,928                          3,171                         5,149
                                        --------                        -------                      --------
         Total liabilities               272,537                        244,954                       194,186
Retained earnings                         39,169                         42,494                        16,060
                                        --------                        -------                      --------
         Total liabilities and retained
                  earnings              $311,706                       $287,448                      $210,246
                                        ========                       ========                      ========

Net interest income                                $ 8,144                       $ 7,518                      $ 4,498
                                                   =======                       =======                      =======
Interest rate spread(3)                                       2.27%                         2.21%                         1.97%
                                                              ====                          ====                          ====
Net yield on interest-earning
         assets(4)                                            2.72%                         2.75%                         2.25%
                                                              ====                          ====                          ====
Ratio of average interest-earning
         assets to average interest-
         bearing liabilities                                110.54%                       111.00%                       105.96%
                                                            ======                        ======                        ======

-------------
(1)  Average balances include non-performing loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(5)  Includes both held to maturity and available for sale.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc.
--------------------------------------------------------------------------------

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

                                                                        Year Ended December 31,
                                           -----------------------------------------------------------------------------------
                                                       1997 vs. 1996                                1996 vs. 1995
                                           ----------------------------------------    ---------------------------------------
                                                     Increase (Decrease)                         Increase (Decrease)
                                                            Due to                                    Due to
                                           ----------------------------------------    ---------------------------------------
                                                                 Rate/                                      Rate/
                                            Volume       Rate    Volume       Net      Volume     Rate      Volume       Net
                                            ------      -----    -------    -------    -------   -------    -------    -------
                                                                              (In Thousands)
Interest income:
         Loans receivable ..............   $ 2,016    $  (152)   $   (38)   $ 1,826    $   985     $(274)     $ (36)   $   675
         Mortgage-backed securities ....      (825)       (33)         4       (854)     3,385       398        351      4,134
         Investment securities .........       821        463        176      1,460        142        22          2        166
         Other interest-earning assets .      (147)         5         (2)      (144)        45       (49)        (6)       (10)
                                            ------      -----    -------    -------    -------   -------    -------    -------
           Total interest-earning assets     1,865        283        140      2,288      4,557        97        311      4,965
                                            ------      -----    -------    -------    -------   -------    -------    -------
Interest expense:
         Savings accounts ..............      (213)      (234)        27       (420)       597       203        131        931
         Now and money market ..........      (191)      (386)        64       (513)       488      (289)      (130)        69
         Certificates of deposit .......        23        155       --          178        962      (170)       (22)       770
         Borrowed funds ................     2,250         12        155      2,417        175      --         --          175
           Total interest-bearing
                    liabilities ........     1,869       (453)       246      1,662      2,222      (256)       (21)     1,945
                                            ------      -----    -------    -------    -------   -------    -------    -------
Net change in net
         interest income ...............    $   (4)     $ 736    $  (106)   $   626    $ 2,335   $   353    $   332    $ 3,020
                                            ======      =====    =======    =======    =======   =======    =======    =======

Comparison of Operating Results for Years Ended December 31, 1997 and 1996

         General. Net income increased by $1.2 million, or 203.8% to $1.9 million for the year ended December 31, 1997 from $611,000 for the year ended December 31, 1996.

         The increase in earnings for the year was due in part to the $1.2 million charge in the third quarter of 1996 connected with a one time special assessment from the Savings Association Insurance Fund ("SAIF"). This one time assessment was the result of legislation that was effective on September 30, 1996 for the purpose of recapitalizing the SAIF. Other factors for the increase in earnings were an increase of $569,000 in net interest income after the provision for loan losses, a decrease of $62,000 in the loss on foreclosed real estate and an additional decrease of $270,000 in deposit insurance premiums offset somewhat by increases in the provision for income taxes of $687,000, and miscellaneous expense of $184,000.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc.
--------------------------------------------------------------------------------

         Interest Income. Interest income increased $2.3 million, or 12.2% to $21.1 million for the year ended December 31, 1997 from $18.6 million for the year ended December 31, 1996. The increase was primarily due to increases of $25.8 million and $15.3 million in the average balances of loans and investment securities, respectively, offset somewhat by decreases of $12.4 million and $2.8 million in the average balances of mortgage-backed securities and other interest earnings assets, respectively. Also, the average yield on all interest earning assets increased by 17 basis points to 7.04%. In addition, the payoff of two problem loans resulted in the recording of approximately of $170,000 of income previously reserved for.

         Interest Expense. Interest expense increased $1.7 million to $12.9 million for the year ended December 31, 1997 from $11.3 million for the year ended December 31, 1996. This was due to an increase in the average balance of borrowed funds of $40.8 million coupled with an increase in the average rate paid on interest-bearing liabilities of 11 basis points (100 basis points equals 1%) to 4.77% partially, offset by a decrease in the average balance of interest-bearing deposits of $12.0 million.

         Net Interest Income. Net interest income increased by $626,000, or 8.3% for the year ended December 31, 1997 as compared to the year ended December 31, 1996. The increase was due to the reasons noted above.

         Provision for Losses on Loans. The Bank maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, the Bank's past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The provision for loan losses increased $57,000 or 31.2% to $240,000 for the year ended December 31, 1997 from $183,000 for the year ended December 31, 1996, primarily due to the increase in the loan portfolio. The allowance for loan losses was $1.2 million at December 31, 1997. While the Bank maintains its allowance for losses at a level which it considers to be adequate, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts.

         Non-Interest Income. Non-interest income increased by $19,000, or 4.7% to $428,000 at December 31, 1997 from $409,000 at December 31, 1996. A gain of $125,000 was recorded on the sale of the Bank's Frenchtown office building in 1997. The Frenchtown branch was closed in 1996, and the related deposits were transferred to the Bank's other Hunterdon County offices. This offset a gain of $138,000 recorded in 1996 on the sale of the deposits of the Bank's Mount Holly office to an unaffiliated financial institution.

         Non-Interest Expense. Non-interest expense decreased $1.3 million, or 19.9% to $5.4 million at December 31, 1997 from $6.7 million for the year ended December 31, 1996. This decrease was primarily due to the $1.2 million charge in the third quarter of 1996 connected with a one time special assessment from the Savings Association Insurance Fund ("SAIF"). This one time assessment was the result of legislation that was effective on September 30, 1996 for the purpose of recapitalizing the SAIF. Other factors for the decrease in non-interest expense were the additional decrease in deposit insurance premiums of $270,000, a decrease of $62,000 in the loss on foreclosed real estate offset somewhat by an increase of $184,000 in miscellaneous expense.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc.
--------------------------------------------------------------------------------

         The decrease on the loss on foreclosed real estate was primarily due to a gain of $11,000 being recorded on the sales of foreclosed properties for the year ended December 31, 1997, compared to a loss of $28,000 on the sale of foreclosed properties for the year ended December 31, 1996. Miscellaneous expense increased by $184,000 due in most part to the expense connected with the director's management stock bonus plan, which increased to $139,000 in 1997 from $39,000 for 1996 due to a full year of vesting, an increase in legal expense of $50,000 and a loss of $19,000 on the sale of the Bank's Mount Holly office. The deposits of this branch were sold in 1996.

         A great deal of information has been disseminated about the global computer year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Bank. Data processing is also essential to most other financial institutions and many other companies. All of the material data processing of the Bank that could be affected by this problem is provided by a third party service bureau. The service bureau of the Bank has advised the Bank that it expects to be year 2000 complaint prior to December 31, 1999. However, if the service bureau is unable to resolve this potential problem in time, the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operation of the Bank.

         Income Tax Expense. Income tax expense increased $687,000, or $178.2% to $1.1 million for the year ended December 31, 1997 from $385,000 for the year ended December 31, 1996. This increase was due to an increase in pre-tax income of $1.9 million.

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

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc.
--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc.
--------------------------------------------------------------------------------

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

Risk Management

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

--------------------------------------------------------------------------------
Little  Falls  Bancorp,  Inc.
--------------------------------------------------------------------------------

     In order to monitor its interest rate risk, the Company utilizes the services of an outside consultant to calculate the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company's interest rate risk ("IRR") is measured as the change to its NPV as a result of hypothetical 100 basis point ("bp") changes in market interest rates.

                       Net Portfolio Equity Value     NPV as % of PV of Assets
                       --------------------------     ------------------------
    Change in
    Interest Rates             $ Change
    in Basis Points            in Market  % Change
    (Rate Shock)      Amount   Value(1)   From Base   NPV Ratio(2)   Changes(3)
    ------------      ------   --------   ---------   ------------   ----------
                             (Dollars in Thousands)
         300          31,935     (10,532)   (25)         10.41%        (251)bp
         200          35,610     (6,857)    (16)         11.33%        (159)bp
         100          39,121     (3,346)     (8)         12.16%         (76)bp
         Static       42,467         --      --          12.92%          --
         (100)        45,649      3,182       7          13.61%          69 bp
         (200)        48,667      6,200      15          14.23%         131 bp
         (300)        51,521      9,054      21          14.80%         188 bp


--------------------
(1) Represents the increase (decrease) of the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.
(2) Calculated as the estimated NPV divided by the present value of total assets. The Company's PV is the estimated present value of total assets.
(3) Calculated as the increase (decrease) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.


         Certain assumptions utilized by the Company in assessing its interest rate risk were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, core deposit duration, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. The calculation methodology used by the Company has certain shortcomings which include, among others, that the repricing of both loans and deposits is often discretionary and under the control of the Bank's customers. Even if interest rates change in the designated amounts, there can be no assurance that the Company's assets and liabilities would perform as projected.

         Generally, net interest income should decrease with an instantaneous 100 basis point increase in interest rates while net interest income should increase with instantaneous declines in interest rates. Generally, during periods of increasing interest rates, the Company's liabilities are expected to reprice faster than its assets, causing a decline in the Company's interest rate spread. This would result from an increase in the Company's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield on interest-earning assets would tend to reduce net interest income.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc.
--------------------------------------------------------------------------------

Liquidity and Capital Resources

         The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments. OTS regulations require that a savings association maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At December 31, 1997, the Bank's liquidity was in excess of the minimum requirement. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

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

         The Bank's most liquid asset is cash, which includes investments in highly liquid short-term investments. The level of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1997, cash and cash equivalents totaled $6.8 million. The Bank has other sources of liquidity if a need for additional funds arises. Another source of liquidity is the repayment and prepayment of mortgage-backed and investment securities. Additional sources of funds include the ability to utilize FHLB of New York advances and the ability to borrow against mortgage-backed and investment securities. At December 31, 1997, the Bank had a $9 million repurchase agreement with a rate of 5.82%. The repurchase agreement matures in December 1999, and has a one time call feature at December 20, 1998. The repurchase agreement was used to fund the sale of the Mount Holly branch deposits which were sold in December 1996. In an effort to increase earnings, reduce the Company's interest rate sensitivity, and to better match its interest rate position, on November 13, 1996, the Company entered into a financial transaction whereby it purchased a $25.0 million fixed-rate FNMA note and simultaneously borrowed $25.0 million from an independent third party using the FNMA note as collateral. The note has an initial term of ten years at an annual rate of 7.2% and is callable after two years and continuously thereafter. The borrowings are comprised of a combination of repurchase agreements with remaining terms of two months. The annual rates payable on these repurchases agreements are 5.77% and 5.74%. (These advances were subsequently rolled over for 6 months, nine months and nine months with new rates of 5.62%, 5.62% and 5.61%, respectively). On July 10, 1997, the Bank borrowed $10.0 million from the FHLB of New York and used these funds to purchase two agency collateralized mortgage obligation ("CMO") securities. The securities consist of a $1.5 million FNMA which adjusts monthly to the 30 day LIBOR rate plus 125 basis points with a 10% cap, and an $8.2 million FHLMC which adjusts monthly to the 30 day LIBOR rate plus 115 basis points with a 9% cap. Both securities meet the OTS guidelines set forth in Thrift Bulletin 13. The securities were used as collateral for the $10.0 million borrowing, which was set up initially as a 30 day repurchase agreement and has been rolled over monthly since it's inception. At December 31, 1997, the rate on the borrowed funds was 6.05%: (This advance was subsequently rolled over twice in 1998 at a rate of 5.61% each time). On August 1, 1997, the Bank borrowed $15.0 million from the Federal Home Loan Bank of New York with

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc.
--------------------------------------------------------------------------------

a term of one year and a rate of 5.8%. These funds were used to purchase $15.1 million of loan participations on apartment buildings. These participations have an approximate yield of 8.36%.

         The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows from operating activities, consisting primarily of net income adjusted for depreciation, amortization and provisions for loan and real estate owned losses, were $3.4 million, $1.6 million, and $368,000 for the years ended December 31, 1997, 1996, and 1995, respectively. Net cash used in investing activities consisted primarily of disbursement of loan originations, loan purchases, mortgage-backed security purchases and investment purchases, offset by principal collections on loans and mortgage-backed securities and proceeds from the maturities of investment securities, were $29.5, $37.2 million, and $12.8 million for fiscal 1997, 1996 and 1995, respectively. Net cash provided by (used in) financing activities consisting primarily of proceeds from stock subscriptions, net activity in deposit and escrow accounts, and activity in borrowed funds were $22.5 million, $(7.5) million and $61.8 million for the years ended December 31, 1997, 1996 and 1995, respectively.

         Operating activities in 1997 provided $3.4 million in cash primarily due to net income of $1.9 million adjusted for $149,000 in depreciation, $367,000 in the provision for loan and real estate owned lossed and $361,000 of goodwill amortization. Investing activities in 1997 used $29.5 million due to $16.0 million, $14.0 million and $15.1 million in purchases of investment securities held to maturity, mortgage-backed securities available for sale, and loans, respectively, and the $15.0 million increase in loans receivable, offset somewhat by $21.4 million from principal collections on mortgage-backed securities held to maturity and $9.3 million from the maturity of investment securities held to maturity. Financing activities in 1997 provided $22.5 million due to a $1.8 million change in deposits and $25.1 million increase in borrowed funds offset somewhat by $1.7 million and $2.4 million for the purchase of stock by the MSBP program and the repurchase of shares of stock for the stock repurchase program, respectively.

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

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc.
--------------------------------------------------------------------------------

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

         The Bank anticipates that it will have sufficient funds available to meet its current commitments. As of December 31, 1997, the Bank had mortgage commitments to fund loans of $3.2 million. Also, at December 31, 1997, there were commitments on unused lines of credit relating to home equity loans of $4.1 million. Certificates of deposit scheduled to mature in one year or less at December 31, 1997 totaled $130.8 million. Based on historical deposit withdrawals and outflows, and on internal monthly deposit reports monitored by management, management believes that a majority of such deposits will remain with the Bank. As a result, no adverse liquidity effects are expected.

         At December 31, 1997, the Bank exceeded each of the three regulatory capital requirements on a fully phased-in basis. See Note 11 of Notes to Consolidated Financial Statements.

Impact of Inflation and Changing Prices

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

--------------------------------------------------------------------------------
Financial Statements
--------------------------------------------------------------------------------

                           Little Falls Bancorp, Inc.
                                 and Subsidiary
                       Consolidated Financial Statements
                  (With Independent Auditors' Report Thereon)
                               December 31, 1997
                     --------------------------------------
                                     INDEX



F-2      Management Responsibility Statement

F-3      Independent Auditors' Report

F-4      Consolidated Statements of Financial Condition as of
         December 31, 1997 and 1996

F-5 Consolidated Statements of Income for Each of the Years in the Three Year Period Ended December 31, 1997

F-6 Consolidated Statements of Changes in Stockholders' Equity for Each of the Years in the Three Year Period Ended December 31, 1997

F-7 - 8 Consolidated Statements of Cash Flows for Each of the Years in the Three Year Period Ended December 31, 1997

F-9 - 40 Notes to Consolidated Financial Statements

Logo

Little Falls Bancorp, Inc.
86 Main Street
Little Falls, NJ 07424-1493
201.256.6100


January 16, 1998

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

Management maintains a system of internal accounting control that includes personnel selection, appropriate division of responsibilities, and formal procedures and policies consistent with high standards of accounting and administrative practice. Consideration has been given to the necessary balance between the costs of,systems of accounting and internal control and the benefits derived.

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


/s/Leonard G. Romaine Richard
-----------------------------
Leonard G. Romaine Richard
President


/s/A. Capone
------------
A. Capone
Chief Financial Officer and Treasurer

Independent Auditors' Report


To The Board of Directors and Stockholders
Little Falls Bancorp, Inc.
Little Falls, New Jersey

We have audited the consolidated statements of financial condition of Little Falls Bancorp, Inc. (the "Company") and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of Little Falls Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996 and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/Radics & Co., LLC
--------------------
Pine Brook, New Jersey
January 16, 1998, except for the last paragraph
of Note 2, as to which the date is January 27, 1998

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition
--------------------------------------------------------------------------------

                                                                                              December 31,
                                                                                    ------------------------------
Assets                                                                   Notes           1997             1996
                                                                     -------------  -------------    -------------
Cash and due from banks ........................................                    $   2,737,709    $   1,746,743
Interest-bearing deposits in other banks .......................                          550,522        3,627,221
Federal funds sold .............................................                        3,500,000        5,000,000
                                                                                    -------------    -------------
                  Total cash and cash equivalents ..............        1 and 17         6,788,23       10,373,964
Investment securities held to maturity .........................     1, 3 and 17       57,987,644       51,370,297
Mortgage-backed securities available for sale ..................     1, 4 and 17       13,929,048               --
Mortgage-backed securities held to maturity ....................     1, 4 and 17       90,957,446      112,473,144
Loans receivable ...............................................     1, 5 and 17      147,033,259      117,115,784
Premises and equipment .........................................        1 and 6         2,617,175        2,659,239
Investment in real estate ......................................        1 and 7           427,317          683,054
Foreclosed real estate .........................................        1                 604,219          857,157
Interest receivable ............................................        1 and 16        2,079,091        1,735,291
Federal Home Loan Bank of New York stock .......................        9 and 16         2,517,60        2,075,700
Excess of cost over assets acquired ............................               1        2,856,230        3,217,017
Other assets ...................................................              13          725,234          957,091
                                                                                    -------------    -------------
                  Total assets .................................                    $ 328,522,494    $ 303,517,738
                                                                                    =============    =============

Liabilities and stockholders' equity
Liabilities
Deposits .......................................................        8 and 17         $230,132    $ 228,311,543
Borrowed money .................................................       10 and 17       58,719,500       33,623,500
Accounts payable and other liabilities .........................       12 and 13        1,375,658        1,134,397
                                                                                    -------------    -------------
                  Total liabilities ............................                      290,227,833      263,069,440
                                                                                    -------------    -------------
Commitments ....................................................       16 and 17               --               --

Stockholders' equity ...........................................2, 11, 12 and 13

Preferred stock $.10 per value, 5,000,000 shares
         authorized; none issued and outstanding ...............                               --               --
Common stock $.10 par value, 10,000,000 shares
         authorized; 3,041,750 shares issued; shares outstanding
         2,607,921 (1997) and 2,745,180 (1996) .................                          304,175          304,175
Additional paid in capital .....................................                       29,067,633       28,974,799
Retained earnings - substantially restricted ...................                       18,275,517       16,802,056
Common stock acquired by employee
         stock ownership plan ("ESOP") .........................                       (2,106,432)      (2,271,173)
Unearned restricted Management Stock
         Bonus Plan ("MSBP") stock, at cost ....................                       (1,329,167)              --
Treasury stock, at cost; 433,829 and
         296,570 shares at December 31, 1997 and 1996 ..........                       (5,632,286)      (3,277,004)
Unrealized loss on mortgage-backed
         securities available for sale, net ....................                          (71,062)              --
Minimum pension liability, net of deferred income taxes ........                         (213,717)         (84,555)
                                                                                    -------------    -------------
                  Total stockholders' equity ...................                       38,294,661       40,448,298
                                                                                    -------------    -------------
                  Total liabilities and stockholders' equity ...                    $ 328,522,494    $ 303,517,738
                                                                                    =============    =============

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
--------------------------------------------------------------------------------

                                                                                           Year Ended December 31,
                                                                                    ------------------------------------
                                                                        Notes       1997           1996          1995
                                                                     ----------- -----------   -----------   -----------
Interest income:
         Loans receivable ......................................             5   $10,081,393   $ 8,255,040   $ 7,579,947
         Mortgage-backed securities ............................                   7,117,907     7,972,069     3,839,383
         Investment securities and other interest-earning assets                   3,864,885     2,549,230     2,393,297
                                                                                 -----------   -----------   -----------
                  Total interest income ........................                  21,064,185    18,776,339    13,812,627
                                                                                 -----------   -----------   -----------

Interest expense:
         Deposits ..............................................             8    10,327,779    11,082,926     9,313,730
         Borrowings ............................................                   2,592,479       175,324            --
                                                                                 -----------   -----------   -----------
                  Total interest expense .......................                  12,920,258    11,258,250     9,313,730
                                                                                 -----------   -----------   -----------

Net interest income ............................................                   8,143,927     7,518,089     4,498,897
Provision for loan losses ......................................             5       240,000       182,900       131,359
                                                                                 -----------   -----------   -----------
Net interest income after provision for loan losses ............                   7,903,927     7,335,189     4,367,538
                                                                                 -----------   -----------   -----------
Non-interest income:
         Service fees ..........................................                     147,818       169,678       133,464
         Other .................................................                     279,877        238,89        44,699
                                                                                 -----------   -----------   -----------
                  Total non-interest income ....................                     427,695       408,571       178,163
                                                                                 -----------   -----------   -----------
Non-interest expenses:
         Compensation and employee benefits ....................            12     2,622,159     2,608,587     1,688,213
         Occupancy, net ........................................             6       295,305       334,406       166,347
         Equipment .............................................             6       430,366       401,510       268,841
         Deposit insurance premiums ............................            15       126,987     1,596,307       412,639
         Loss on foreclosed real estate ........................                      26,900        88,981       372,304
         Amortization of deposit premium .......................                     360,787       360,783        30,069
         Other .................................................            12     1,540,603     1,356,853       902,059
                                                                                 -----------   -----------   -----------
                  Total non-interest expenses ..................                   5,403,107     6,747,427     3,840,472
                                                                                 -----------   -----------   -----------

Income before provision for income taxes .......................                   2,928,515       996,333       705,229
Provision for income taxes .....................................            13     1,072,400       385,444       241,490
                                                                                 -----------   -----------   -----------
Net income .....................................................                 $ 1,856,115   $   610,889   $   463,739
                                                                                 ===========   ===========   ===========



Net income per common share: ...................................      1 and 14
         Basic .................................................                 $      0.78   $      0.22        N/A(1)
                                                                                 ===========   ===========   ===========

         Diluted ...............................................                 $      0.75   $      0.22        N/A(1)
                                                                                 ===========   ===========   ===========

(1)  Little Falls Bancorp, Inc. converted to stock form on January 5, 1996.

                See notes to consolidated financial statements.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Consolidated Statements of Changes
in Stockholders' Equity
--------------------------------------------------------------------------------

                                                                                             Unrealized
                                                                                              Loss on       Minimum
                                                                                             Mortgage-      Pension
                                                                                              Backed        Liability,
                                        Retained        Common      Unearned                 Securities      Net of
                         Additional     Earnings-       Stock      Restricted                 Available     Deferred
                 Common     Paid in    Substantially    Acquired       MSBP     Treasury         For         Income
                 Stock     Capital     Restricted       By ESOP       Stock      Stock        Sale, Net      Taxes       Total
                -------- ------------ ------------    ------------ -----------  ----------  ------------  ---------  ------------
Balance -
  December
  31, 1994 .....$   --   $       --   $ 15,863,547    $       --   $    --      $     --    $       --    $(148,825) $ 15,714,722
Net income
  for the
  year ended
  December
  31, 1995 .....    --           --        463,739            --        --            --            --         --         463,739
Decrease in
  minimum
  pension
  liability,
  net of
  deferred
  income
  taxes ........    --           --           --              --          --          --            --       44,762        44,762
Balance -
  December
  31, 1995 .....    --           --     16,327,286            --          --          --            --     (104,063)   16,223,223
Net income
  for the
  year ended
  December
  31, 1996 .....    --           --        610,889            --          --          --            --         --         610,889
Net proceeds
  from
  issuance of
  common stock . 304,175   28,959,347         --              --          --          --            --         --      29,263,522
Acquisition of
  common stock
  by ESOP.......    --           --           --        (2,433,400)       --          --            --         --      (2,433,400)
ESOP shares
  committed
  to be
  released .....    --         15,452         --           162,227        --          --            --         --         177,679
Purchase of
  296,570
  shares of
  treasury
  stock .........   --           --           --              --          --    (3,277,004)         --         --      (3,277,004)
Decrease in
  minimum
  pension
  liability,
  net of
  deferred
  income taxes .    --           --           --              --          --          --            --       19,508        19,508
Dividends paid .    --           --       (136,119)           --          --          --            --         --        (136,119)
                -------- ------------ ------------    ------------ -----------  ----------  ------------  ---------  ------------
Balance -
  December
  31, 1996 ..... 304,175   28,974,799   16,802,056      (2,271,173)       --    (3,277,004)         --      (84,555)   40,448,298
Net income
  for the
  year ended
  December
  31, 1997 .....    --           --      1,856,115            --          --          --            --         --       1,856,115
Acquisition of
  common stock
  by MSBP.......    --           --           --              --    (1,600,268)       --            --         --      (1,600,268)
ESOP shares
  committed
  to be
  released .....    --         92,834         --         164,741          --          --            --         --         257,575
Amortization
  of
  MSBP stock ...    --           --           --              --                271,101 --          --         --         271,101
Purchase of
  137,259
  shares of
  treasury
  stock ........    --           --           --              --          --    (2,355,282)         --         --      (2,355,282)
Unrealized
  loss on
  mortgage-
  backed
  securities
  available
  for sale,
  net ..........    --           --           --              --          --          --         (71,062)      --         (71,062)
Increase in
  minimum
  pension
  liability,
  net of
  deferred
  income taxes .    --           --           --              --          --          --                       --        (129,162)
                                                                                                                         (129,162)
Dividends paid .    --           --       (382,654)           --          --          --            --         --        (382,654)
                -------- ------------ ------------    ------------ -----------  ----------  ------------  ---------  ------------
Balance -
  December
  31, 1997 .....$304,175 $ 29,067,633 $ 18,275,517    $ (2,106,432)$(1,329,167) $5,632,286) $    (71,062) $(213,717) $ 38,294,661
                ======== ============ ============    ============ ===========  ==========  ============  =========  ============

                 See notes to consolidated financial statements

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

                                                                                                     Year Ended December 31,

                                                                                     1997             1996            1995
                                                                               ------------     ------------    ------------
Cash flows from operating activities:
         Net income ........................................................   $  1,856,115     $    610,889    $    463,739
         Adjustments to reconcile net income to
         net cash provided by operating activities:
                  Depreciation .............................................        149,187          153,207         102,863



                  Provision for loan and real estate owned losses ..........        367,356          182,900         381,809
                  Amortization of intangibles ..............................        360,787          360,783          30,069
                  Amortization of deferred fees, premiums and discounts, net        117,732           40,903           7,186
                  Gain on sale of branch ...................................           --           (136,320)           --
                  Gain on sale of investments in real estate ...............       (106,318)            --              --
                  (Gain) loss on sale of foreclosed real estate ............        (11,086)          28,418         (27,705)
                  Deferred income taxes ....................................        (35,527)           1,808
                  Increase in interest receivable ..........................       (343,800)         (17,942)       (354,543)
                  Decrease (increase) in other assets ......................        366,147           (2,447)
                  Increase in interest payable .............................         92,789          180,501         127,445
                  Increase in accounts payable and other liabilities .......         55,364          256,012         163,438
                  ESOP shares committed to be released .....................        257,575          177,679            --
                  Amortization of MSBP cost ................................        271,101             --              --
                                                                               ------------     ------------    ------------
                    Net cash provided by operating activities ..............      3,397,422        1,589,578         367,704
                                                                               ------------     ------------    ------------
Cash flows from investing activities:
         Purchases of investment securities held to maturity ...............    (15,977,500)     (32,347,937)     (6,022,500)
         Maturities of investment securities held to maturity ..............      9,342,000       11,000,000      12,167,500
         Purchases of mortgage-backed securities available for sale ........    (14,048,125)            --              --
         Purchases of mortgage-backed securities held to maturity ..........           --        (16,073,205)    (75,243,631)
         Principal collections on
                  mortgage-backed securities held to maturity ..............     21,444,380       21,500,221       8,849,495
         Purchase of loans .................................................    (15,096,510)            --              --
         Net (increase) in loans receivable ................................    (15,023,967)     (21,265,657)     (2,239,571)
         Purchases of premises and equipment ...............................       (102,193)        (159,246)       (482,366)
         Proceeds from sales of investments in real estate .................         42,125             --              --
         Proceeds for sales of foreclosed real estate ......................        394,486          849,629         713,646
         (Purchase) redemption of Federal Home Loan Bank of
                  New York stock ...........................................       (441,900)        (680,500)        116,100
         Cash and cash equivalents received in connection with acquisition .           --               --        49,303,415
                                                                               ------------     ------------    ------------
                    Net cash (used in) investing activities ................    (29,467,204)     (37,176,695)    (12,837,912)
                                                                               ------------     ------------    ------------

Cash flows from financing activities:
         Net increase (decrease) in deposits ...............................      1,814,156       (7,464,225)     17,135,595
         Decrease in advances from borrowers for taxes .....................           --           (701,773)       (142,723)
         (Refunds of) proceeds from stock subscriptions ....................           --        (19,706,653)     44,831,296
         Net change in short-term borrowings ...............................     10,096,000       24,623,500            --
         Proceeds of long-term borrowings ..................................     15,000,000        9,000,000            --
         Costs of issuance of common stock .................................           --           (731,348)           --
         Dividends paid ....................................................       (382,654)        (136,119)           --
         Cash paid in connection with branch sales .........................           --         (9,064,385)           --
         Cost of MSBP shares ...............................................     (1,688,171)            --              --
         Treasury stock acquired ...........................................     (2,355,282)      (3,277,004)           --
                                                                               ------------     ------------    ------------
                    Net cash provided by (used in) financing activities          22,484,049       (7,458,007)     61,824,168
                                                                               ------------     ------------    ------------
(Decrease) increase in cash and cash equivalents                                 (3,585,733)     (43,045,124)     49,353,960

Cash and cash equivalents--beginning                                             10,373,964       53,419,088       4,065,128
                                                                               ------------     ------------    ------------
Cash and cash equivalents--ending                                              $  6,788,231     $ 10,373,964    $ 53,419,088
                                                                               ============     ============    ============

                See notes to consolidated financial statements.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Consolidated Statement of Cash Flows
--------------------------------------------------------------------------------

                                                                               Year Ended December 31,
                                                                     -------------------------------------------
                                                                          1997          1996             1995
                                                                     ------------   ------------    ------------
Supplemental disclosures:
         Cash paid during the period for:
                  Interest .......................................   $ 12,827,469   $ 11,077,749    $  9,186,285
                                                                     ============   ============    ============
                  Income taxes, net of refunds ...................   $    957,808   $    410,701    $    403,925
                                                                     ============   ============    ============
         Unrealized loss on mortgage-backed securities
                  available for sale, net of deferred income taxes   $    (71,062)  $         --    $         --
                                                                     ============   ============    ============
         Loans to facilitate sales of investment in real estate ..   $    215,000   $         --    $         --
                                                                     ============   ============    ============
         Loans receivable transferred to foreclosed real estate ..   $    157,818   $    406,379    $    672,584
                                                                     ============   ============    ============

         Loans to facilitate sales of foreclosed real estate .....   $         --   $    172,000    $         --
                                                                     ============   ============    ============

         Increase (decrease) in minimum
                  pension liability, net of deferred income taxes    $    129,162   $    (19,508)   $    (44,762)
                                                                     ============   ============    ============

         Property transferred to investment in real estate .......   $      9,629   $    145,478    $    243,667
                                                                     ============   ============    ============

         Issuance of common stock:
                  Deposits used for stock purchases ..............   $         --   $  2,859,458    $         --
                  Stock subscriptions used for stock purchases ...             --     25,124,642              --
                  Deferred costs .................................             --       (422,630)             --
                                                                     ------------   ------------    ------------
                                                                     $         --   $ 27,561,470    $         --
                                                                     ============   ============    ============
         Reduction in MSBP liability in connection with purchase
                  of MSBP shares .................................   $    (87,903)  $         --    $         --
                                                                     ============   ============    ============


         Assets acquired in connection with acquisition:
                  Cash and cash equivalents ......................   $         --     $       --    $ 49,303,415
                  Loans receivable ...............................             --             --           8,564
                  Premises and equipment .........................             --             --       1,500,000
                                                                     ------------   ------------    ------------
                                                                               --             --      50,811,979
                                                                     ------------   ------------    ------------
         Liabilities assumed in connection with acquisition:
                  Deposits .......................................             --             --      54,414,848
                  Other ..........................................             --             --           5,000
                                                                     ------------   ------------    ------------
                                                                               --             --      54,419,848
                                                                     ------------   ------------    ------------
         Excess of cost over assets acquired .....................   $         --   $         --    $ (3,607,869)
                                                                     ============   ============    ============
         Liabilities assigned in connection with branch sales:
                  Deposits .......................................   $         --   $  9,221,324    $         --
                                                                     ============   ============    ============
         Assets sold in connection with branch sales:
                  Loans ..........................................   $         --   $     18,619    $         --
                                                                     ============   ============    ============

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.       Summary of Significant Accounting Policies

Basis of financial statement presentation

The consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles, include the accounts of the Company and its wholly owned subsidiary, Little Falls Bank (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the dates of the consolidated statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, the assessment of prepayment risks associated with mortgage-backed securities and the determination of the amount of deferred tax assets that are more likely than not to be realized. Management believes that the allowance for loan losses is adequate, foreclosed real estate is appropriately valued, prepayment risks associated with mortgage-backed securities are properly recognized and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to allowance for loan losses or further writedowns of foreclosed real estate may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change. Finally, the assessment of the amount of deferred tax assets more likely than not to be realized is based on projected future taxable income, which is subject to continual revisions for updated information.

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

Investment and mortgage-backed securities

Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in a separate component of retained earnings.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.       Summary of Significant Accounting Policies (Cont'd.)

Investment and mortgage-backed securities (Cont'd.)

Premiums are amortized and discounts are accreted to interest income using the interest method. Gains or losses on the sale of securities are based on specifically identifiable cost and are accounted for on a trade date basis.

Loans receivable

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and costs and discounts.

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

The Bank utilizes a two tier approach: (1) identification of impaired loans and the establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including , but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. Although management believes that adequate specific and general loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the level of the loan loss allowance may be necessary.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.       Summary of Significant Accounting Policies (Cont'd.)

Allowance for loan losses (Cont'd.)

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. An insignificant payment delay, which is defined by the Bank as up to ninety days, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. Thus, a demand loan or other loan with no stated maturity is not impaired if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate, during the period the loan is outstanding. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to interest receivable and then to principal.

Premises and equipment

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

Investment in real estate

Investments in real estate are carried at the lower of cost less accumulated depreciation or fair value less estimated disposal costs.

Foreclosed real estate

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of cost or fair value at the date of foreclosure. Subsequent valuations are periodically performed and an allowance for losses established by a charge to operations if the carrying value of a property exceeds its fair value less estimated selling costs. Costs relating to development and improvement of properties are capitalized, whereas income and expenses relating to the operating and holding of properties are recorded in operations as earned or incurred. Gains and losses from sales of these properties are recognized as they occur.

Excess of cost over assets  acquired

The cost in excess of the fair value of net assets acquired through the acquisition of certain assets and assumption of certain liabilities of branch offices is being amortized to expense over a ten year period by use of the straight-line method.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.       Summary of Significant Accounting Policies (Cont'd.)

Income taxes

The Company and its subsidiary file a consolidated federal income tax return and separate state income tax returns. Income taxes are allocated to the Company and its subsidiary based upon the contribution of their respective income or loss to the consolidated return. Federal and State income taxes have been provided on the basis of reported income. The amounts reflected on the tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and tax reporting purposes. Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary difference are expected to be recovered or settled. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which more likely than not will not be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize all deferred tax assets. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

Accounting for stock-based compensation

In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("Statement") No. 123 "Accounting
for Stock-Based Compensation". Statement No. 123 establishes financial accounting and reporting standards for stock-based employees compensation plans. While all entities are encouraged to adopt the "fair value based method" of accounting for employee stock compensation plans, Statement No. 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method" specified in Accounting Principles Board Opinion No. 25.

Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, usually the vesting period. Fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk free interest rate over the expected life of the option. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

The accounting requirements of Statement No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The Company has elected to account for compensation cost under the intrinsic value based method. Included in Note 12 to consolidated financial statements are the pro forma disclosures required by Statement No. 123.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.       Summary of Significant Accounting Policies (Cont'd.)

Net income per common share

In February 1997, the FASB issued Statement No. 128, "Earnings Per Share". Statement No. 128 is effective for years ending after December 15, 1997 and requires that prior period data be restated. Per share amounts are reported in accordance with Statement No. 128.

Basic net income per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding, adjusted for the unallocated portion of shares held by the ESOP in accordance with the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 93-6. Diluted net income per share is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of stock options, stock-based compensation grants and other securities, if dilutive, using the treasury stock method. See Note 14 to consolidated financial statements for a reconciliation of such amounts.

Per share amounts for the year ended December 31, 1996 have been calculated based on the net income for the entire year. The calculation of the weighted average number of common shares outstanding, adjusted for the unallocated portion of shares held by the ESOP, from the date of conversion to stock form (January 5, 1996) through December 31, 1996, assumes such shares were outstanding for the entire year (as if the conversion had taken place on January 1, 1996).

Interest rate risk

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

Reclassification

Certain amounts for the year ended December 31, 1996 and 1995 have been reclassified to conform to the current year's presentation.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.       Reorganization and Stockholders' Equity

On July 13, 1995, the Board of Directors of the Bank adopted a Plan of Conversion, which was subsequently amended, pursuant to which the Bank would convert from a federally chartered mutual savings bank to a federally chartered stock savings bank, with the concurrent formation of a holding company. The holding company, Little Falls Bancorp, Inc., (the "Company") is a New Jersey corporation organized in August 1995 to acquire all of the capital stock of the Bank upon the completion of the conversion. In October 1995, the Bank converted from a New Jersey chartered mutual savings bank to a federally chartered mutual savings bank. Concurrently, the Bank changed its name from "Little Falls Savings Bank" to "Little Falls Bank". On January 5, 1996, the conversion and initial public stock offering were completed with the issuance of 3,041,750 shares of the Company's common stock, par value $.10 per share, for net proceeds, after conversion costs and the effect of the shares acquired by the ESOP, of $26,830,022. Concurrently with the issuance of the Company's common stock, the Company utilized $14,671,962 of the net proceeds to purchase all of the outstanding capital stock of the Bank.

At the time of the conversion, the Bank, in order to grant priority to eligible depositors in the event of future liquidation, established a liquidation account of $15,488,000, an amount equal to its total net worth as of September 30, 1995, the date of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases in the deposit account will not restore an eligible account holder's interest in the liquidation account. In the unlikely event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to their current adjusted qualifying balances. The balance of the liquidation account on December 31, 1997 has not been determined.

The ability of the Company to pay dividends to stockholders is dependent upon the receipt of income from the subsidiary Bank. The Bank may not declare or pay any dividend on or repurchase any of its capital stock if the effect thereof would cause its net worth to be reduced below: (1) the amount required for the liquidation account, or (2) the net worth requirements contained in section
563.13 (b) of the rules and regulation of the Office of Thrift Supervision (the "OTS").

During the years ended December 31, 1997 and 1996, the Company approved plans to repurchase 137,259 and 296,570 shares, respectively, of its common stock outstanding, up to five percent (5%) of the shares outstanding at any single instance. In accordance therewith, during the years ended December 31, 1997 and 1996, 137,259 and 296,570 shares, respectively, at an aggregate cost of $2,355,282 and $3,277,004, respectively, were purchased in the open market.

On January 27, 1998, the Company announced that it intends to repurchase in the open market up to 5%, or 130,396 shares, of its common shares outstanding as of that date.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3.       Investment Securities Held to Maturity

                                                                                  December 31, 1997
                                                                ------------------------------------------------------
                                                                                  Gross Unrealized
                                                                 Amortized    --------------------------   Estimated
                                                                    Cost          Gains         Losses     Fair Value
                                                                -----------   -----------   -----------   -----------
U.S. Government (including agencies):
         Due in one year or less ............................   $10,005,774   $      --     $    69,571   $ 9,936,203
         Due after one year through five years ..............    11,000,000        26,270        46,875    10,979,395
         Due after five years through ten years .............    30,981,870       239,337          --      31,221,207
         Due after ten years ................................     6,000,000         2,500        10,000     5,992,500
                                                                $57,987,644   $   268,107   $   126,446   $58,129,305
                                                                ===========   ===========   ===========   ===========

                                                                                  December 31, 1997
                                                                ------------------------------------------------------
                                                                                  Gross Unrealized
                                                                 Amortized    --------------------------   Estimated
                                                                    Cost          Gains         Losses     Fair Value
                                                                -----------   -----------   -----------   -----------
U.S. Government (including agencies):
         Due in one year or less ............................   $ 9,008,182   $      --     $    23,182   $ 8,985,000
         Due after one year through five years ..............    15,014,352          --         147,477    14,866,875
         Due after five years through ten years .............    27,005,763         4,237          --      27,010,000
                                                                -----------   -----------   -----------   -----------
                                                                 51,028,297         4,237       170,659    50,861,875
Muncipal bonds:
         Due within one year ................................       342,000          --            --         342,000
                                                                -----------   -----------   -----------   -----------
                                                                $51,370,297   $     4,237   $   170,659   $51,203,875
                                                                ===========   ===========   ===========   ===========

There were no sales of investment securities held to maturity during the years ended December 31, 1997, 1996 and 1995.

Investment securities held to maturity with a carrying value of approximately $2,000,000 at December 31, 1997 and 1996, were pledged to secure public funds. See Note 10 to consolidated financial statements for securities pledged as collateral for repurchase agreements.

4.       Mortgage-Backed Securities Available for sale:

                                                                                  December 31, 1997
                                                                ------------------------------------------------------
                                                                                  Gross Unrealized
                                                                 Amortized    --------------------------   Estimated
                                                                    Cost          Gains         Losses     Fair Value
                                                                -----------   -----------   -----------   -----------
         Federal Home Loan Mortgage Corporation                 $ 12,512,965  $       --    $   104,516   $  12,408,449
         Federal National Mortgage Association                     1,527,083          --          6,484       1,520,599
                                                                ------------  -----------   -----------   ------------
                                                                $ 14,040,048  $       --    $   111,000   $ 13,929,048
                                                                ============  ===========   ===========   ============

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

4.       Mortgage-Backed Securities  (Cont'd.)

Held to maturity:

                                                                                      December 31, 1997
                                                              ------------------------------------------------------------------
                                                                Carrying            Gross         Unrealized        Estimated
                                                                  Value             Gains           Losses          Fair Value
                                                              ------------      ------------      -----------      ------------
         Government National Mortgage Association             $ 26,771,595      $    215,909     $     35,973      $ 26,951,531
         Federal Home Loan Mortgage Corporation                 22,853,912           219,635          143,405        22,930,142
         Federal National Mortgage Association                  41,331,939           200,891          168,976        41,363,854
                                                              ------------      ------------      -----------      ------------
                                                              $ 90,957,446      $    636,435      $   348,354      $ 91,245,527
                                                              ============      ============      ===========      ============

                                                                                      December 31, 1996
                                                              ------------------------------------------------------------------
                                                                Carrying            Gross         Unrealized        Estimated
                                                                  Value             Gains           Losses          Fair Value
                                                              ------------      ------------      -----------      ------------

         Government National Mortgage Association             $ 34,166,041      $    211,082     $     8,570       $  34,368,553
         Federal Home Loan Mortgage Corporation                 28,391,893           223,170         260,908          28,354,155
         Federal National Mortgage Association                  49,915,210           148,410         360,828          49,702,792
                                                              ------------      ------------     -----------        ------------
                                                              $112,473,144      $    582,662     $   630,306        $112,425,500
                                                              ============      ============     ===========        ============

                                                                                        December 31, 1997
                                                              -----------------------------------------------------------------
                                                                Principal       Unamortized          Unearned        Carrying
                                                                 Balance          Premium           Discounts          Value
                                                              ------------      -----------      ------------      ------------

         Government National Mortgage Association             $ 26,336,892      $   442,503      $      7,800      $ 26,771,595
         Federal Home Loan Mortgage Corporation                 22,725,681          185,390            57,159        22,853,912
         Federal National Mortgage Association                  40,898,959          460,159            27,179        41,331,939
                                                              ------------      -----------      ------------      ------------
                                                              $ 89,961,532      $ 1,088,052      $     92,138      $ 90,957,446
                                                              ============      ===========      ============      ============

                                                                                        December 31, 1996
                                                              -----------------------------------------------------------------
                                                                Principal       Unamortized          Unearned        Carrying
                                                                 Balance          Premium           Discounts          Value
                                                              ------------      -----------      ------------      ------------

         Government National Mortgage Association             $ 33,675,013      $    510,696     $     19,668      $ 34,166,041
         Federal Home Loan Mortgage Corporation                 28,296,802           219,734          124,643        28,391,893
         Federal National Mortgage Association                  49,434,097           517,150           36,037        49,915,210
                                                              ------------      ------------     ------------      ------------
                                                              $111,405,912      $  1,247,580     $    180,348      $112,473,144
                                                              ============      ============     ============      ============


There were no sales of mortgage-backed securities available for sale or held to maturity during the years ended December 31, 1997, 1996 and 1995.

See note 10 for securities pledged as collateral for repurchase agreements.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

5.       Loans Receivable

                                                                  December 31,
                                                        ------------------------------
                                                             1997              1996
                                                        -------------    -------------
Real estate mortgage:
         One-to-our family ..........................   $ 118,254,242    $ 108,367,393
         Commercial and multi-family ................      17,361,751        3,658,543
                                                        -------------    -------------

                                                          135,615,993      112,025,936
                                                        -------------    -------------

Construction ........................................         350,000          525,000
                                                        -------------    -------------

Consumer:
         Second mortgage ............................      11,629,689        5,028,193
         Passbook or certificate ....................         807,062          888,885
         Student education ..........................          12,451           25,368
                                                        -------------    -------------

                                                           12,449,202        5,942,446
                                                        -------------    -------------

                  Total loans .......................     148,415,195      118,493,382
                                                        -------------    -------------

Less: Loans in process ..............................         233,125          150,000
         Allowance for loan losses ..................       1,168,160        1,089,828
         Deferred loan fees, costs and discounts, net         (19,349)         137,770
                                                        -------------    -------------

                                                            1,381,936        1,377,598
                                                        -------------    -------------

                                                        $ 147,033,259    $ 117,115,784
                                                        =============    =============

An analysis of the allowance for loan losses follows:

                                                          Year Ended December 31,
                                              -------------------------------------------
                                                  1997           1996             1995
                                              -----------    -----------      -----------
Balance--beginning .....................      $ 1,089,828    $   958,149      $ 1,169,058
Provisions charged to operations .......          240,000        182,900          131,359
Loans charged off, net of recoveries....         (161,668)       (51,221)        (342,268)
                                              -----------    -----------      -----------

Balance--ending ........................      $ 1,168,160    $ 1,089,828      $   958,149
                                              ===========    ===========      ===========

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

5.       Loans Receivable (Cont'd.)

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows (in thousands):

                                                                                 December 31,
                                                                          ------------------------
                                                                           1997     1996     1995
                                                                          ------   ------   ------
Recorded investment in impaired loans:
         With recorded allowances .....................................   $  744   $1,777   $1,743
         Without recorded allowance ...................................     --       --        267
                                                                          ------   ------   ------

                  Total impaired loans ................................      744    1,777    2,010

         Related allowance for loan losses ............................      111      404       30
                                                                          ------   ------   ------
                  Net impaired loans ..................................   $  633   $1,373   $1,980
                                                                          ======   ======   ======

Average recorded investment in impaired loans .........................   $1,509   $1,717   $1,783
                                                                          ======   ======   ======

Interest income  recognized  on impaired  loans  during the period each loan was impaired:
                  Total ...............................................   $  214   $   57   $   42
                                                                          ======   ======   ======

                  Cash basis ..........................................   $  197   $   57   $   33
                                                                          ======   ======   ======


At December 31, 1997, 1996 and 1995, nonaccrual loans for which the accrual of interest had been discontinued totalled approximately $1,284,000, $1,901,000 and $1,942,000, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized is summarized as follows (in thousands):

                                                   Year Ended December 31,
                                                   -----------------------
                                                     1997   1996   1995
                                                     ----   ----   ----

Interest income that would have been recorded...     $111   $198   $189
Interest income recognized .....................     $ 50   $ 84   $ 39


The activity with respect to loans to directors, executive officers and associates of such persons is as follows:

                                 Year Ended December 31,
                          ------------------------------------
                              1997                    1996
                          -----------             -----------
Balance--beginning ....   $ 1,168,277             $   855,760
Loans originated ......       242,128                 569,187
Collection of principal       (14,879)               (256,670)
Other additions .......        53,099                   --
                          -----------             -----------
Balance--ending .......   $ 1,448,625             $ 1,168,277
                          ===========             ===========

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

6.       Premises and Equipment

                                                       December 31,
                                                 -----------------------
                                                    1997         1996
                                                 ----------   ----------
Land .........................................   $  614,714   $  614,714
Buildings and improvements ...................    2,301,063    2,296,452
Furniture, fixture and equipment .............    1,071,944    1,038,673
Leasehold improvements .......................       54,122       54,122
                                                 ----------   ----------
                                                  4,041,843    4,003,961
Less accumulated depreciation and amortization    1,424,668    1,344,722
                                                 ----------   ----------
                                                 $2,617,175   $2,659,239
                                                 ==========   ==========


Depreciation and amortization expense totalled $134,628, $143,997 and $92,735 for the years ended December 31, 1997, 1996 and 1995, respectively.

7. Investment  in Real Estate

The Bank owns real estate adjoining its main office and other land originally acquired for a future office site which is no longer to be used for that purpose. The real estate adjoining the main office is comprised of various rental units, both residential and commercial. In addition, during the years ended December 31, 1997 and 1996, as a result of the relocation of a branch office and the sale of deposits in another branch office, properties with a carrying value of $9,629 and $145,478, respectively, were transferred from premises and equipment to investment in real estate. These properties were sold during the year ended December 31, 1997 at a gain of $106,318. Also, during the year ended December 31, 1997, a $100,000 impairment loss was recorded on a parcel of land to reduce its carrying value from $243,667 to $143,667. The income received from the properties, net of expenses, is included in other income. The properties are summarized as follows:

                                                    December 31,
                                                 -------------------
                                                    1997       1996
                                                 --------   --------
Land .........................................   $143,667   $291,277
Buildings and improvements ...................    363,452    622,480
                                                 --------   --------
                                                  507,119    913,757
Less accumulated depreciation and amortization     79,802    230,703
                                                 --------   --------
                                                 $427,317   $683,054
                                                 ========   ========

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

8.       Deposits

                                                          December 31, 1997
                                                          -----------------
                                                   Weighted
                                                   Average
                                                    Rate       Amount      Percent
                                                    ----    ------------   ------
NOW accounts and non-interest-bearing deposits..    1.33%   $ 21,338,938     9.27
Money Market accounts ..........................    2.94       9,952,885     4.33
Passbook and club accounts .....................    3.08      44,468,893    19.32
Certificates of deposit ........................    5.63     154,371,959    67.08
                                                            ------------   ------

                                                    4.62    $230,132,675   100.00
                                                            ============   ======

                                                          December 31, 1996
                                                  -------------------------------------
                                                  Weighted
                                                  Average
                                                    Rate        Amount         Percent
                                                    ----     ------------      ------
NOW accounts and non-interest-bearing deposits      1.46%    $ 20,871,936        9.14
Money Market accounts ........................      3.33       14,822,840        6.49
Passbook and club accounts ...................      3.60       49,700,347       21.77
Certificates of deposit ......................      5.48      142,916,420       62.60
                                                             ------------      ------

                                                    4.48     $228,311,543      100.00
                                                             ============      ======

The aggregate amount of jumbo certificates of deposit with a minimum denomination of greater than $100,000 was approximately $10,020,000 and $18,177,000 at December 31, 1997 and 1996, respectively. These certificates of deposit do not receive a preferential interest rate. Deposits in excess of 100,000 are not federally insured. The scheduled maturities of certificates of deposit are as follows:

                                                    December 31,
                                             --------------------------
                                                1997              1996
                                             --------          --------
Three months or less ..............          $ 40,847          $ 27,834
Over three months to one year .....            89,942            75,561
Over one year to three years ......            21,296            37,488
Over three years ..................             2,287             2,033
                                             --------          --------
                                             $154,372          $142,916
                                             ========          ========

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

8.       Deposits (Cont'd.)

A summary of interest on deposits follows:

                                Year Ended December 31,
                          ---------------------------------------
                               1997          1996          1995
                          -----------   -----------   -----------
NOW accounts ..........   $   260,813   $   366,984   $   195,025
Money Market ..........       380,732       788,001       890,973
Passbook and club .....     1,440,145     1,859,939       970,934
Certificates of deposit     8,246,089     8,068,002     7,256,798
                          -----------   -----------   -----------
                          $10,327,779   $11,082,926   $ 9,313,730
                          ===========   ===========   ===========


9.       Line of Credit

The Bank has an available line of credit with the Federal Home Loan Bank of New York ("FHLB"), subject to the terms and conditions of the lenders' overnight advances program, in the amount of $30,018,400 at December 31, 1997. Borrowings under this line of credit, which expires on November 23, 1998, are made for one day periods and are secured by the Bank's investment in FHLB stock and an assignment of the Bank's unpledged, qualifying one-to-four family mortgage loans. During the year ended December 31, 1997, the Bank did not borrow funds under this program. See Note 10 to consolidated financial statements for FHLB borrowers under other programs.

10. Borrowed Money

                                                                                               December 31,
                                                                                        ---------------------------
                                                                                            1997           1996
                                                                            Interest    ------------- -------------
Lender                                            Maturity                    Rate          Amount        Amount
------                                            --------                    ----          ------        ------
Securities sold under agreement to repurchase:
         Security broker dealer ..............   May 19, 1997                 5.50%      $      --     $ 8,175,000
         Security broker dealer ..............   November 20, 1997            5.68%             --       8,148,000
         Security broker dealer ..............   Overnight                    7.10%             --       8,300,000
         FHLB ................................   January 30, 1998             6.05%       10,000,000          --
         FHLB ................................   February 17, 1998            5.74%        8,175,000          --
         Security broker dealer ..............   February 18, 1998            5.77%        8,368,500          --
         FHLB ................................   February 19, 1998            5.76%        8,176,000          --
         FHLB ................................   December 30, 1999            5.82%        9,000,000     9,000,000
                                                                                         -----------   -----------
                                                                                          43,719,500    33,623,000
Advance:
         FHLB ................................   August 3, 1998               5.80%       15,000,000          --
                                                                                         -----------   -----------

                                                                                         $58,719,500   $33,623,000
                                                                                         ===========   ===========

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.      Borrowed Money (Cont'd.)

Certain information concerning borrowed money is summarized as follows:

                                                Year Ended December 31,
                                            --------------------------------
                                                  1997             1996
                                            --------------    --------------
Average balance during the year .........   $   43,974,600    $    3,173,000
Average interest rate during the year ...             5.89%             5.53%
Maximum month-end balance during the year   $   58,719,500    $   33,624,000
Average interest rate at year end .......             5.83%             6.02%

At December 31, 1997, the Bank's investment in FHLB stock and a blanket assignment of the Bank's unpledged, qualifying one-to-four family mortgage loans served as collateral for FHLB advances. The carrying values of collateral for the agreements to repurchase are as follows:

                                                      December 31,
                                                -------------------------
                                                    1997         1996
                                                -----------   -----------
Investment securities held to maturity ......   $18,700,000   $35,331,000
Mortgage-backed securities available for sale     9,749,213          --
Mortgage-backed securities held to maturity .    21,500,903          --
                                                -----------   -----------
                                                $49,950,116   $35,331,000
                                                ===========   ===========

11.      Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to met minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material adverse effect on the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.      Regulatory Capital (Cont'd.)

The following table sets forth the capital position of the Bank as calculated as of December 31, 1997:

                                               Tangible                Core               Risk-Based
                                         ---------------------   -------------------   -------------------
                                           Amount      Percent   Amount      Percent   Amount      Percent
                                           ------      -------   ------      -------   ------      -------

Capital as calculated under GAAP .....   $ 29,201        8.96   $ 29,201       8.96   $ 29,201       25.60
Deduct goodwill ......................     (2,856)                (2,856)     (0.88)    (2,856)      (2.41)
Add unrealized loss on
         securities available for sale         71        0.02         71       0.02         71        0.06
Deduct investment in real estate .....       --           --        --          --        (427)      (0.37)
Add qualifying general
         loan loss allowance .........       --           --        --          --       1,149        1.01
                                         --------        ----   --------       ----   --------       -----
Capital, as calculated ...............     26,416        8.10     26,416       8.10     27,138       23.83
Capital, as required .................      4,890        1.50      9,780       3.00      9,112        8.00
                                         --------        ----   --------       ----   --------       -----

Excess ...............................   $ 21,526        6.60   $ 16,636       5.10   $ 18,026       15.83
                                         ========        ====   ========       ====   ========       =====


The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICA") imposes increased requirements on the operations of financial institutions and mandated the development of regulations designed to empower regulators to take prompt corrective action with respect to institutions that fall below certain capital standards. FDICA stipulates that an institution with less than 4% core capital is deemed to be undercapitalized. Quantitative measures established by FDICIA to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 23, 1997, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total, risk-based, and Tier 1 leverage ratios of 10%, 6%, and 5%, respectively. There are no conditions existing or events which have occurred since notification, that management believes have changed the institution's category.

12. Benefit Plans

Employee pension plan

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

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.      Benefit Plans (Cont'd.)

Employee pension plan (Cont'd.)

Plan assets are composed primarily of certificates of deposit, savings accounts and insurance contracts. The following tables present the plan's funded status and the components of net periodic pension cost:

                                                                  December 31,
                                                     ----------------------------------
                                                         1997                   1996
                                                     -----------            -----------
Actuarial present value of benefit obligations:
         Vested ..................................   $ 1,873,615            $ 1,493,630
         Non-vested ..............................        16,195                  4,382
                                                     -----------            -----------
                  Total benefit obligation .......   $ 1,889,810            $ 1,498,012
                                                     ===========            ===========

Projected benefit obligation .....................   $ 2,410,463            $ 1,919,617
Plan assets at fair value ........................     1,258,573              1,222,245
                                                     -----------            -----------
Plan benefit obligation in excess of plan assets .     1,151,890                697,372
Unrecognized net transition obligation
         being amortized over fifteen years ......       (82,585)
Unrecognized net loss ............................      (854,481)              (553,681)
Additional minimum liability .....................       416,413                228,426
                                                     -----------            -----------
Accrued pension cost included
         in accounts payable and other liabilities   $   631,237            $   275,767
                                                     ===========            ===========

                                                            Year Ended December 31,
                                                     --------------------------------
                                                       1997         1996       1995
                                                     --------     --------   --------
Net periodic pension cost
  included the following components:
     Service cost ................                   $ 94,253     $ 87,161   $113,010
     Interest cost ...............                    168,152      127,080    122,026
     Actual return on plan assets                     (14,684)
     Net amortization and deferral                     (6,806)      60,784     63,398
                                                     --------     --------   --------
Net periodic pension cost included
         in compensation and employee benefits..     $240,915     $200,728   $208,493
                                                     ========     ========   ========

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.      Benefit Plans (Cont'd.)

Employee pension plan (Cont'd.)

Significant actuarial assumptions used in determining plan benefits are:

                                         Year Ended December 31, 1997
                                         ----------------------------
                                             1997    1996     1995
                                             ----    ----     ----

         Annual salary increase             5.50%    5.00%    6.00%
         Long-term return on assets         8.00%    8.00%    8.00%
         Discount rate                      7.50%    7.00%    8.25%

Directors retirement plan

The Board of Directors adopted a plan, effective January 1, 1995, which provides that any director with twenty or more years of service may retire and continue to be paid at the rate of 50% of regular directors fees. These payments will continue for the directors' lifetime. This plan is unfunded. The following tables present the status of the plan and the components of net periodic plan cost:

                                                         December 31,
                                                  --------------------------
                                                     1997             1996
                                                  ---------        ---------

Actuarial present value of benefit obligation:
         Vested ...............................   $ 253,159        $ 189,536
         Non-vested ...........................      57,394          143,912
                                                  ---------        ---------
                                                  $ 310,553        $ 333,448
                                                  =========        =========

Projected benefit obligation ..................   $ 366,691        $ 357,661
Unrecognized past service cost ................    (218,618)        (235,914)
Unrecognized net (loss) .......................     (23,558)
                                                  ---------        ---------
Accrued plan cost included
  in accounts payable and other liabilities ...   $ 124,515        $  74,928
                                                  =========        =========

                                                              Year Ended December 31,
                                                            ---------------------------
                                                              1997      1996      1995
                                                            -------   -------   -------

Net periodic plan cost included the following components:
         Service cost ...................................   $   784   $ 6,380   $ 4,151
         Interest cost ..................................    26,825    20,972    14,563
         Amortization of past service cost
    and unrecognized net loss ...........................    21,978    17,317    11,545
                                                            -------   -------   -------
Net periodic plan cost included in other expense ........   $49,587   $44,669   $30,259
                                                            =======   =======   =======

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.      Benefit Plans (Cont'd.)

Directors retirement plan (Cont'd.)

Significant actuarial assumptions used in determining plan benefits are:

                                                 Year Ended December 31, 1997
                                                 ----------------------------
                                                     1997     1996     1995
                                                     ----     ----     ----

         Annual compensation increase...........     7.00%    7.00%    8.00%
         Discount rate..........................     7.25%    7.50%    8.25%

Directors health benefits plan

The Board of Directors also adopted a plan, effective January 1, 1995, providing for the continuation of the directors' medical insurance coverage for their lifetime after retirement. Benefits under this plan are available to directors retiring after their attainment of age 60 and twenty years of service. This plan is unfunded. The following tables present the status of the plan and the net components of net periodic plan cost:


                                                               December 31,
                                                           --------------------
                                                              1997       1996
                                                           --------    --------
         Accumulated postretirement benefit obligation...  $158,388    $160,094
         Unrecognized net gain...........................    55,426      44,907
                                                           --------    --------
         Accrued plan cost included in
                  accounts payable and other liabilities.  $213,814    $205,001
                                                           ========    ========

                                                                      Year Ended December 31,
                                                                 --------------------------------
                                                                   1997        1996       1995
                                                                  -------     -------    --------
         Net periodic plan cost included the following components:
                  Service cost.................................   $   190     $ 2,866    $  4,082
                  Interest cost................................    12,007      10,969      13,270
                  Immediate recognition of prior service cost..      --          --       177,830
                  Net amortization.............................    (3,384)     (4,016)       --
                                                                  -------     -------    --------
         Net periodic plan cost included in other expense......   $ 8,813     $ 9,819    $195,182
                                                                  =======     =======    ========


A discount rate of 7.25%, 7.50% and 8.25% was assumed for the years ended December 31, 1997, 1996 and 1995, respectively. For the years ended December 31, 1997, 1996 and 1995, a medical cost trend rate of 7.0%, 7.5% and 10.5%, respectively, decreasing 0.5% per year thereafter until an ultimate rate of 5.0% is reached, was used in the plan's valuation. Increasing the assumed medical cost trend by one percent in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, by $18,459 and the aggregate of the service and interest components of net periodic postretirement benefit cost for the year ended December 31, 1997 by $1,522.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.      Benefit Plans (Cont'd.)

ESOP
Effective upon conversion, an ESOP was established for all eligible employees. The ESOP used $2,433,400 of proceeds from a term loan from the Company to purchase 243,340 shares of Company common stock in the initial offering. The term loan from the Company to the ESOP, including interest, is payable over one-hundred-eighty (180) equal monthly installments. The initial interest rate is 8.25% and is subject to semi-annual adjustment based on the prime rate. The Bank intends to make contributions to the ESOP which will be equal to the principal and interest payment required from the ESOP on the term loan. Shares purchased with the loan proceeds are pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the plan in the year of allocation. During the years ended December 31, 1997 and 1996, the Bank made cash contributions of $323,642 and $286,659 to the ESOP of which $193,801 and $196,181, respectively, were applied to interest and $129,841 and $90,478, respectively, were applied to principal. At December 31, 1997 and 1996, the loan had an outstanding balance of $2,213,081 and $2,342,922, respectively. The ESOP is accounted for in accordance with SOP 93-6, which was issued by the AICPA in November 1993. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Contributions equivalent to dividends on unallocated ESOP shares are recorded as a reduction of debt. ESOP compensation expenses were $255,061 and $177,679 for the years ended December 31, 1997 and 1996, respectively.

 The ESOP shares were as follows:

                                            December 31,
                                      -----------------------
                                          1997         1996
                                      ----------   ----------
Allocated shares ................         16,223        9,048
Shares commited to be released...         16,474        7,175
Unreleased shares ...............        210,643      227,117
                                      ----------   ----------
Total ESOP shares ...............        243,340      243,340
                                      ==========   ==========
Fair value of unreleased shares..     $4,318,182   $2,895,742
                                      ==========   ==========

MSBP
On July 3, 1996, the Bank established a MSBP to provide both key employees and outside directors with a proprietary interest in the company in a manner designed to encourage such persons to remain with the Bank. The Bank, during the year ended December 31, 1997, contributed $1,688,171 to the MSBP to allow the MSBP to purchase 121,670 shares of common stock of the Company in the open market at an average cost of $13.875 per share.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.      Benefit Plans (Cont'd.)

MSBP (Cont'd.)

Under the MSBP, awards are granted in the form of common stock held by the MSBP Trust. The awards vest over a period of time not more than five years, commencing one year from the date of award. The awards become fully vested upon termination of employment due to death or disability. At December 31, 1997, 79,248 shares had been granted to directors and 26,767 shares had been granted to officers and employees. 16,311 shares were vested at December 31, 1997. $271,101 and $87,903 of expense related to the MSBP shares was recorded during the years ended December 31, 1997 and 1996, respectively.

Stock Option Plan

The Company adopted the 1996 Stock Option Plan (the "Plan") authorizing the grant of stock options equal to 304,175 shares of common stock to officers, directors and key employees of the Bank or the Company. Options granted under the Plan may be either options that qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. Options granted will vest and will be exercisable on a cumulative basis in equal installments at the rate of 20% per year commencing one year from the date of grant. All options granted will be exercisable in the event the optionee terminates his employment due to death or disability. The options expire ten years from the date of grant.

In the event of change in control of the Bank or Company, the optionee will be given: (1) substitute options by the acquiring or succeeding corporation, (2) shares of stock issueable upon the exercise of such substitute options or (3) cash for each option granted, equal to the difference between the exercise price of the option and the fair market value or merger price equivalent to cash payment for each share of common stock exchanged in the change of control transaction.

Shares of common stock have been granted under the plan as non-incentive stock options to directors and incentive stock options to officers and employees, respectively, as follows:

                                                         Shares                                 Weighted
                                            -----------------------------                       Average
                                               Non-                                Exercise     Exercise
                                            Incentive Incentive    Total            Price        Price
                                             -------   -------    -------       -----------   -----------
Granted in 1996 .........................    121,665   109,476    231,161       $    10.625   $    10.625
Granted in 1997 ..........................      --      16,000     16,000            20.000        20.000
                                             -------   -------    -------                     -----------
                                             121,665   125,476    247,161                     $    11.232
                                             =======   =======    =======                     ===========

No options have been exercised. Options for 46,232 shares are exercisable at December 31, 1997 at a weighted average exercise price of $10.625. No options were exercisable at December 31, 1996.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.      Benefit Plans (Cont'd.)

Stock Option Plan (Cont'd.)

The Company, as permitted by Statement No. 123, recognizes compensation cost for stock options granted based on the intrinsic value method instead of the fair value based method. The weighted-average grant-date fair value of options granted during 1997 and 1996, all of which have exercise prices equal to the market price of the Company's common stock at the grant date, is estimated using the Black-Scholes option-pricing model. Such fair values and the assumptions used for estimating fair values are as follows:


                                                         December 31,
                                                     --------------------
                                                        1997       1996
                                                        ----       ----

Weighted average grant-date fair value per share     $  5.87   $   2.81
Expected common stock dividend yield ...........        1.00%      0.94%
Expected volatility ............................       23.29%     13.90%
Expected option life ...........................      5 years    5 years
Risk-free interest rate ........................        5.88%      6.875%

Had the Company used the fair value based method, net income for the years ended December 31, 1997 and 1996 would have been decreased to $1,736,000 and $574,000, respectively, and basic and diluted net income per common share would have been reduced to $0.73 and $0.70, respectively, for the year ended December 31, 1997 and $0.21 each during the year ended December 31, 1996.

13.  Income Taxes

The Bank qualifies as a Savings Institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based on the greater of: (1) actual loan losses (the "experience method"); or (2) eight (8) percent of taxable income before such bad debt deduction less certain adjustments (the "percentage of taxable income method").

On August 21, 1996, legislation was signed into law which repealed the percentage of taxable income method for tax bad debt deductions. The repeal is effective for the Bank's taxable year beginning January 1, 1996. In addition, the legislation requires the Bank to include in taxable income its bad debt reserves in excess of its base year reserves over a six, seven, or eight year period depending upon the attainment of certain loan origination levels. Since the percentage of taxable income method for Federal tax bad debt deductions and the corresponding increase in the Federal tax bad debt reserve in excess of the base year have been reflected as temporary differences pursuant to FASB Statement No. 109, with deferred income taxes recorded thereon, this change in the tax law did not have a material adverse effect on the Company's consolidated financial position or operations.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3.       Income Taxes (Cont'd.)

Retained earnings at December 31, 1997 includes approximately $2.4 million of tax bad debt deductions which, in accordance with FASB Statement No. 109, are considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The provision for income taxes is summarized as follows:

                                Year Ended December 31,
                        -----------------------------------------
                              1997          1996          1995
                        -----------    -----------    -----------
Current:
         Federal....    $   990,405    $   540,688    $   222,142
         State .....        117,522         87,761         17,540
                        -----------    -----------    -----------
                          1,107,927        628,449        239,682
                        -----------    -----------    -----------

Deferred:
         Federal....        (32,405)      (222,744)         1,658
         State .....         (3,122)       (20,261)           150
                        -----------    -----------    -----------
                            (35,527)      (243,005)         1,808
                        -----------    -----------    -----------
                        $ 1,072,400    $   385,444    $   241,490
                        ===========    ===========    ===========



The provision for income taxes differs from that computed at the federal statutory rate of 34% as follows:

                                                         Year Ended December 31,
                                                 ------------------------------------
                                                     1997        1996          1995
                                                 ----------   ----------   ----------
Tax at the statutory rate ..................     $  995,695   $  338,753   $  239,777
New Jersey Savings Institution Tax,
         net of federal income tax effect...         75,504       44,550       11,675
Other ......................................          1,201        2,141       (9,962)
                                                 ----------   ----------   ----------

                                                 $1,072,400   $  385,444   $  241,490
                                                 ==========   ==========   ==========


--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

13.      Income Taxes (Cont'd.)

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and liabilities are as follows:

                                                                      December 31,
                                                                   ------------------
                                                                     1997      1996
                                                                   --------  --------
Deferred tax assets:
         Allowance for loan losses ..............................  $316,151  $346,353
         Deferred loan orgination fees, net .....................    63,821    46,702
         Deferred compensation ..................................   115,025    97,185
         Minimum pension liability ..............................   120,111    47,521
         Goodwill ...............................................    90,101    46,829
         MSBP ...................................................    15,513    31,627
         Unrealized loss on securities available for sale .......    39,938      --
         Other ..................................................      --       1,920
                                                                   --------  --------
                  Total deferred tax assets .....................   760,660   618,137
                                                                   --------  --------

Deferred tax liabilities:
         Depreciation of premises and equipment .................    67,944    64,196
         Other ..................................................     2,572    11,852
                                                                   --------  --------
                  Total deferred tax liabilities ................    70,516    76,048
                                                                   --------  --------
                  Net deferred tax asset included in other assets  $690,144  $542,089
                                                                   ========  ========


At December 31, 1997 and 1996, current income taxes receivable of $25,526 and $55,769, respectively, are included in other assets. At December 31, 1997, income taxes payable of $119,876 are included in other liabilities.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

14.      Net Income Per Common Share

                                   Year Ended December 31, 1997
                                   ----------------------------
                                                Weighted
                                    Net         Average   Per Share
                                   Income       Shares     Amounts
                                   ------       ------     -------

Basic net income per share ...   $1,856,115    2,389,063   $   0.78
Effect of dilutive securities:                             ========
         Stock options .......         --         71,296
         MSBP unearned shares          --          6,531
                                 ----------    ---------
Diluted net income per share .   $1,856,116    2,466,890   $   0.75
                                 ==========    =========   ========


                           Year Ended December 31, 1996

                                                   Weighted
                                   Net             Average       Per Share
                                  Income           Shares         Amounts
                                  ------           ------         -------

Basic net income per share ...   $610,889         2,727,627     $       0.22
Effect of dilutive securities:                                  ============
         Stock options .......      --                7,336
         MSBP unearned shares       --                1,681
                                 --------         ---------
Diluted net income per share .   $610,889         2,736,644     $       0.22
                                 ========         =========     ============


15.      Legislative Matters

On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund ("SAIF") member institutions, including the Bank, to recapitalize the SAIF and spread the obligation for payment of Financial Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in the third quarter of 1996 and is tax deductible. The Bank took a charge of $1,167,427 as a result of the special assessment. This legislation eliminated the substantial disparity between the amount that BIF and SAIF members had been paying for deposit insurance premiums.

Currently, the Federal Deposit Insurance Corporation ("FDIC") has estimated that, in addition to normal deposit insurance premiums, BIF members will pay a portion of the FICO payment equal to 1.3 basis points on BIF-insured deposits compared to 6.4 basis points by SAIF members on SAIF-insured deposits. All institutions will pay a pro rate share of the FICO payment on the earlier of January 1, 2000 or the date upon which the last savings association ceases to exist. The legislation also requires BIF and SAIF to be merged by January 1, 1999 provided that legislation is adopted to eliminate the saving association charter and no savings associations remain as of the time.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

15.      Legislative Matters (Cont`d.)

The FDIC has lowered SAIF assessments to a range comparable to that of BIF members, although SAIF members must also make the FICO payments described above. Management cannot predict the precise level of FDIC insurance assessments on an ongoing basis or whether the BIF and SAIF will eventually be merged.

16.      Commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised of the undisbursed portion of construction loans, unused amounts of lines of credit and residential loan originations. The Bank's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Collateral, usually in the form of residential real estate, is generally required to support financial instruments with credit risk.

At December 31, 1997, the Bank had commitments outstanding to originate mortgage loans of $3,205,000, of which $377,000 were for five year commercial adjustable rate loans with initial rates ranging from 8.23% to 9.50% and $2,828,000 were for fixed rate loans with rates ranging from 7.00% to 8.50%. The commitments are due to expire within sixty days. The rates at which the Bank has committed to fund these loans are set based on the rate in effect when the borrower accepts the commitment in writing.

At December 31, 1997, outstanding commitments related to unused home equity lines of credit totalled $4,101,000 These amounts, when used, will carry interest rates that will float at the prime rate plus 13/4%.

Rental expenses related to the occupancy of premises totalled approximately $30,000, $38,000 and $38,000 for the years ended December 31, 1997, 1996 and
1995, respectively. Minimum non-cancellable obligations under lease agreements with original terms of more than one year are as follows:

                         December 31,                     Amount
                         ------------                     ------

                             1998                       $ 42,497
                             1999                         42,497
                             2000                         42,497
                             2001                         42,497
                             2002                         17,707
                                                        --------
                                                        $187,695
                                                        ========

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

17.      Disclosures About the Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used for the purposes of this disclosure. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

Cash and cash equivalents and interest receivable

For cash and cash equivalents and interest receivable, the carrying amounts approximate fair value.

Investment and mortgage-backed securities

For investment and mortgage-backed securities, both available for sale and held to maturity, fair value is estimated using quoted market prices.

Loans receivable

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

Borrowed money

The fair value of advances and securities sold under agreements to repurchase is estimated by discounting cash flows using rates currently available for borrowings of similar remaining securities.

Commitments to extend credit

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

17.      Disclosures About the Fair Value of Financial Instruments (Cont'd.)


                                                                     December 31,
                                                        -------------------------------------
                                                                1997               1996
                                                        ------------------  -----------------
                                                         Carrying   Fair    Carrying   Fair
                                                          Amount    Value    Amount    Value
                                                          ------    -----    ------    -----
Financial assets:
         Cash and cash equivalents ...................  $  6,788 $   6,788 $ 10,374 $ 10,374
         Investment securities held to maturity ......    57,988    58,129   51,370   51,204
         Mortgage-backed securities available for sale    13,929    13,929     --         --
         Mortgage-backed securities held to maturity .    90,957    91,246  112,473  112,426
         Loans receivable ............................   147,033   148,534  117,116  114,850
         Interest receivable .........................     2,079     2,079    1,735    1,735

Financial liabilities:
         Deposits ....................................   230,133   226,113  228,312  227,954
         Borrowed money ..............................    58,720    58,708   33,624   33,475

Commitments:
         To fund loans................................     7,306     7,306    6,287    6,287

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets that are not considered financial assets include premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. The lack of uniform valuation methodologies introduces a greater degree of subjectivity to those estimated fair values.

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.      Parent Only Financial Information

The Company operates one wholly owned subsidiary, the Bank. The earnings of the Bank are recognized by the Company using the equity method of accounting. Accordingly, the earnings of the Bank are recorded as increases in the Company's investment in the subsidiary. The following are the condensed financial statements for the Company (parent company only) as of December 31, 1997 and 1996 and for the periods then ended. The Company had no operations prior to the Bank's conversion to stock form on January 5, 1996.

                                                              December 31,
                                                      ----------------------------
Statements of Financial Condition                           1997            1996
                                                      ------------    ------------
Assets
Cash and due from banks ...........................   $  1,167,965    $    555,582
Loan receivable from the Bank .....................      6,044,666       8,854,264
ESOP loan receivable ..............................      2,213,081       2,342,922
Investment in subsidiary ..........................     29,200,841      28,874,037
Other assets ......................................         18,000          12,167
                                                      ------------    ------------
         Total assets .............................   $ 38,644,553    $ 40,638,972
                                                      ============    ============


Liabilities and stockholders' equity
Liabilities
Other liabilities .................................   $    349,892    $    190,674
                                                      ------------    ------------
Stockholders' equity
Common stock ......................................        304,175         304,175
Additional paid in capital ........................     29,067,633      28,974,799
Retained earnings .................................     18,204,455      16,802,056
Common stock acquired by ESOP .....................     (2,106,432)     (2,271,173)
Unearned restricted MSBP stock ....................     (1,329,167)           --
Treasury stock ....................................     (5,632,286)     (3,277,004)
Minimum pension liability, net ....................       (213,717)        (84,555)
                                                      ------------    ------------
         Total stockholders' equity ...............     38,294,661      40,448,298
                                                      ------------    ------------
         Total liabilities and stockholders' equity   $ 38,644,553    $ 40,638,972
                                                      ============    ============

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.      Parent Only Financial Information (Cont'd.)

Statements of Income

                                                                From
                                                              Inception
                                                              January 5,
                                                 Year Ended     1996 to
                                                December 31,  December 31,
                                                ------------  ------------
                                                    1997          1996
                                                 ----------   ----------
Interest income ..............................   $  666,225   $  880,582
Equity in undistributed earnings of subsidiary    1,598,621      248,247
                                                 ----------   ----------
                                                  2,264,846    1,128,829
Expenses .....................................      235,731      274,940
                                                 ----------   ----------
Income before income taxes ...................    2,029,115      853,889
Income taxes .................................      173,000      243,000
                                                 ----------   ----------
Net income ...................................   $1,856,115   $  610,889
                                                 ==========   ==========

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.      Parent Only Financial Information (Cont'd.)

Statements of Cash Flows

                                                                                          From
                                                                                        Inception
                                                                                        January 5,
                                                                          Year Ended      1996 to
                                                                          December 31,  December 31,
                                                                             1997           1996
                                                                        ------------    ------------
Cash flows from operations activities:
         Net income .................................................   $  1,856,115    $    610,889
         Adjustments to reconcile net income provided by
                  operative activities:
                  Equity in undistributed earnings of subsidiary ....     (1,598,620)       (248,247)
                  (Increase) in other assets ........................         (5,833)        (12,167)
                  Increase in other liabilities .....................        159,218         190,674
                                                                        ------------    ------------
                  Net cash provided by operating activities .........        410,880         541,149
                                                                        ------------    ------------
Cash flows from investing activities:
         Purchase of all outstanding stock of the Bank ..............           --       (14,638,780)
         Loan to the Bank ...........................................           --       (12,205,380)
         Repayments of loan by the Bank .............................      2,809,598       3,351,116
         Loan to ESOP ...............................................           --        (2,433,400)
         Repayments of Loan by ESOP .................................        129,841          90,478
                                                                        ------------    ------------
                  Net cash provided by (used in) investing activities      2,939,439     (25,835,966)
                                                                        ------------    ------------
Cash flows from financing activities:
         Net proceeds from issuance of common stock .................           --        29,263,522
         Acquisition of treasury stock ..............................     (2,355,282)     (3,277,004)
         Dividends paid .............................................       (382,654)       (136,119)
                                                                        ------------    ------------
                  Net cash (used in) provided by financing activities     (2,737,936)     25,850,399
                                                                        ------------    ------------
Net increase in cash and cash equivalents ...........................        612,383         555,582
Cash and cash equivalents--beginning ................................        555,582            --
                                                                        ------------    ------------
Cash and cash equivalents--ending ...................................   $  1,167,965    $    555,582
                                                                        ============    ============

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

19.      Quarterly Financial Data (unaudited)

                                Year Ended December 31, 1997
                                ----------------------------
                               First   Second    Third   Fourth
                              Quarter  Quarter  Quarter  Quarter
                               ------   ------   ------   ------
                              (In thousands, except per share data)
Interest income ............   $4,981   $4,971   $5,348   $5,764
Interest expense ...........    2,995    3,034    3,322    3,569
                               ------   ------   ------   ------
         Net interest income    1,986    1,937    2,026    2,195
Provision for loan losses ..       60       60       60       60
Non-interest income ........       69      189       41      129
Non-interest expense .......    1,280    1,281    1,321    1,522
Income taxes ...............      270      316      229      257
                               ------   ------   ------   ------
Net income .................   $  445   $  469   $  457   $  485
                               ======   ======   ======   ======

Net income per common share:
         Basic .............   $ 0.18   $ 0.20   $ 0.19   $ 0.21
                               ======   ======   ======   ======
         Diluted ...........   $ 0.17   $ 0.19   $ 0.19   $ 0.20
                               ======   ======   ======   ======


                                    Year Ended December 31, 1996
                                    ----------------------------
                                First    Second     Third     Fourth
                               Quarter   Quarter   Quarter    Quarter
                               -------   -------   -------    -------
                               (In thousands, except per share data)
Interest income ............   $ 4,710   $ 4,670   $ 4,614    $ 4,782
Interest expense ...........     2,912     2,751     2,721      2,874
                               -------   -------   -------    -------
         Net interest income     1,798     1,919     1,893      1,908
Provision for loan losses ..        30      --         153       --
Non-interest income ........        53        82        67        207
Non-interest expense .......     1,427     1,296     2,564      1,460
Income taxes ...............       133       282      (275)       246
                               -------   -------   -------    -------
Net income .................   $   261   $   423   $  (482)   $   409
                               =======   =======   =======    =======

Net income per common share:
         Basic .............   $  0.09   $  0.15    $ (0.18) $ 0.16
                               =======   =======    =======  ======
         Diluted ...........   $  0.09   $  0.15    $ (0.18) $ 0.16
                               =======   =======    =======  ======

--------------------------------------------------------------------------------
Little Falls Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

20.      Impact of Recent Accounting Standards

In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income". Statement No. 130 requires that all items that are components of "comprehensive income" be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the "change in equity [net assets] of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners". Companies will be required to (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Statement No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of prior periods presented. As the requirements of Statement No. 130 are disclosure-related, its implementation will have no impact on the Company's consolidated financial condition or results of operations.