Form 10-K/A, Exhibit 13
period 1998-12-31
LITTLE FALLS BANCORP INC
filed 1999-03-24
CIK 1001427

                           Little Falls Bancorp, Inc.
                              Annual Report - 1998

--------------------------------------------------------------------------------

TABLE OF CONTENTS
--------------------------------------------------------------------------------



Letter to Stockholders ........................................          1

Corporate Profile and Stock Market Information.................          2

Selected Financial and Other Data..............................          3

Management's Discussion and Analysis of
  Financial Condition and Results of Operations................          4

Management Responsibility Statement............................         17

Independent Auditors' Report...................................         18

Consolidated Statements of Financial Condition.................         19

Consolidated Statements of Income..............................         20

Consolidated Statements of Comprehensive Income................         21

Consolidated Statements of Changes in Stockholders' Equity.....         22

Consolidated Statements of Cash Flows..........................         23

Notes to Consolidated Financial Statements.....................         26

Other Corporate Information....................................         59

                           Little Falls Bancorp, Inc.
                                 86 Main Street
                         Little Falls, New Jersey 07424







To Our Stockholders:


On behalf of our directors, officers and employees, we are pleased to present to you our fourth annual stockholders' report. Last year was quite eventful. As you know, we had initially hoped to combine with Skylands Community Bank to form a more diversified institution with a wider customer base.
However, the agreement was mutually terminated in November 1998.

As previously reported, on January 26, 1999, we signed an agreement with HUBCO, Inc., Mahwah, New Jersey, whereby HUBCO would acquire Little Falls. If the required shareholder and regulatory approvals are obtained, we expect to close the transaction in the second quarter of 1999.

We look forward to the proposed transaction and the opportunities that it presents.

Your Board of Directors and management team are committed to protecting and enhancing the value of your investment in the Company. We appreciate the confidence, support and loyalty of our customers, employees, and stockholders.



Sincerely,

/s/Leonard G. Romaine
------------------------
Leonard G. Romaine
President

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

                                                  HIGH              LOW
                                                 -------          -------

October 1, 1998 - December 31, 1998              $21 1/2          $11 1/2
July 1, 1998 - September 30, 1998                 22               14
April 1, 1998 - June 30, 1998                     22 1/4           18 1/4
January 1, 1998 - March 31, 1998                  20 1/2           17 1/2
October 1, 1997 - December 31, 1997               20 1/2           16 1/4
July 1, 1997 - September 30, 1997                 18 1/2           15 1/4
April 1, 1997 - June 30, 1997                     15 7/8           12 5/8
January 5, 1997 - March 31, 1997                  14 1/8           12 1/4



         The number of stockholders of record of common stock as of the record date of March 19, 1999 ("Record Date"), was 376. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of the Record Date, there were 2,470,551 shares outstanding.

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

Selected Financial Condition Data

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                             1998             1997             1996            1995            1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                                (In Thousands)
  Total Assets.........................                   $350,617       $328,522         $303,518          $310,355        $193,385
  Loans receivable (net)...............                    149,062        147,033          117,116            96,230          94,754
  Mortgage-backed securities held
   to maturity.........................                     61,373         90,957          112,473           118,020          51,664
  Mortgage-backed securities
   available for sale..................                     13,971         13,929               --                --              --
  Investment securities - held to
   maturity............................                     40,577         57,988           51,370            29,999          36,146
  Investment securities - available
    for sale...........................                     39,423             --               --                --              --
  Cash and cash equivalents............                     33,393          6,788           10,374            53,419           4,065
  Deposits.............................                    243,048        230,133          228,312           247,851         176,173
  Stockholders' equity.................                     37,445         38,295           40,448            16,223          15,715


Selected Operating Data

-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                        1998               1997               1996              1995             1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                                              (In Thousands)
Total interest income..................          $22,746            $ 21,064         $ 18,776             $13,813         $13,075
Total interest expense.................           14,695              12,920           11,258               9,314           7,170
                                                 -------             -------          -------              ------          ------
  Net interest income..................            8,051               8,144            7,518               4,499           5,905
Provision for loan losses..............              161                 240              183                 131             356
                                                 -------             -------          -------              ------          ------
  Net interest income after
   provision for loan losses...........            7,890               7,904            7,335               4,368           5,549
                                                 -------             -------          -------              ------          ------
  Total non-interest income............              404                 427              409                 178             143
                                                 -------             -------
  Total non-interest expense...........            5,702               5,403            6,747(1)            3,840(2)        2,912
                                                 -------             -------          -------              ------
Income before provision for
 income taxes .........................            2,592               2,928              996                 705           2,781
Income tax expense.....................              844               1,072              385                 241           1,066
                                                 -------             -------          -------              ------          ------
  Net income...........................         $  1,748            $  1,856         $    611             $   464         $ 1,715
                                                 =======             =======          =======              ======          ======


                                           (footnotes on following page)

Other Selected Data

-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                               1998             1997             1996             1995            1994
-----------------------------------------------------------------------------------------------------------------------------------
Return on average assets......................         0.51%            0.60%           0.21%(1)        0.22%(2)          0.86%
Return on average equity......................         4.65%            4.74%           1.44%(1)        2.89%(2)         11.62%
Average equity to average assets..............        10.92%           12.57%          14.78%           7.64%             7.62%
Net interest rate spread......................         2.03%            2.27%           2.22%           1.97%             2.86%

Per Share Information:
  Diluted earnings per share (1) (2) (3)......       $ 0.76           $ 0.75           $0.22             N/A               N/A

  Dividends per share (3).....................       $ 0.22           $ 0.155          $0.05             N/A               N/A

  Tangible book value per
  share (3)...................................       $14.11           $13.59          $13.56             N/A               N/A


Dividend payout ratio (1) (2) (3).............        28.94%           20.62%          22.28%            N/A               N/A
Non-performing assets to total assets.........         0.37%            0.57%          0.91%            1.27%             3.09%
Non-performing loans to total assets..........         0.29%            0.39%          0.63%            0.79%             2.18%
Allowance for loan losses to total loans......         0.88%            0.79%          0.92%            0.98%             1.21%


------------------------
(1) Includes one-time special assessment of $1,167,000 to recapitalize the SAIF.
(2) Includes a non-recurring expense of $195,000 due to the implementation of a directors' medical plan. (3) No shares of common stock were outstanding until January 5, 1996.

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

Financial Condition

         The Bank's total assets increased by $22.1 million to $350.6 million at December 31, 1998 from $328.5 million at December 31, 1997. Total loans receivable increased by $2.0 million due to loan originations of $25.5 million, offset somewhat by loan repayments. Investment securities held to maturity decreased by $17.4 million due to maturing or called securities of $52.0 million and the sale of $3.0 million of securities which were within three months of their maturity, offset somewhat by purchases of $37.6 million. Investment securities available for sale increased by $39.4 million due to purchases of $45.9 million, offset somewhat by maturing or called securities of $5.3 million and the sale of $1.0 million of securities. Mortgage-backed securities held to maturity decreased by $29.6 million due to repayments of principal. Total cash and cash equivalents increased by $26.6 million due in part to the increase in deposits of $12.9 million.

         Total deposits increased by $12.9 million. Borrowed funds increased by $9.8 million as the Bank took advantage of lower interest rates to fund investing and lending activities.

         Total stockholders' equity decreased by $849,000 primarily due to the repurchase of shares of Company stock pursuant to the Company's stock repurchase program (130,396 shares at a total price of approximately $2.6 million), a $247,000 unrealized loss on securities available for sale net of deferred taxes and dividends paid, offset somewhat by earnings for the year.

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


                                                  1998                             1997                           1996
                                     -------------------------------  -------------------------------  -----------------------------
                                     Average              Average     Average               Average    Average              Average
                                     Balance    Interest  Yield/Cost  Balance    Interest  Yield/Cost  Balance  Interest  Yield/Cost
                                     -------    --------  ----------  -------    --------  ----------  -------  --------  ----------
                                                                          (Dollars in Thousands)
Interest-earning assets:
 Loans receivable(1)...............  $150,345    $11,381     7.57%    $131,625   $10,081      7.66%   $105,794   $ 8,255       7.80%
 Mortgage-backed securities(5).....    90,582      5,481     6.05      107,304     7,118      6.63     119,684     7,972       6.64
 Investment securities(2)(5).......    79,604      5,236     6.64       55,615     3,624      6.52      40,316     2,164       5.37
 Other interest-earning assets.....    11,390        598     5.25        4,596       241      5.24       7,431       385       5.18
                                      -------     ------               -------    ------               -------    ------
  Total interest-earning
    assets.........................   331,921     22,746     6.85      299,140    21,064      7.04     273,225    18,776       6.87
                                                  ------                          ------                          ------
Non-interest-earning assets........    12,284                           12,566                          14,223
                                      -------                          -------                         -------
  Total assets.....................  $344,205                         $311,706                        $287,448
                                      =======                          =======                         =======

Interest-bearing liabilities:
 Savings accounts..................  $ 42,848      1,277     2.98     $ 45,724     1,440      3.15    $ 51,633     1,860       3.60
 Now and money market..............    33,639        607     1.80       32,788       642      1.96      39,270     1,155       2.94
 Certificates of deposit...........   156,216      8,620     5.52      148,122     8,246      5.57     147,707     8,068       5.46
 Borrowed funds....................    72,357      4,191     5.79       43,975     2,592      5.89       3,173       175       5.52
                                      -------     ------               -------    ------               -------    ------

  Total interest-bearing
    liabilities....................   305,060     14,695     4.82      270,609    12,920      4.77     241,783    11,258       4.66
                                                  ------                          ------                          ------
Non-interest bearing
  liabilities......................     1,546                            1,928                           3,171
                                      -------                          -------                         -------
 Total liabilities.................   306,606                          272,537                         244,954
Stockholders' equity...............    37,599                           39,169                          42,494
                                      -------                          -------                         -------
 Total liabilities and
  stockholders' equity.............  $344,205                         $311,706                        $287,448
                                      =======                          =======                         =======
Net interest income................              $ 8,051                         $ 8,144                         $ 7,518
                                                  ======                          ======                          ======
Interest rate spread(3)............                          2.03%                            2.27%                            2.21%
                                                             ====                             ====                             ====
Net yield on interest-
  earning assets(4)................                          2.42%                            2.72%                            2.75%
                                                             ====                             ====                             ====
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities.....    108.81%                         110.54%                          111.00%
                                      =======                          ======                           ======

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


                                                                       Year Ended December 31,
                                       ----------------------------------------------------------------------------------------
                                             1998         vs.         1997                  1997        vs.         1996
                                       -----------------------------------------    -------------------------------------------
                                                   Increase (Decrease)                          Increase (Decrease)
                                                        Due to                                       Due to
                                       -----------------------------------------    -------------------------------------------
                                                              Rate/                                         Rate/
                                       Volume      Rate      Volume         Net      Volume      Rate      Volume         Net
                                       ------     ------     ------        -----     ------     ------     ------        -----
                                                                          (In Thousands)
Interest income:
 Loans receivable................    $ 1,434     $ (117)      $ (17)     $ 1,300   $2,016     $(152)     $ (38)        $1,826
 Mortgage-backed securities......     (1,109)      (625)         97       (1,637)    (825)      (33)         4           (854)
 Investment securities...........      1,453        149          60        1,662      821       463        176          1,460
 Other interest-earning assets...        569        (63)       (149)         357     (147)        5         (2)          (144)
                                      ------      -----       -----       ------    -----      ----       ----          -----
  Total interest-earning assets..      2,347       (656)       (  9)       1,682    1,865       283        140          2,288
                                      ------      -----       -----       ------    -----      ----       ----          -----

Interest expense:
 Savings accounts................        (91)       (77)          5         (163)    (213)     (234)        27           (420)
 Now and money market............         17        (51)         (1)         (35)    (191)     (386)        64           (513)
 Certificates of deposit.........        450        (72)         (4)         374       23       155          -            178
 Borrowed funds..................      1,774       (104)        (71)       1,599    2,250        12        155          2,417
                                      ------      -----       -----       ------    -----      ----       ----          -----
   Total interest-bearing
    liabilities..................      2,150       (304)        (71)       1,775    1,869      (453)       246          1,662
                                      ------      -----       -----       ------    -----      ----       ----          -----
Net change in net interest
  income.........................    $   197     $ (352)      $  62      $   (93)  $   (4)    $ 736      $(106)        $  626
                                      ======      =====        =====      ======    =====      ====       ====          =====


Comparison of Operating Results for the Years Ended December 31, 1998 and 1997

         General. Net income decreased by $108,000, or 5.84% to $1.7 million for the year ended December 31, 1998 from $1.9 million for the year ended December 31, 1997.

         The decrease in earnings for the year was due in part to the costs associated with terminating a merger agreement with Skylands Community Bank, the expense incurred due to the immediate vesting of stock awards to a deceased director during the fourth quarter of fiscal 1998, and an increase in losses on foreclosed real estate, offset somewhat by a decrease in taxes.

         Interest Income. Interest income increased $1.7 million, or 7.99% to $22.7 million for the year ended December 31, 1998 from $21.1 million for the year ended December 31, 1997. The increase was primarily due to increases of $18.7 million, $24.0 million and $6.8 million in the average balance of loans, investment securities, both held to maturity and available for sale and other interest earning assets, respectively, offset somewhat by a decrease of $16.7 million in mortgage-backed securities, both held to maturity and available for sale. Also, the average yield on all interest earning assets decreased by 19 basis points (100 basis points equals 1%) to 6.85%.

         Interest Expense. Interest expense increased $1.8 million to $14.7 million for the year ended December 31, 1998 from $12.9 million for the year ended December 31, 1997. This was due to an increase in the average balance of borrowed funds of $28.4 million and an increase of $6.1 million in the average balance of deposits coupled with an increase in the average rate paid on interest-bearing liabilities of 5 basis points to 4.82%.

         Net Interest Income. Net interest income decreased by $93,000 or 1.14% for the year ended December 31, 1998 as compared to the year ended December 31, 1997. The increase was due to the reasons noted above.

         Provision for Losses on Loans. The Bank maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, the Bank's past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The provision for loan losses decreased $79,000 or 32.86% to $161,000 for the year ended December 31, 1998 from $240,000 for the year ended December 31, 1997, primarily due to a decrease in the Bank's non-performing loans. While the Bank maintains its allowance for losses at a level which it considers to be adequate, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts.

         Non-Interest Income. Non-interest income decreased by $24,000 or 5.66% to $403,000 at December 31, 1998 from $428,000 at December 31, 1997. A gain of $125,000 was recorded on the sale of the Bank's Frenchtown office building in 1997. The Frenchtown branch was closed in 1996, and the related deposits were transferred to the Bank's other Hunterdon County offices. This was offset by $47,000 of gains recorded in 1998 on the sales of investment and mortgage-backed securities and an $81,000 increase in service fee income.

         Non-Interest Expense. Non-interest expense increased $299,000, or 5.53% to $5.7 million at December 31, 1998 from $5.4 million for the year ended December 31, 1997. This increase was due to the recording of $106,000 of expenses connected with the terminated merger agreement with Skylands Community Bank and $140,000 of expense for the immediate vesting of stock awards for a director who died during the fourth quarter of 1998. Exclusive of the aforementioned items, non-interest expense increased $53,000, or 0.98%.

         Income Tax Expense. Income tax expense decreased $229,000 or 21.31% to $844,000 for the year ended December 31, 1998 from $1.1 million for the year ended December 31, 1997. This increase was due to a decrease in pre-tax income of $337,000 and an increase in investments in assets that are taxed at a reduced federal income tax rate.

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

         Interest Expense. Interest expense increased $1.7 million to $12.9 million for the year ended December 31, 1997 from $11.3 million for the year ended December 31, 1996. This was due to an increase in the average balance of borrowed funds of $40.8 million coupled with an increase in the average rate paid on interest-bearing liabilities of 11 basis points to 4.77% partially, offset by a decrease in the average balance of interest-bearing deposits of $12.0 million.

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

         The decrease on the loss on foreclosed real estate was primarily due to a gain of $11,000 being recorded on the sales of a foreclosed properties for the year ended December 31, 1997, compared to a loss of $28,000 on the sale of foreclosed properties for the year ended December 31, 1996. Miscellaneous expense increased by $184,000 due in most part to the expense connected with the director's management stock bonus plan, which increased to $139,000 in 1997 from $39,000 for 1996 due to a full year of vesting, an increase in legal expense of $50,000 and a loss of $19,000 on the sale of the Bank's Mount Holly office. The deposits of this branch were sold in 1996.

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

         In order to encourage monitor its interest rate risk, the Company utilizes the services of an outside consultant to calculate the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company's interest rate risk ("IRR") is measured as the change to its NPV as a result of hypothetical 100 basis point ("bp") changes in market interest rates.



                                          Net Portfolio Equity Value                       NPV as % of PV of Assets
                               -----------------------------------------------------   ---------------------------------
       Change in
     Interest Rates                               $ Change
    in Basis Points                               in Market               % Change
      (Rate Shock)              Amount             Value(1)               From Base    NPV Ratio(2)          Changes(3)
    ---------------            --------           ----------             -----------   ------------         ------------
                                                     (Dollars in Thousands)

          300                    29,875              (12,238)                (29)        9.04%                   (287)bp

          200                    34,118               (7,995)                (19)       10.08%                   (183)bp

          100                    38,197               (3,916)                 (9)       11.04%                    (87)bp

           0                     42,113                   --                  --        11.91%                        --

         (100)                   45,866                3,753                   9        12.71%                     80 bp

         (200)                   49,454                7,341                  17        13.44%                    153 bp

         (300)                   52,879               10,766                  26        14.11%                    220 bp

-------------------------------------------------------
(1) Represents the increase (decrease) of the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.
(2) Calculated as the estimated NPV divided by the present value of total assets. The Company's PV is the estimated present value of total assets.
(3) Calculated as the increase (decrease) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

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

Liquidity and Capital Resources

         The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments. OTS regulations require that a savings association maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At December 31, 1998, the Bank's liquidity was in excess of the minimum requirement. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

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

         The Bank's most liquid asset is cash, which includes investments in highly liquid short-term investments. The level of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1998, cash and cash equivalents totaled $33.4 million. The Bank has other sources of liquidity if a need for additional funds arises. Another source of liquidity is the repayment and prepayment of mortgage-backed and investment securities. Additional sources of funds include the ability to utilize FHLB of New York advances and the ability to borrow against mortgage-backed and investment securities. At December 31, 1998 the Bank had a $9.0 million repurchase agreement with a rate of 5.82%. The repurchase agreement matures in December 1999 and is callable quarterly on interest payment dates. As of March 6, 1999, the borrowing was still in place. The repurchase agreement was used to fund the sale of the Mount Holly branch deposits which were sold in December 1996. In an effort to increase earnings, reduce the Company's interest rate sensitivity, and to better match its interest rate position, in November 1998, the Company entered into a financial transaction whereby it purchased two fixed rate agency securities at an average rate of 6.17%, with terms of 15 years, and each is callable after one year. The funds for the purchase of these securities came from a Federal Home Loan Bank of New York convertible advance. The borrowing has a rate of 4.93% and matures November 19, 2003, but is callable quarterly on interest payment dates starting November 19, 2001. At December 31, 1998, the Bank had a 30-day $9.5 million repurchase agreement with a rate of 5.29% and maturing on January 14, 1999. (This repurchase agreement subsequently rolled over in January 1999, at a rate of 4.95%. In February, the repurchase agreement was paid down to $9.0 million and the rate became 4.92%.) On March 10, 1998, the Bank took advantage of low interest rates to increase its borrowings to fund investing and lending activities, and to allow for the maturing and withdrawal of high yielding savings deposits, to borrow $25.0 million from the Federal Home Loan Bank of New York. This convertible advance has a rate of 5.35%, with a maturity date of March 11, 2008. On March 12, 2001, and quarterly thereafter, the Federal Home Loan Bank of New York has the right to call this advance.

         The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows from operating activities, consisting primarily of net income adjusted for depreciation, amortization and provisions for loan and real estate owned losses, were $3.0, $3.4 million and $1.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. Net cash provided by (used in) investing activities, which consisted primarily of disbursement of loan originations, loan purchases, mortgage-backed security purchases and investment security purchases, offset by principal collections on loans and mortgage-backed securities and proceeds from the maturities of investment securities, were $3.9 million, $(29.5) million and $(37.2) million for fiscal 1998, 1997 and 1996, respectively. Net cash provided by (used in) financing activities consisting primarily of proceeds from stock subscriptions, net activity in deposit and escrow accounts, and activity in borrowed funds were $19.7 million, $22.5 million and $(7.5) million for the years ended December 31, 1998, 1997 and 1996, respectively.

         Operating activities in 1998 provided $3.0 million in cash due in most part to income of $1.7 million adjusted for $180,000 in the provision for loan and real estate owned losses, $361,000 of goodwill amortization and $352,000 in the amortization of deferred fees, premiums and discounts. Investing activities in 1998 provided funds of $3.9 million due to maturities of $52.0 million and $5.0 million of investment securities held to maturity and investment securities available for sale, respectively, repayments of $29.4 million of mortgage backed securities held to maturity, $6.6 million of repayments of mortgage-backed securities available for sale and $8.4 million in proceeds from the sale of mortgage-backed securities available for sale, offset somewhat by purchases of $45.9 million, $37.6 million and $15.0 million in investment securities available for sale, investment securities held to maturity and mortgage-backed securities available for sale, respectively. Financing activities in 1998 provided $19.7 million primarily due to an increase of $50.0 million in long term borrowed funds and a net change of $13.0 million in deposits offset somewhat by a decrease of $40.2 million in short term borrowings.

         Operating activities in 1997 provided $3.4 million in cash primarily due to income of $1.9 million adjusted for $149,000 in depreciation, $367,000 in the provision for loan and real estate owned losses and $361,000 of goodwill amortization. Investing activities in 1997 used $29.5 million due to $16.0 million, $14.0 million and $15.1 million in purchases of investment securities held to maturity, mortgage-backed securities available for sale, and loans, respectively, and the $15.0 million increase in loans receivable, offset somewhat by $21.4 million from principal collections on mortgage-backed securities held to maturity and $9.3 million from the maturity of investment securities held to maturity. Financing activities in 1997 provided $22.5 million due to a $1.8 million change in deposits and $25.1 million increase in borrowed funds offset somewhat by $1.7 million and $2.4 million for the repurchase of stock for the MSBP program and stock repurchase program, respectively.

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

         The Bank anticipates that it will have sufficient funds available to meet its current commitments. As of December 31, 1998, the Bank had mortgage commitments to fund loans of $5.1 million. Also, at December 31, 1998, there were commitments on unused lines of credit relating to home equity loans of $4.6 million. Certificates of deposit scheduled to mature in one year or less at December 31, 1998 totaled $125.7 million. Based on historical deposit withdrawals and outflows, and on internal monthly deposit reports monitored by management, management believes that a majority of such deposits will remain with the Bank. As a result, no adverse liquidity effects are expected.

         At December 31, 1998, the Bank exceeded each of the three regulatory capital requirements on a fully phased-in basis. See Note 11 to the Consolidated Financial Statements.

Year 2000 Readiness

         The following discussion of the implications of the Year 2000 problem for the Company, contains numerous forward looking statements based on inherently uncertain information. The cost of the project and the date on which the Company plans to complete the internal Year 2000 modifications are based on management's assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. However, there can be no guarantee that these statements will be achieved and actual results could differ. Moreover, although management believes it will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse effect on the Company.

         During fiscal 1998, the Bank adopted a Year 2000 Compliance Plan (the "Plan") and established a Year 2000 Compliance Committee (the "Committee"). The objectives of the Plan and the Committee are to prepare the Bank for the millennium. As recommended by the Federal Financial Institutions Examination Council, the Plan encompasses the following phases: Awareness, Assessment, Renovation, Validation and Implementation. These phases will enable the Bank to identify risks, develop an action plan, perform adequate testing and complete certification that its processing systems will be Year 2000 ready. The Bank is currently in Phase 3, Renovation, (which includes code enhancements, program changes, hardware and software upgrades, system replacements and third party vendor monitoring) and Phase 4, Validation, (which includes testing of incremental changes to hardware and software, testing connections with third-party vendors and establishing controls to ensure timely completion of all hardware and software prior to final implementation). Prioritization of the most critical applications has been addressed, along with contract and service agreements. The primary operating software for the Bank is obtained and maintained by an external provider of software (the "External Provider"). The Bank has maintained ongoing contact with this vendor so that modification of the software is a top priority and is expected to be accomplished, though there is no assurance, by March 31, 1999. The Bank has contacted all other material vendors and suppliers regarding their Year 2000 readiness. Each of these third parties has delivered written assurance to the Bank that they expect to be Year 2000 compliant prior to the Year 2000. Due to the announcement of the Company's potential acquisition by HUBCO, the Renovation and Valuation phases targeted completion dates have been changed to April 30, 1999 and May 31, 1999, respectively. The Implementation phase is to certify that systems are Year 2000 ready, along with assurances that any new systems are compliant on a going forward basis. The implementation phase is targeted for completion by September 30, 1999.

         The Bank expects to incur consulting and other expenses related to testing and enhancements to prepare the systems for the Year 2000. The Bank does not anticipate that the related costs will be material in any single year. In total, the Bank estimates that it's cost for compliance will amount to approximately $100,000 over the two year period from 1998 - 1999. As of December 31, 1998 approximately $65,000 of these costs have been incurred. No assurance can be given that the Year 2000 Compliance Plan will be completed successfully by the Year 2000, in which event the Bank could incur significant costs. If the External Provider is unable to resolve the potential problem in time, the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial statements of the Company.

         The Company does not separately track the internal costs incurred for the Year 2000 project because such costs are principally the related payroll costs.

         Successful and timely completion of the Year 2000 project is based on management's best estimates derived from various assumptions of future events, which are inherently uncertain, including the progress and results of the Bank's External Provider, testing plans, and all vendors, suppliers and customer readiness.

         Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with the Company, such as public utilities, customers, vendors, payment systems providers and other financial institutions, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have material adverse impact on the operations of the Company.

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

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS
                   (With Independent Auditor's Report Thereon)

                                December 31, 1998
            --------------------------------------------------------

                                      INDEX
                                      -----

                                                                         Page
                                                                       ---------

Management Responsibility Statement                                        17


Independent Auditors' Report                                               18


Consolidated Statements of Financial Condition
     as of December 31, 1998 and 1997                                      19


Consolidated Statements of Income
     for Each of the Years in the Three Year
     Period Ended December 31, 1998                                        20


Consolidated Statements of Comprehensive Income
     for Each of the Years in the Three Year
     Period Ended December 31, 1998                                        21


Consolidated Statements of Changes in Stockholders' Equity
     for Each of the Years in the Three Year Period Ended
     December 31, 1998                                                     22


Consolidated Statements of Cash Flows
     for Each of the Years in the Three Year Period Ended
     December 31, 1998                                                   23 - 24


Notes to Consolidated Financial Statements                               25 - 58



All schedules are omitted because the required information is either not applicable or not required or the required information is included in the consolidated financial statements or notes thereto.

[LOGO] LITTLE FALLS
       BANCORP, INC.

       Little Falls Bancorp, Inc.
       86 Main Street
       Little Falls, NJ 07424-1493
       973-256-6100

       January 22, 1999


                      MANAGEMENT RESPONSIBILITY STATEMENT
                      -----------------------------------

Management of Little Falls Bancorp, Inc. is responsible for the preparation of the consolidated financial statements and all other financial information in this report. The consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. All financial information included in the report agrees with the consolidated financial statements. In preparing the consolidated financial statements, management makes informed estimates and judgments, with consideration given to materiality, about the expected results of various events and transactions.

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


/s/Leonard G. Romaine                      /s/Richard A. Capone
----------------------------------         -------------------------------------
Leonard G. Romaine                         Richard A. Capone
President                                  Chief Financial Officer and Treasurer

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To The Board of Directors and Stockholders
Little Falls Bancorp, Inc.
Little Falls, New Jersey



We have audited the consolidated statements of financial condition of Little Falls Bancorp, Inc. (the "Company") and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of Little Falls Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997 and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/Radics & Co., LLC
Pine Brook, New Jersey


January 22, 1999, except for the last two paragraphs of Note 2, as to which the date is January 26, 1999.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------


                                                                                                     December 31,
                                                                                         --------------------------------------
Assets                                                                    Notes                1998                1997
------                                                              ------------------   ------------------  ------------------
Cash and due from banks                                                                     $    5,780,361      $    2,737,709
Interest-bearing deposits in other banks                                                           612,931             550,522
Federal funds sold and securities purchased under
   agreements to resell                                                                         27,000,000           3,500,000
                                                                                            --------------      --------------


      Total cash and cash equivalents                                   1 and 17                33,393,292           6,788,231
Investment securities available for sale                             1,4, 10 and 17             39,422,602            -
Investment securities held to maturity                               1,4, 10 and 17             40,577,457          57,987,644
Mortgage-backed securities available for sale                        1,5, 10 and 17             13,971,394          13,929,048
Mortgage-backed securities held to maturity                          1,5, 10 and 17             61,373,296          90,957,446
Loans receivable                                                     1,6, 10 and 17            149,061,512         147,033,259
Premises and equipment                                                   1 and 7                 2,601,679           2,617,175
Investment in real estate                                                1 and 8                    81,281             427,317
Foreclosed real estate                                                      1                      297,000             604,219
Interest receivable                                                     1 and 17                 1,961,170           2,079,091
Federal Home Loan Bank of New York stock                                   10                    3,767,600           2,517,600
Excess of cost over assets acquired                                         1                    2,495,443           2,856,230
Other assets                                                               13                    1,613,221             725,234
                                                                                            --------------      --------------
      Total assets                                                                          $ 350,616,947       $ 328,522,494
                                                                                            =============       =============

Liabilities and stockholders' equity
------------------------------------
Liabilities
-----------
Deposits                                                                9 and 17            $  243,048,053      $  230,132,675
Borrowed money                                                          10 and 17               68,500,000          58,719,500
Accounts payable and other liabilities                                  12 and 13                1,623,438           1,375,658
                                                                                            --------------      --------------
      Total liabilities                                                                        313,171,491         290,227,833
                                                                                            --------------      --------------
Commitments                                                             16 and 17                 -                   -

Stockholders' equity                                                1,2,3,11,12 and 13
--------------------
Preferred stock $.10 par value, 5,000,000 shares
 authorized; none issued and outstanding                                                          -                   -
Common stock $.10 par value, 10,000,000 shares
 authorized; 3,041,750 shares issued; shares outstanding
 2,477,525 (1998) and 2,607,921 (1997)                                                             304,175             304,175
Additional paid in capital                                                                      29,204,431          29,067,633
Retained earnings - substantially restricted                                                    19,517,521          18,275,517
Common stock acquired by employee
 stock ownership plan ("ESOP")                                                                  (1,936,741)         (2,106,432)
Unearned restricted Management Stock
 Bonus Plan ("MSBP") stock, at cost                                                               (855,791)         (1,329,167)
Treasury stock, at cost; 564,225 shares (1998)
 and 433,829 shares (1997)                                                                      (8,191,308)         (5,632,286)
Accumulated other comprehensive income                                                            (596,831)           (284,779)
                                                                                            --------------      --------------
      Total stockholders' equity                                                                37,445,456          38,294,661
                                                                                            --------------      --------------
      Total liabilities and stockholders' equity                                            $  350,616,947      $  328,522,494
                                                                                            ==============      ==============


See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------



                                                                               Year Ended December 31,
                                                                -----------------------------------------------------
                                                   Notes            1998                1997                 1996
                                                 --------       -----------          -----------          -----------
Interest income:
     Loans receivable                                5          $11,380,802          $10,081,393          $ 8,255,040
     Mortgage-backed securities                                   5,481,359            7,117,907            7,972,069
     Investment securities and other
       interest-earning assets                                    5,884,145            3,864,885            2,549,230
                                                                -----------          -----------          -----------

          Total interest income                                  22,746,306           21,064,185           18,776,339
                                                                -----------          -----------          -----------
Interest expense:
     Deposits                                        8           10,504,020           10,327,779           11,082,926
     Borrowings                                                   4,190,912            2,592,479              175,324
                                                                -----------          -----------          -----------

          Total interest expense                                 14,694,932           12,920,258           11,258,250
                                                                -----------          -----------          -----------

Net interest income                                               8,051,374            8,143,927            7,518,089
Provision for loan losses                            5              161,132              240,000              182,900
                                                                -----------          -----------          -----------
Net interest income after provision for
  loan losses                                                     7,890,242            7,903,927            7,335,189
                                                                -----------          -----------          -----------
Non-interest income:
     Service fees                                                   228,722              147,818              169,678
     Other                                       4 and 5            174,774              279,877              238,893
                                                                -----------          -----------          -----------

          Total non-interest income                                 403,496              427,695              408,571
                                                                -----------          -----------          -----------
Non-interest expenses:
     Compensation and employee benefits             12            2,679,782            2,622,159            2,608,587
     Occupancy, net                                  6              290,877              295,305              334,406
     Equipment                                       6              432,893              430,366              401,510
     Deposit insurance premiums                     15              117,613              126,987            1,596,307
     Loss on foreclosed real estate                                  44,017               26,900               88,981
     Amortization of deposit premium                 1              360,787              360,787              360,783
     Other                                          12            1,776,203            1,540,603            1,356,853
                                                                -----------          -----------          -----------

          Total non-interest expenses                             5,702,172            5,403,107            6,747,427
                                                                -----------          -----------          -----------

Income before provision for income taxes                          2,591,566            2,928,515              996,333
Provision for income taxes                          13              843,850            1,072,400              385,444
                                                                -----------          -----------          -----------

Net income                                                      $ 1,747,716          $ 1,856,115          $   610,889
                                                                ===========          ===========          ===========
Net income per common share:                     1 and 14
     Basic                                                      $      0.79          $      0.78          $      0.22
                                                                ===========          ===========          ===========

     Diluted                                                    $      0.76          $      0.75          $      0.22
                                                                ===========          ===========          ===========

See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 -----------------------------------------------


                                                                                                Year Ended December 31,
                                                                                    ------------------------------------------------
                                                                                        1998               1997             1996
                                                                                    ------------       ------------      ----------
Net income                                                                          $ 1,747,716        $ 1,856,115        $ 610,889
                                                                                    -----------        -----------        ---------

Other comprehensive income, net of income taxes:
     Unrealized holding gains on securities available for sale,
      net of income taxes of $134,235 and $39,938 in 1998 and 1997, respectively       (217,386)           (71,062)            -

     Reclassification adjustment for realized gains on securities
      available for sale, net of income taxes of $16,754 in 1998                        (29,810)              -                -
                                                                                    -----------        -----------        ---------

                                                                                       (247,196)           (71,062)            -

     Minimum pension liability adjustment, net of income taxes
      of $36,450, $72,590 and $(10,964), respectively                                   (64,856)          (129,162)          19,508
                                                                                    -----------        -----------        ---------

Other comprehensive income                                                             (312,052)          (200,224)          19,508
                                                                                    -----------        -----------        ---------
Comprehensive income                                                                $ 1,435,664        $ 1,655,891        $ 630,397
                                                                                    ===========        ===========        =========


See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           ----------------------------------------------------------

                                                                                              Retained           Common
                                                                             Additional       Earnings -          Stock
                                                           Common             Paid in       Substantially        Acquired
                                                            Stock             Capital        Restricted          By ESOP
                                                          ----------       ------------     -------------     --------------
Balance - December 31, 1995                                $     -          $     -          $ 16,327,286      $        -
Net income                                                       -                -               610,889               -
Net proceeds from
 issuance of common stock                                    304,175         28,959,347              -                  -
Acquisition of common stock by ESOP                              -                -                  -            (2,433,400)
ESOP shares committed to be released                             -               15,452              -               162,227
Purchase of 296,570  shares of treasury stock                    -                -                  -                  -
Decrease in minimum pension
 liability, net of deferred income taxes                         -                -                  -                  -
Dividends paid                                                   -                -              (136,119)              -
                                                           ---------        -----------      ------------      -------------
Balance - December 31, 1996                                  304,175         28,974,799        16,802,056         (2,271,173)
Net income                                                       -                -             1,856,115               -
Acquisition of common stock by MSBP                              -                -                  -                  -
ESOP shares committed to be released                             -               92,834              -               164,741
Amortization of MSBP stock                                       -                -                  -                  -
Purchase of 137,259 shares of treasury stock                     -                -                  -                  -
Unrealized (loss) on securities available for sale, net          -                -                  -                  -
(Increase) in minimum pension
 liability, net of deferred income taxes                         -                -                  -                  -
Dividends paid                                                   -                -              (382,654)              -
                                                           ---------        -----------      ------------      -------------
Balance - December 31, 1997                                  304,175         29,067,633        18,275,517         (2,106,432)
Net income                                                       -                -             1,747,716               -
 ended December 31, 1998
ESOP shares committed to be released                             -              136,798              -               169,691
Amortization of MSBP stock                                       -                -                  -                  -
Purchase of 130,396 shares of treasury stock                     -                -                  -                  -
Unrealized (loss) on securities available for sale, net          -                -                  -                  -
(Increase) in minimum pension
 liability, net of deferred income taxes                         -                -                  -                  -
Dividends paid                                                   -                -              (505,712)              -
                                                           ---------        -----------      ------------      -------------
Balance - December 31, 1998                                $ 304,175        $29,204,431      $ 19,517,521      $  (1,936,741)
                                                           =========        ===========      ============      =============

                                       22
-----------------2nd half of table follows--------------------------------------

-----------------2nd half of table below----------------------------------------


                                                           Unearned                          Accumulated
                                                          Restricted                            Other
                                                             MSBP            Treasury       Comprehensive
                                                             Stock             Stock            Income              Total
                                                          ----------       ------------     -------------      -------------
Balance - December 31, 1995                                $     -          $     -          $   (104,063)     $  16,223,223
Net income                                                       -                -                  -               610,889
Net proceeds from issuance of common stock
 issuance of common stock                                        -                -                  -            29,263,522
Acquisition of common stock by ESOP                              -                -                  -            (2,433,400)
ESOP shares committed to be released                             -                -                  -               177,679
Purchase of 296,570  shares of treasury stock                    -           (3,277,004)             -            (3,277,004)
Decrease in minimum pension
 liability, net of deferred income taxes                         -                  -              19,508             19,508
Dividends paid                                                   -                  -                -              (136,119)
                                                           ---------        -----------      ------------      -------------
Balance - December 31, 1996                                      -           (3,277,004)          (84,555)        40,448,298
Net income                                                       -                 -                 -             1,856,115
Acquisition of common stock by MSBP                       (1,600,268)              -                 -            (1,600,268)
ESOP shares committed to be released                             -                 -                 -               257,575
Amortization of MSBP stock                                   271,101               -                 -               271,101
Purchase of 137,259 shares of treasury stock                     -           (2,355,282)             -            (2,355,282)
Unrealized (loss) on securities available for sale, net          -                -               (71,062)           (71,062)
(Increase) in minimum pension
 liability, net of deferred income taxes                         -                -              (129,162)          (129,162)
Dividends paid                                                   -                -                  -              (382,654)
                                                           ---------        -----------      ------------      -------------
Balance - December 31, 1997                               (1,329,167)        (5,632,286)         (284,779)        38,294,661
Net income ended December 31, 1998                               -                -                  -             1,747,716
ESOP shares committed to be released                             -                -                  -               306,489
Amortization of MSBP stock                                   473,376              -                  -               473,376
Purchase of 130,396 shares of treasury stock                     -           (2,559,022)             -            (2,559,022)
Unrealized (loss) on securities available for sale, net          -                -              (247,196)          (247,196)
(Increase) in minimum pension
 liability, net of deferred income taxes                         -                -               (64,856)           (64,856)
Dividends paid                                                   -                -                  -              (505,712)
                                                           ---------        -----------      ------------      -------------
Balance - December 31, 1998                                $(855,791)       $(8,191,308)     $   (596,831)    $   37,445,456
                                                           =========        ===========      ============      =============

See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------


                                                                                              Year Ended December 31,
                                                                                --------------------------------------------------
                                                                                   1998               1997                1996
                                                                                ------------      -------------        -----------
Cash flows from operating activities:
   Net income                                                                   $ 1,747,716        $ 1,856,115          $ 610,889
   Adjustments to reconcile net income to
    net cash provided by operating activities:
       Depreciation                                                                 131,395            149,187            153,207
       Provision for loan and real estate owned losses                              180,000            367,356            182,900
       Amortization of intangibles                                                  360,787            360,787            360,783
       Amortization of deferred fees, premiums and discounts, net                   352,432            117,732             40,903
       Gain on sales of investment securities available for sale                    (16,654)              -                  -
       Gain on sales of mortgage-backed seucrities available for sale               (29,910)              -                  -
       Gain on sale of branch                                                          -                  -              (138,320)
       Gain on sale of investment in real estate                                    (37,911)          (106,318)              -
       Loss (gain) on sale of foreclosed real estate                                 19,875            (11,086)            28,418
       Deferred income taxes                                                       (148,250)           (35,527)          (243,005)
       Decrease (increase) in interest receivable                                   117,921           (343,800)           (17,942)
       (Increase) decrease in other assets                                         (566,063)           366,147             (2,447)
       (Decrease) increase in interest payable                                      (54,160)            92,789            180,501
       Increase in accounts payable and other liabilities                           127,036             55,364            256,012
       ESOP shares committed to be released                                         306,489            257,575            177,679
       Amortization of MSBP cost                                                    501,237            271,101               -
                                                                                -----------        -----------          ---------

         Net cash provided by operating activities                                2,991,940          3,397,422          1,589,578
                                                                                -----------        -----------          ---------

Cash flows from investing activities:
   Purchases of:
       Investment securities available for sale                                 (45,929,794)              -                  -
       Investment securiites held to maturity                                   (37,583,247)       (15,977,500)       (32,347,937)
       Mortgage-backed seucriites available for sale                            (15,035,553)       (14,048,125)              -
       Mortgage-backed securities held to maturity                                     -                  -           (16,073,205)
       Loans                                                                           -           (15,096,510)              -
       Premises and equipment                                                      (112,479)          (102,193)          (159,246)
       Federal Home Loan Bank of New York stock                                  (1,250,000)          (441,900)          (680,500)
   Proceeds from maturities of and repayments on:
       Investment securities available for sale                                   5,000,000               -                  -
       Investment securities held to maturity                                    52,000,000          9,342,000         11,000,000
       Mortgage-backed securities available for sale                              6,615,242              -                   -
       Mortgage-backed securities held to maturity                               29,375,738         21,444,380         21,500,221
   Proceeds from sales of:
       Investment securities available for sale                                   1,028,100               -                  -
       Investment securities held to maturity                                     3,000,000               -                  -
       Mortgage-backed securities available for sale                              8,352,991               -                  -
       Investment in real estate                                                    380,527             42,125               -
       Foreclosed real estate                                                       268,476            394,486            849,629
   Net (increase) in loans receivable                                            (2,187,526)       (15,023,967)       (21,265,657)
                                                                                -----------        -----------          ---------

         Net cash provided by (used in) investing activities                      3,922,475        (29,467,204)       (37,176,695)
                                                                                -----------        -----------          ---------

See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      ------------------------------------


                                                                                      Year Ended December 31,
                                                                        ---------------------------------------------------
                                                                             1998               1997               1996
                                                                        -------------      -------------      -------------
Cash flows from financing activities:
     Net increase (decrease) in deposits                                 $12,974,880        $ 1,814,156       $(7,464,225)
     Decrease in advances from borrowers for taxes                              -                  -             (701,773)
     (Refunds of) proceeds from stock subscriptions                             -                  -           19,706,653)
     Net change in short-term borrowings                                 (40,219,500)        10,096,000        24,623,500
     Proceeds of long-term borrowings                                     50,000,000         15,000,000         9,000,000
     Costs of issuance of common stock                                          -                  -             (731,348)
     Dividends paid                                                         (505,712)          (382,654)         (136,119)
     Cash paid in connection with branch sales                                  -                  -           (9,064,385)
     Cost of MSBP shares                                                        -            (1,688,171)             -
     Treasury stock acquired                                              (2,559,022)        (2,355,282)       (3,277,004)
                                                                         -----------        -----------       -----------
           Net cash provided by (used in) financing activities            19,690,646         22,484,049        (7,458,007)
                                                                         -----------        -----------       -----------
Increase (decrease) in cash and cash equivalents                          26,605,061         (3,585,733)      (43,045,124)
Cash and cash equivalents - beginning                                      6,788,231         10,373,964        53,419,088
                                                                         -----------        -----------       -----------
Cash and cash equivalents - ending                                       $33,393,292        $ 6,788,231       $10,373,964
                                                                         ===========        ===========       ===========

Supplemental disclosures:
     Cash paid during the period for:
         Interest                                                        $14,749,082        $12,827,469       $11,077,749
                                                                         ===========        ===========       ===========
         Income taxes, net of refunds                                    $ 1,305,745        $   957,808       $   410,701
                                                                         ===========        ===========       ===========
     Unrealized loss on securities available
      for sale, net of deferred income taxes                             $   247,196        $    71,062       $      -
                                                                         ===========        ===========       ===========
     Loans to facilitate sales of investment in real estate              $      -           $   215,000       $      -
                                                                         ===========        ===========       ===========
     Loans receivable transferred to foreclosed real estate              $      -           $   157,818       $   406,379
                                                                         ===========        ===========       ===========
     Loans to facilitate sales of foreclosed real estate                 $      -           $      -          $   172,000
                                                                         ===========        ===========       ===========
     Increase (decrease) in minimum
      pension liability, net of deferred income taxes                    $    64,856        $   129,162       $   (19,508)
                                                                         ===========        ===========       ===========
     Property transferred to investment in real estate                   $      -           $     9,629       $   145,478
                                                                         ===========        ===========       ===========
     Issuance of common stock:
         Deposits used for stock purchases                               $      -           $      -          $ 2,859,458
         Stock subscriptions used for stock purchases                           -                  -           25,124,642
         Deferred costs                                                         -                  -             (422,630)
                                                                         -----------        -----------       -----------
                                                                         $      -           $      -          $27,561,470
     Reduction in MSBP liability in connection with purchase
         of MSBP shares                                                  $      -           $   (87,903)      $      -
                                                                         ===========        ===========       ===========
     Liabilities assigned in connection with branch sales:
         Deposits                                                        $      -           $      -          $ 9,221,324
                                                                         ===========        ===========       ===========
     Assets sold in connection with branch sales:
         Loans                                                           $      -           $      -          $    18,619
                                                                         ===========        ===========       ===========


See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------

         Basis of financial statement presentation
         -----------------------------------------

         The consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles, include the accounts of Little Falls Bancorp, Inc. (the "Company") and its wholly owned subsidiary, Little Falls Bank (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the dates of the consolidated statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ
         significantly  from  those  estimates.   Material  estimates  that  are
         particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, the assessment of prepayment risks associated with mortgage-backed securities and the determination of the amount of deferred tax assets that are more likely than not to be realized. Management believes that the allowance for loan losses is adequate, foreclosed real estate is appropriately valued, prepayment risks associated with mortgage-backed securities are properly recognized and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to allowance for loan losses or further writedowns of foreclosed real estate may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change. Finally, the assessment of the amount of deferred tax assets more likely than not to be realized is based on projected future taxable income, which is subject to continual revisions for updated information.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowance or additional writedowns on real estate based on their judgments about information available to them at the time of their examination.

         Comprehensive income
         --------------------

         Effective January 1, 1998, the Company and the Bank adopted Statement of Financial Accounting Standards ("Statement") No. 130, " Reporting Comprehensive Income". Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. As required, the provisions of Statement No. 130 have been retroactively applied to previously reported periods. The application of Statement No. 130 had no material effect on the Company's consolidated financial condition or operations.

         At December 31, 1998 and 1997, accumulated other comprehensive income includes unrealized losses on securities available for sale, net of deferred income taxes, of $(318,258) and $(71,062), respectively, and additional minimum pension liability, net of deferred income taxes, of $(213,717) and $(278,573), respectively.

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

         Investment and mortgage-backed securities
         -----------------------------------------

         Debt securities for which there is the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, included in accumulated other comprehensive income.

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

         Allowance for loan losses (Cont'd.)
         -------------------------

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

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
------------------------------------------------

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

         Accounting for stock-based compensation
         ---------------------------------------

         In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 123 "Accounting for Stock-Based Compensation". Statement No. 123 establishes financial accounting and reporting standards for stock-based employees compensation plans. While all entities are encouraged to adopt the "fair value based method" of accounting for employee stock compensation plans, Statement No. 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method" specified in Accounting Principles Board Opinion No. 25.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-----------------------------------------------

         Accounting for stock-based compensation (Cont'd.)
         ---------------------------------------

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

         Per share amounts for the year ended December 31, 1996 have been calculated based on the net income for the entire year. The calculation of the weighted average number of common shares outstanding from the date of conversion to stock form (January 5, 1996) through December 31, 1996, assumes such shares were outstanding for the entire year (as if the conversion had taken place on January 1, 1996).

         Nature of operations and interest rate risk
         -------------------------------------------

         The Company is a holding company whose principal activity is the ownership and management of the Bank. The Bank is principally engaged in the business of attracting deposits from the customers located primarily in northern New Jersey and using these deposits, along with borrowings and other funds, to make loans secured by real estate located primarily in northern New Jersey and to purchase mortgage-backed and investment securities. The potential for interest-rate risk exists as a result of the generally shorter duration of the Bank's interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising interest rate environment, liabilities will reprice faster than assets, thereby reducing the market value of long-term assets and net interest income. For this reason, management regularly monitors the maturity structure of the Bank's interest-earning assets and interest-bearing liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

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

         Reclassification
         ----------------

         Certain amounts for the year ended December 31, 1997 and 1996 have been reclassified to conform to the current year's presentation.

2.   REORGANIZATION AND STOCKHOLDERS' EQUITY
--------------------------------------------

On January 5, 1996, the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, with the concurrent formation of a holding company. The holding company, Little Falls Bancorp, Inc., a New Jersey corporation organized in August 1995, acquired all of the capital stock of the Bank upon the completion of the conversion. On January 5, 1996, the conversion and initial public stock offering were completed with the issuance of 3,041,750 shares of the Company's common stock, par value $.10 per share, for net proceeds, after conversion costs and the effect of the shares acquired by the ESOP, of $26,830,022. Concurrently with the issuance of the Company's common stock, the Company utilized $14,671,962 of the net proceeds to purchase all of the outstanding capital stock of the Bank.

At the time of the conversion, the Bank, in order to grant priority to eligible depositors in the event of future liquidation, established a liquidation account of $15,488,000, an amount equal to its total net worth as of September 30, 1995, the date of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases in the deposit account will not restore an eligible account holder's interest in the liquidation account. In the unlikely event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to their current adjusted qualifying balances. The balance of the liquidation account on December 31, 1998 has not been determined.

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

During the years ended December 31, 1998, 1997 and 1996, the Company approved plans to repurchase 130,396, 137,259 and 296,570 shares, respectively, of its common stock outstanding, up to five percent (5%) of the shares outstanding at any single instance. In accordance therewith, during the years ended December 31, 1998, 1997 and 1996, 130,396, 137,259 and 296,570 shares, respectively, at an aggregate cost of $2,599,022, $2,355,282, and $3,277,004, respectively, were purchased in the open market.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

3.    PENDING MERGER
--------------------

On January 26, 1999, the Company signed a definitive merger agreement under which HUBCO, Inc. ("HUBCO") will acquire the Company in a combination stock and cash transaction. Under the terms of the agreement, Company shareholders will receive either 0.65 shares of HUBCO common stock or $20.64 in cash or a combination of shares of HUBCO common stock and cash. The shares of HUBCO common stock offered in this transaction will be in an amount equal to approximately 51% of the outstanding shares of the Company multiplied by the exchange ratio. The remaining 49% of the outstanding shares will be purchased for cash at the fixed per share price of $20.64. The exchange ratio of 0.65 shares of HUBCO common stock is based upon HUBCO's median common stock price being between $34.43 and $29.23 during a pre-determined pricing period. If the median pre-closing price of HUBCO common stock is $29.00 or less, the exchange ratio shall be increased in increments to a maximum exchange ratio of 0.70 effective if the HUBCO median common stock price is $27.14 or lower. If the median pre-closing price of HUBCO common stock is $34.50 or more, the exchange ratio will be decreased in increments to a minimum exchange ratio of 0.60 at $37.50.

In connection with the execution of the merger agreement, the Company has issued an option to HUBCO, which would enable HUBCO to purchase up to 493,000 shares of Company common stock under certain circumstances. As part of the transaction, the Company will be merged into Hudson United Bank. The merger is subject to approval, by Federal and New Jersey bank regulatory authorities and Company shareholders, as well as other customary conditions. The transaction is expected to close in the second quarter of 1999.

4.   INVESTMENT SECURITIES
--------------------------

Available for sale:

                                                                December 31, 1998
                                              ------------------------------------------------------
                                                                Gross Unrealized
                                                Amortized   --------------------------   Carrying
                                                  Cost          Gains        Losses        Value
                                              ------------  ------------  ------------  ------------
U.S. Government (including agencies):
      Due after five years through ten years   $ 7,002,442   $    10,370   $     4,600   $ 7,008,212
      Due after ten years                        5,751,429        81,696          --       5,833,125
                                               -----------   -----------   -----------
                                                12,753,871        92,066         4,600    12,841,337
      Corporate bonds due after ten years        2,001,080          --          11,080     1,990,000
      Trust preferred securities                11,960,918        36,876       501,529    11,496,265
      Preferred stock                           13,199,307        10,000       114,307    13,095,000
                                               -----------   -----------   -----------   -----------
                                               $39,915,176   $   138,942   $   631,516   $39,422,602
                                               ===========   ===========   ===========   ===========

Held to maturity:

                                                                December 31, 1998
                                              ------------------------------------------------------
                                                                Gross Unrealized
                                                Amortized   --------------------------   Estimated
                                                  Cost          Gains        Losses      Fair Value
                                              ------------  ------------  ------------  ------------
U.S. Government (including agencies):
      Due after one year through five years    $ 5,685,303   $    47,187   $      --     $ 5,732,490
      Due after five years through ten years     5,002,894        14,606          --       5,017,500
      Due after ten years                       29,889,260          --         281,447    29,607,813
                                               -----------   -----------   -----------   -----------
                                               $40,577,457   $    61,793   $   281,447   $40,357,803
                                               ===========   ===========   ===========   ===========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

4.    INVESTMENT SECURITIES (Cont'd.)
---------------------------

                                                                December 31, 1997
                                              ------------------------------------------------------
                                                                Gross Unrealized
                                                Amortized   --------------------------   Estimated
                                                  Cost          Gains        Losses      Fair Value
                                              ------------  ------------  ------------  ------------
U.S. Government (including agencies):
      Due in one year or less                  $10,005,774   $      --     $    69,571   $ 9,936,203
      Due after one year through five years     11,000,000        26,270        46,875    10,979,395
      Due after five years through ten years    30,981,870       239,337          --      31,221,207
      Due after ten years                        6,000,000         2,500        10,000     5,992,500
                                               -----------   -----------   -----------   -----------

                                               $57,987,644   $   268,107   $   126,446   $58,129,305
                                               ===========   ===========   ===========   ===========

During the year ended December 31, 1998, proceeds from sales of investment securities available for sale totaled $1,028,100 and resulted in gross gains of $16,654. During the year ended December 31, 1998, proceeds from the sale of an investment security held to maturity, which was within three months of final maturity, totaled $3,000,000 and did not result in any gain or loss. There were no sales of investment securities available for sale or held to maturity during the years ended December 31, 1997 and 1996.

Investment securities held to maturity with a carrying value of approximately $2,000,000 at both December 31, 1998 and 1997, were pledged to secure public funds.

5.   MORTGAGE-BACKED SECURITIES
-------------------------------

Available for sale:

                                                                December 31, 1998
                                              ------------------------------------------------------
                                                                Gross Unrealized
                                                Amortized   --------------------------   Carrying
                                                  Cost          Gains        Losses        Value
                                              ------------  ------------  ------------  ------------

     Federal Home Loan Mortgage Corporation   $ 5,324,055   $      --     $     4,761   $ 5,319,294
     Federal National Mortgage Association      8,663,950            51        11,901     8,652,100
                                              -----------   -----------   -----------   -----------

                                              $13,988,005   $        51   $    16,662   $13,971,394
                                              ===========   ===========   ===========   ===========

                                                                December 31, 1997
                                              ------------------------------------------------------
                                                                Gross Unrealized
                                                Amortized   --------------------------   Carrying
                                                  Cost          Gains        Losses        Value
                                              ------------  ------------  ------------  ------------
     Federal Home Loan Mortgage Corporation   $12,512,965   $      --     $   104,516   $12,408,449
     Federal National Mortgage Association      1,527,083          --           6,484     1,520,599
                                              -----------   -----------   -----------   -----------

                                              $14,040,048   $      --         111,000    13,929,048
                                              ===========   ===========   ===========   ===========

                                       32

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

5.   MORTGAGE-BACKED SECURITIES  (Cont'd.)
-------------------------------

Held to maturity:

                                                                December 31, 1998
                                              ------------------------------------------------------
                                                                Gross Unrealized
                                                Amortized   --------------------------   Estimated
                                                  Cost          Gains        Losses      Fair Value
                                              ------------  ------------  ------------  ------------
     Government National Mortgage Association   $17,643,283   $    37,940   $   183,033   $17,498,190
     Federal Home Loan Mortgage Corporation      14,963,351       119,208        48,363    15,034,196
     Federal National Mortgage Association       28,766,662       126,559       118,173    28,775,048
                                                -----------   -----------   -----------   -----------
                                                $61,373,296   $   283,707   $   349,569   $61,307,434
                                                ===========   ===========   ===========   ===========

                                                                December 31, 1997
                                              ------------------------------------------------------
                                                                Gross Unrealized
                                                Amortized   --------------------------   Estimated
                                                  Cost          Gains        Losses      Fair Value
                                              ------------  ------------  ------------  ------------
     Government National Mortgage Association   $26,771,595   $   215,909   $    35,973   $26,951,531
     Federal Home Loan Mortgage Corporation      22,853,912       219,635       143,405    22,930,142
     Federal National Mortgage Association       41,331,939       200,891       168,976    41,363,854
                                                -----------   -----------   -----------   -----------
                                                $90,957,446   $   636,435   $   348,354   $91,245,527
                                                ===========   ===========   ===========   ===========

                                                                December 31, 1998
                                              ------------------------------------------------------
                                                Principal    Unamortized    Unearned     Carrying
                                                 Balance       Premium      Discounts      Value
                                              ------------  ------------  ------------  ------------
     Government National Mortgage Association   $17,293,334   $   355,946   $     5,997   $17,643,283
     Federal Home Loan Mortgage Corporation      14,856,408       119,872        12,929    14,963,351
     Federal National Mortgage Association       28,436,352       349,880        19,570    28,766,662
                                                -----------   -----------   -----------   -----------
                                                $60,586,094   $   825,698   $    38,496   $61,373,296
                                                ===========   ===========   ===========   ===========

                                                                December 31, 1997
                                              ------------------------------------------------------
                                                Principal    Unamortized    Unearned     Carrying
                                                 Balance       Premium      Discounts      Value
                                              ------------  ------------  ------------  ------------
     Government National Mortgage Association   $26,336,892   $   442,503   $     7,800   $26,771,595
     Federal Home Loan Mortgage Corporation      22,725,681       185,390        57,159    22,853,912
     Federal National Mortgage Association       40,898,959       460,159        27,179    41,331,939
                                                -----------   -----------   -----------   -----------
                                                $89,961,532   $ 1,088,052   $    92,138   $90,957,446
                                                ===========   ===========   ===========   ===========

During the year ended December 31, 1998, proceeds from sales of mortgage-backed securities available for sale totaled $8,352,991 and resulted in gross gains of $29,910. There were no sales of mortgage-backed securities available for sale during the years ended December 31, 1997 and 1996 and there were no sales of mortgage-backed securities held to maturity during the years ended December 31, 1998, 1997 and 1996.
                                       33

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

6.   LOANS RECEIVABLE
---------------------

                                                            December 31,
                                                  ------------------------------
                                                       1998               1997
                                                  -------------   --------------
Real estate mortgage:
   One-to-our family                              $ 117,232,070   $ 118,254,242
   Commercial and multi-family                       17,435,462      17,361,751
                                                   ------------    ------------

                                                    134,667,532     135,615,993
                                                   ------------    ------------

Construction                                               -            350,000
                                                   ------------    ------------
Consumer:
   Second mortgage                                   14,811,424      11,629,689
   Passbook or certificate                              752,217         807,062
   Other                                                 14,615          12,451
                                                   ------------    ------------
                                                     15,578,256      12,449,202
                                                   ------------    ------------
        Total loans                                 150,245,788     148,415,195
                                                   ------------    ------------
Less: Loans in process                                     -            233,125
    Allowance for loan losses                         1,329,292       1,168,160
    Deferred loan fees, costs and discounts, net       (145,016)        (19,349)
                                                   ------------    ------------
                                                      1,184,276       1,381,936
                                                   ------------    ------------
                                                   $149,061,512    $147,033,259
                                                   ============    ============


An analysis of the allowance for loan losses follows:


                                                  Year Ended December 31,
                                          --------------------------------------
                                             1998          1997          1996
                                          ----------    ----------   -----------
   Balance - beginning                    $1,168,160    $1,089,828   $  958,149
   Provisions charged to  operations         161,132       240,000      182,900
   Loans charged off, net of recoveries         -         (161,668)     (51,221)
                                          ----------    ----------   ----------
   Balance - ending                       $1,329,292    $1,168,160   $1,089,828
                                          ==========    ==========   ==========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

6.   LOANS RECEIVABLE (Cont'd.)
---------------------

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows (in thousands):



                                                           December 31,
                                                --------------------------------
                                                   1998       1997      1996
                                                ---------   --------- ----------
Recorded investment in impaired loans:
    With recorded allowances                      $  367     $  744     $1,777
    Without recorded allowance                       -          -          -

         Total impaired loans                        367        744      1,777
                                                  ------     ------     ------

    Related allowance for loan losses                 55        111        404
                                                  ------     ------     ------

         Net impaired loans                       $  312     $  633     $1,373
                                                  ======     ======     ======

Average recorded investment in impaired loans     $  596     $1,509     $1,717
                                                  ======     ======     ======

Interest income recognized on impaired loans
  during the period each loan was impaired:
    Total                                         $   43     $  214     $   57
                                                  ======     ======     ======

    Cash basis                                    $   43     $  197     $   57
                                                  ======     ======     ======

At December 31, 1998, 1997 and 1996, nonaccrual loans for which the accrual of interest had been discontinued totaled approximately $1,003,000, $1,284,000 and $1,901,000, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized is summarized as follows (in thousands):


                                                     Year Ended December 31,
                                                    -------------------------
                                                     1998     1997     1996
                                                    -------  -------  -------

Interest income that would have been recorded        $ 89     $111     $198
Interest income recognized                             60       50       84


The activity with respect to loans to directors, executive officers and associates of such persons is as follows:


                                                 Year Ended December 31,
                                               ---------------------------
                                                  1998            1997
                                               ------------   ------------

        Balance - beginning                    $ 1,448,625    $ 1,168,277
        Loans originated                            57,252        242,128
        Collection of principal                    (46,580)       (14,879)
        Other additions                               --           53,099
                                               -----------    -----------

        Balance - ending                       $ 1,459,297    $ 1,448,625
                                               ===========    ===========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                    NOTE TO CONSOLIDATED FINANCIAL STATEMENTS
                    -----------------------------------------


7.   PREMISES AND EQUIPMENT
---------------------------
                                                           December 31,
                                                  -----------------------------
                                                     1998             1997
                                                  -------------    ------------

Land                                                $  614,714      $  614,714
Buildings and improvements                           2,294,053       2,301,063
Furniture, fixture and equipment                     1,184,423       1,071,944
Leasehold improvements                                  61,132          54,122
                                                    ----------      ----------

                                                     4,154,322       4,041,843
Less accumulated depreciation and amortization       1,552,643       1,424,668
                                                    ----------      ----------

                                                    $2,601,679      $2,617,175
                                                    ==========      ==========


Depreciation and amortization expense totaled $127,975, $134,628 and $143,997 for the years ended December 31, 1998, 1997 and 1996, respectively.


8.   INVESTMENT IN REAL ESTATE
------------------------------

The Bank owns real estate originally acquired for a future office site which is no longer to be used for that purpose. During the year ended December 31, 1997, a $100,000 impairment loss was recorded on a parcel of land to reduce its carrying value from $243,667 to $143,667. A portion of that land was sold in 1998 for $62,386, with no gain or loss resulting. Property adjoining the Bank's main office, which had been rented, was sold in 1998 for proceeds of $318,141, resulting in a gain of $37,911. During the years ended December 31, 1997 and 1996, as a result of the relocation of a branch office and the sale of deposits in another branch office, properties with a carrying value of $9,629 and $145,478, respectively, were transferred from premises and equipment to investment in real estate. These properties were sold during the year ended
December 31, 1997 at a gain of $106,318. The income received from the properties, net of expenses, is included in other income. The properties are summarized as follows:

                                                         December 31,
                                                    -------------------------
                                                       1998          1997
                                                    ----------    -----------

Land                                                 $ 81,281       $143,667
Buildings and improvements                               -           363,452
                                                     --------       --------

                                                       81,281        507,119
Less accumulated depreciation and amortization            -           79,802
                                                     --------       --------

                                                     $ 81,281       $427,317
                                                     ========       ========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


9.   DEPOSITS
-------------


                                                         December 31, 1998
                                                --------------------------------
                                                 Weighted
                                                  Average
                                                   Rate       Amount     Percent
                                                  ------   ------------  -------

NOW accounts and non-interest-bearing deposits     1.55 %   $ 29,110,521   11.98
Money Market accounts                              2.73        6,995,025    2.87
Passbook and club accounts                         2.97       41,427,787   17.05
Certificates of deposit                            5.44      165,514,720   68.10
                                                            ------------  ------
                                                   4.48     $243,048,053  100.00
                                                            ============  ======


                                                         December 31, 1997
                                                --------------------------------
                                                 Weighted
                                                  Average
                                                   Rate       Amount     Percent
                                                  ------   ------------  -------

NOW accounts and non-interest-bearing deposits     1.33 %  $ 21,338,938     9.27
Money Market accounts                              2.94       9,952,885     4.33
Passbook and club accounts                         3.08      44,468,893    19.32
Certificates of deposit                            5.63     154,371,959    67.08
                                                           ------------   ------
                                                   4.62    $230,132,675   100.00
                                                           ============   ======

The aggregate amount of certificates of deposit with a minimum denomination of greater than $100,000 was approximately $14,542,000 and $10,020,000 at December 31, 1998 and 1997, respectively. These certificates of deposit do not receive a preferential interest rate. Deposits in excess of $100,000 are not federally insured.

The scheduled maturities of certificates of deposit are as follows:

                                                         December 31,
                                                  --------------------------
                                                     1998           1997
                                                  ----------     -----------
                                                        (In Thousands)

           Three months or less                    $ 31,395       $ 40,847
           Over three months to one year             94,352         89,942
           Over one year to three years              34,287         21,296
           Over three years                           5,481          2,287
                                                   --------       --------

                                                   $165,515       $154,372
                                                   ========       ========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

9.   DEPOSITS (Cont'd.)
-------------

A summary of interest on deposits follows:

                                             Year Ended December 31,
                                    ------------------------------------------
                                        1998          1997          1996
                                    ------------- ------------- --------------

        NOW accounts                 $   263,010   $   260,813   $   366,984
        Money Market                     344,020       380,732       788,001
        Passbook and club              1,276,998     1,440,145     1,859,939
        Certificates of deposit        8,619,992     8,246,089     8,068,002
                                     -----------   -----------   -----------

                                     $10,504,020   $10,327,779   $11,082,926
                                     ===========   ===========   ===========

10.  BORROWED MONEY
-------------------

The Bank has an available line of credit with the Federal Home Loan Bank of New York ("FHLB"), subject to the terms and conditions of the lenders' overnight advances program, in the amount of $34,807,900 at December 31, 1998. Borrowings under this line of credit, which expires on November 23, 1999, are made for one day periods and are secured by the Bank's investment in FHLB stock and an assignment of the Bank's unpledged, qualifying one-to-four family mortgage loans. During the year ended December 31, 1998, the Bank did not borrow funds under this program. The following table presents borrowed money at the dates indicated:

                                                                                  Interest                  December 31,
                                                                                                 -----------------------------------
Lender                                                        Maturity              Rate               1998              1997
------                                                 -----------------------   ------------    -----------------  ----------------

Securities sold under agreement to repurchase:

       FHLB                                            January 30, 1998                6.05%      $         -          $ 10,000,000
       FHLB                                            February 17, 1998               5.74%                -             8,175,000
       Security broker dealer                          February 18, 1998               5.77%                -             8,368,500
       FHLB                                            February 19, 1998               5.76%                -             8,176,000
       FHLB                                            January 14, 1999                5.29%            9,500,000              -

Advance:

       FHLB                                            August 3, 1998                  5.80%                             15,000,000
       FHLB (a)                                        December 20, 1999               5.82%            9,000,000         9,000,000
       FHLB (b)                                        November 19, 2003               4.93%           25,000,000              -
       FHLB (b)                                        March 11, 2008                  5.35%           25,000,000              -
                                                                                                     ------------      ------------

                                                                                                     $ 68,500,000      $ 58,719,500
                                                                                                     ============      ============



(a) Lender has option to terminate the advance on March 20, 1999, and quarterly thereafter, upon four days advance notice.

(b) Convertible at lender option to replacement funding at then current rates on November 19, 2001 and March 12, 2001.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



10.  BORROWED MONEY (Cont'd.)
-------------------

Certain information concerning borrowed money is summarized as follows:



                                                                        Year Ended December 31,
                                                           ---------------------------------------------------
                                                              1998               1997                1996
                                                           --------------     -------------    ---------------
      Average balance during the year                       $ 72,357,000       $ 43,974,600    $    3,173,000
      Average interest rate during the year                         5.79%              5.89%             5.53%
      Maximum month-end balance during the year             $ 83,877,000       $ 58,719,500    $   33,625,000
      Average interest rate at year end                             5.25%              5.83%             6.02%



At December 31, 1998 and 1997, borrowed money is collateralized by the Bank's investment in FHLB stock, a blanket assignment of the Bank's unpledged, qualifying one-to-four family mortgage loans and securities as follows:


                                                                      December 31,
                                                           -----------------------------------
                                                                1998               1997
                                                           ----------------   ----------------
      Investment securities held to maturity                $   5,002,894       $ 18,700,000
      Mortgage-backed securities available for sale               593,718          9,749,213
      Mortgage-backed securities held to maturity              41,425,704         21,500,903
                                                            -------------       ------------

                                                            $  47,022,316       $ 49,950,116
                                                            =============       ============


11.  REGULATORY CAPITAL
-----------------------

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

11.  REGULATORY CAPITAL (Cont'd.)
-----------------------

The following table sets forth the capital position of the Bank:

                                                                                                                 To Be Well
                                                                                                                 Capitalized
                                                                                                                Under Prompt
                                                                                      Minimum Capital            Corrective
                                                                 Actual                Requirements          Actions Provisions
                                                         -----------------------  ------------------------ ------------------------
                                                           Amount       Ratio       Amount        Ratio      Amount        Ratio
                                                         ------------ ----------  ------------  ---------- ------------  ----------
                                                                                   (Dollars in Thousands)
          December 31, 1998
          -----------------

          Total Capital
           (to risk-weighted assets)                        $ 29,988     20.45%      $ 11,729       8.00%     $ 14,661      10.00%

          Tier I Capital
           (to risk-weighted assets)                          28,740     19.60%            -          -          8,797       6.00%

          Core (Tier I) Capital
           (to adjusted total assets)                         28,740      8.33%        13,801       4.00%       17,252       5.00%

          Tangible Capital
           (to adjusted total assets)                         28,740      8.33%         5,176       1.50%            -         -

          December 31, 1997
          -----------------

          Total Capital
           (to risk-weighted assets)                          27,138     23.83%         9,112       8.00%       11,390      10.00%

          Tier I Capital
           (to risk-weighted assets)                          26,416     23.20%            -          -          6,834       6.00%

          Core (Tier I) Capital
           (to adjusted total assets)                         26,416      8.10%        13,040       4.00%       16,300       5.00%

          Tangible Capital
           (to adjusted total assets)                         26,416      8.10%         4,890       1.50%            -         -



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


12.      BENEFIT PLANS
----------------------

         Employee pension plan
         ---------------------

         The Bank has a defined benefit pension plan covering all eligible employees. The benefits are based on years of service and employees' compensation. The Bank's funding policy is to contribute the maximum amount deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

         Plan assets are composed primarily of certificates of deposit, savings accounts and insurance contracts. The following tables present the plan's funded status and the components of net periodic pension cost:


                                                                            December 31,
                                                                  ------------------------------
                                                                      1998              1997
                                                                  --------------  --------------
              Actuarial present value of benefit obligations:
                  Vested                                           $ 2,126,247      $ 1,873,615
                  Non-vested                                            37,156           16,195
                                                                   -----------      -----------
                      Total benefit obligation                     $ 2,163,403      $ 1,889,810
                                                                   ===========      ===========


              Projected benefit obligation - beginning             $ 2,410,463      $ 1,919,617
              Service cost                                              88,844           94,253
              Interest cost                                            167,472          168,152
              Actuarial loss                                           101,359          280,229
              Benefits paid                                            (19,344)            -
              Settlements                                              (59,936)         (51,788)
                                                                   -----------      -----------

              Projected benefit obligation - ending                  2,688,858        2,410,463
                                                                   -----------      -----------

              Plan assets at fair value - beginning                  1,245,710        1,222,245
              Actual return on assets                                   37,126           26,654
              Employer's contributions                                 291,033           73,432
              Benefits paid                                            (19,344)            -
              Settlements                                              (59,936)         (51,788)
                                                                   -----------      -----------

              Plan assets at fair value - ending                     1,494,589        1,270,543
                                                                   -----------      -----------

              Plan benefit obligation in excess of plan assets       1,194,269        1,139,920
              Unrecognized net transition
               obligation being amortized over fifteen years           (68,820)         (82,585)
              Unrecognized net loss                                   (960,589)        (842,511)
              Additional minimum liability                             503,954          416,413
                                                                   -----------      -----------
              Accrued pension cost included
               in accounts payable and other liabilities           $   668,814      $   631,237
                                                                   ===========      ===========


                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

12.      BENEFIT PLANS  (Cont'd.)
----------------------

         Employee pension plan (Cont'd.)
         ---------------------

                                                                     Year Ended December 31,
                                                             -------------------------------------
                                                                1998         1997         1996
                                                             -----------  ------------ -----------
            Net periodic pension cost included
             the following components:
                Service cost                                  $  88,844    $  94,253    $  87,161
                Interest cost                                   167,472      168,152      127,080
                Expected return on plan assets                 (107,863)    (103,159)     (82,697)
                Amortization of transition obligation            13,765       13,765       13,765
                Amortization of unrecognized loss                54,018       67,904       55,419
                                                              ---------    ---------    ---------
            Net periodic pension cost included
             in compensation and employee benefits            $ 216,236    $ 240,915    $ 200,728
                                                              =========    =========    =========

     Significant actuarial assumptions used in determining plan benefits are:

                                                                              Year Ended December 31,
                                                              -----------------------------------------------------
                                                                   1998                1997              1996
                                                              ----------------    ----------------  ---------------
              Annual salary increase                               5.50%               5.50%            5.00%
              Long-term return on assets                           8.00%               8.00%            8.00%
              Discount rate                                        7.25%               7.50%            7.00%

         Directors retirement plan
         -------------------------
         The Bank has a directors retirement plan, which provides that any director with twenty or more years of service may retire and continue to be paid at the rate of 50% of regular directors fees. These payments will continue for the directors' lifetime. This plan is unfunded. The following tables present the status of the plan and the components of net periodic plan cost:


                                                                           December 31,
                                                                   -----------------------------
                                                                     1998                1997
                                                                   -------------     -----------
              Actuarial present value of benefit obligation:
                  Vested                                              $ 339,498        $ 253,159
                  Non-vested                                                  -           57,394

                                                                      $ 339,498        $ 310,553
                                                                      =========        =========

              Projected benefit obligation - begining                 $ 366,691        $ 357,661
              Service cost                                                  843              784
              Interest cost                                              26,585           26,825
              Actuarial gain                                            (16,753)         (18,579)
                                                                      ---------        ---------
              Projected benefit obligation - ending                     377,366          366,691
              Unrecognized past service cost                           (201,322)        (218,618)
              Unrecognized net (loss)                                    (6,805)         (23,558)

              Accrued plan cost included
               in accounts payable and other liabilities              $ 169,239        $ 124,515
                                                                      =========        =========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

12.      BENEFIT PLANS (Cont'd.)
----------------------

         Directors retirement plan (Cont'd.)
         -------------------------

                                                                                               Year Ended December 31,
                                                                                ----------------------------------------------------
                                                                                    1998                1997              1996
                                                                                ---------------    ----------------  ---------------
              Net periodic plan cost included the following components:
                  Service cost                                                   $     843            $    784         $  6,380
                  Interest cost                                                     26,585              26,825           20,972
                  Amortization of past service cost                                 17,296              17,296           17,296
                  Amortization of unrecognized net loss                               -                  4,682               21
                                                                                 ---------            --------         --------
              Net periodic plan cost included in other expense                   $  44,724            $ 49,587         $ 44,669
                                                                                 =========            ========         ========

     Significant actuarial assumptions used in determining plan benefits are:

                                                                                               Year Ended December 31,
                                                                                ----------------------------------------------------
                                                                                    1998                1997              1996
                                                                                ---------------    ----------------  ---------------
              Annual compensation increase                                          4.50%               7.00%            7.00%
              Discount rate                                                         6.50%               7.25%            7.50%

         Directors health benefits plan
         ------------------------------

         The Bank has a directors health benefit plan which provides for the continuation of the directors' medical insurance coverage for their lifetime after retirement. Benefits under this plan are available to directors retiring after attainment of age 60 and twenty years of service. This plan is unfunded. The following tables present the status of the plan and the net components of net periodic plan cost:

                                                                           December 31,
                                                                      ----------------------
                                                                         1998        1997
                                                                      ----------  ----------
          Accumulated postretirement benefit obligation - beginning    $ 158,388   $ 160,094
          Service cost                                                       204         190
          Interest cost                                                   11,483      12,007
          Actuarial loss (gain)                                            4,987     (13,903)
                                                                       ---------   ---------
          Accumulated postretirement benefit obligation - ending         175,062     158,388
          Unrecognized net gain                                           45,709      55,426
                                                                       ---------   ---------
          Accrued plan cost included in
           accounts payable and other liabilities                      $ 220,771   $ 213,814
                                                                       =========   =========

                                                                                               Year Ended December 31,
                                                                                ----------------------------------------------------
                                                                                    1998                1997              1996
                                                                                ----------------    ----------------  --------------
          Net periodic plan cost included the following components:
               Service cost                                                       $     204             $   190          $ 2,866
               Interest cost                                                         11,483              12,007           10,969
               Amortization of unrecognized gain                                     (4,730)             (3,384)          (4,016)
                                                                                  ---------             -------          -------
          Net periodic plan cost included in other expense                        $   6,957             $ 8,813          $ 9,819
                                                                                  =========             =======          =======

                                       43

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.  BENEFIT PLANS (Cont'd.)
------------------

         Directors health benefit plan (Cont'd.)
         -----------------------------

         A discount rate of 6.50%, 7.25% and 7.50% was assumed for the years ended December 31, 1998, 1997 and 1996, respectively. For the years ended December 31, 1998 1997and 1996, a medical cost trend rate of 6.5%, 7.0% and 7.5%, respectively, decreasing 0.5% per year thereafter until an ultimate rate of 5.0% is reached, was used in the plan's valuation. Increasing the assumed medical cost trend by one percent in each year would increase the accumulated postretirement benefit obligation as of December 31, 1998, by $15,335 and the aggregate of the service and interest components of net periodic postretirement benefit cost for the year ended December 31, 1998 by $1,392, while a one percent decrease in the assumed medical cost trend would result in comparable decreases of $13,475 and $1,299, respectively.

         ESOP
         ----

         Effective upon conversion, an ESOP was established for all eligible employees. The ESOP used $2,433,400 of proceeds from a term loan from the Company to purchase 243,340 shares of Company common stock in the initial offering. The term loan from the Company to the ESOP, including interest, is payable over one-hundred-eighty (180) equal monthly installments. The initial interest rate is 8.25% and is subject to semi-annual adjustment based on the prime rate. The Bank intends to make contributions to the ESOP which will be equal to the principal and interest payment required from the ESOP on the term loan. Shares purchased with the loan proceeds are pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the plan, in the year of allocation. The ESOP is accounted for in accordance with SOP 93-6, which was issued by the AICPA in November 1993. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expenses were $306,489, $257,575 and $177,679 for the years ended December 31, 1998, 1997 and 1996, respectively.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.  BENEFIT PLANS (Cont'd.)
------------------

         ESOP (Cont'd.)
         ----

         The ESOP shares were as follows:


                                                            December 31,
                                                   -----------------------------
                                                        1998             1997
                                                   -------------    ------------

              Allocated shares                           33,927           16,223
              Shares committed to be released            15,739           16,474
              Unreleased shares                         193,674          210,643
                                                    -----------      -----------
              Total ESOP shares                         243,340          243,340
                                                    ===========      ===========

              Fair value of unreleased shares       $ 3,873,480      $ 4,318,182
                                                    ===========      ===========

         MSBP
         ----

         On July 3, 1996, the Bank established a MSBP to provide both key employees and outside directors with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Bank. The Bank, during the year ended December 31, 1997 contributed $1,688,171 to the MSBP to allow the MSBP to purchase 121,670 shares of common stock of the Company in the open market at an average cost of $13.875 per share.

         Under the MSBP, awards are granted in the form of common stock held by the MSBP Trust. The awards vest over a period of time not more than five years, commencing one year from the date of award. The awards become fully vested upon termination of employment due to death or disability. At December 31, 1998 and 1997, 103,798 shares and 79,248 shares, respectively, had been granted to directors and, at both December 31, 1998 and 1997, 26,767 shares had been granted to officers and employees. 37,522 shares and 16,311 shares were vested at December 31, 1998 and 1997, respectively. $501,237, $271,101 and $87,903 of expense related to the MSBP shares was recorded during the years ended December 31, 1998, 1997 and 1996, respectively.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



12.      BENEFIT PLANS (Cont'd.)
----------------------

         Stock Option Plan
         -----------------

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

         Shares  of  common   stock  have  been   granted   under  the  plan  as
         non-incentive stock options to directors and incentive stock options to officers and employees, respectively, as follows:

                                                          Shares                                  Weighted
                                          --------------------------------------                   Average
                                             Non-                                   Exercise      Exercise
                                           Incentive    Incentive       Total         Price         Price
                                          -----------  ------------  -----------   ------------  -----------
        Granted in 1996                      121,665       109,496       231,161      $ 10.625     $ 10.625
        Granted in 1997                           -         16,000        16,000        20.000       20.000
                                             -------       -------       -------

        Balance at December 31, 1997         121,665       125,496       247,161                     11.232
            Cancelled                              -          (304)         (304)       10.625       10.625
            Forfeited                              -        (6,083)       (6,083)       10.625       10.625
                                             -------       -------       -------

        Balance at December 31, 1998         121,665       119,109       240,774                     11.248
                                             =======       =======       =======

         No options have been exercised. Options for 93,110 shares were excercisable at December 31, 1998 at a weighted average exercise price of $10.947. Options for 46,232 shares were exercisable at December 31, 1997 at a weighted average exercise price of $10.625.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



12.      BENEFIT PLANS (Cont'd.)
----------------------

         Stock Option Plan (Cont'd.)
         -----------------

         The Company, as permitted by Statement No. 123, recognizes compensation cost for stock options granted based on the intrinsic value method instead of the fair value based method. The weighted-average grant-date fair value of options granted during 1997 and 1996, all of which have exercise prices equal to the market price of the Company's common stock at the grant date, were estimated using the Black-Scholes option-pricing model. Such fair values and the assumptions used for estimating fair values are as follows:

                                                                          December 31,
                                                                    -----------------------
                                                                       1997         1996
                                                                    ------------ ----------
         Weighted average grant-date fair value per share              $ 5.87       $ 2.81
         Expected common stock dividend yield                            1.00%        0.94%
         Expected volatility                                            23.29%       13.90%
         Expected option life                                          5 years      5 years
         Risk-free interest rate                                         5.88%       6.875%


         Had the Company used the fair value based method, net income for the years ended December 31, 1998, 1997 and 1996 would have been decreased to $1,616,000, $1,736,000 and $574,000, respectively, and basic and diluted net income per common share would have been reduced to $0.73 and $0.70, respectively, for the year ended December 31, 1998, $0.73 and $0.70, respectively, for the years ended December 31, 1997 and $0.21 each during the year ended December 31, 1996.


13.      INCOME TAXES
---------------------

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

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.      INCOME TAXES (Cont'd.)
---------------------

Retained earnings at December 31, 1998 includes approximately $2.4 million of tax bad debt deductions which, in accordance with FASB Statement No. 109, are considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The provision for income taxes is summarized as follows:

                                             Year Ended December 31,
                                ----------------------------------------------
                                      1998            1997            1996
                                --------------   --------------  -------------
    Current:
        Federal                   $ 887,989        $  990,405      $ 540,688
        State                       104,111           117,522         87,761
                                  ---------        ----------      ---------

                                    992,100         1,107,927        628,449
                                  ---------        ----------      ---------
    Deferred:
        Federal                    (135,889)          (32,405)      (222,744)
        State                       (12,361)           (3,122)       (20,261)
                                  ---------        ----------      ---------

                                   (148,250)          (35,527)      (243,005)
                                  ---------        ----------      ---------
                                  $ 843,850        $1,072,400      $ 385,444
                                  =========        ==========      =========


The provision for income taxes differs from that computed at the federal statutory rate of 34% as follows:


                                                                Year Ended December 31,
                                                  -----------------------------------------------
                                                      1998              1997            1996
                                                  --------------   ---------------  -------------
       Tax at the statutory rate                     $ 881,132       $   995,695      $ 338,753
       New Jersey Savings Institution Tax,
        net of federal income tax effect                60,555            75,504         44,550
       Dividends received deduction                    (96,381)             -             -
       Other                                            (1,456)            1,201          2,141
                                                     ---------       -----------      ---------
                                                     $ 843,850       $ 1,072,400      $ 385,444
                                                     =========       ===========      =========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13.      INCOME TAXES (Cont'd.)
---------------------

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and liabilities are as follows:


                                                                         December 31,
                                                                -----------------------------
                                                                     1998            1997
                                                                -------------   -------------
   Deferred tax assets:
       Allowance for loan losses                                $  380,915         $ 316,151
       Deferred loan origination fees, net                          63,821            63,821
       Deferred compensation                                       176,979           115,025
       Minimum pension liability                                   156,561           120,111
       Goodwill                                                    133,544            90,101
       MSBP                                                          4,757            15,513
       Unrealized loss on securities available for sale            190,927            39,938
                                                                ----------         ---------

         Total deferred tax assets                               1,107,504           760,660
                                                                ----------         ---------

   Deferred tax liabilities:
       Depreciation of premises and equipment                       81,671            67,944
       Other                                                          -                2,572
                                                                ----------         ---------

         Total deferred tax liabilities                             81,671            70,516
                                                                ----------         ---------

         Net deferred tax asset included in other assets        $1,025,833         $ 690,144
                                                                ==========         =========



At December 31, 1998 and 1997, current income taxes receivable of $309,549 and $25,526, respectively, are included in other assets. At December 31, 1998 and 1997, income taxes payable of $95,242 and $119,876, respectively, are included in other liabilities.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


14.      NET INCOME PER COMMON SHARE
------------------------------------

                                             Year Ended December 31, 1998
                                       -----------------------------------------
                                                       Weighted
                                           Net          Average       Per Share
                                          Income         Shares         Amounts
                                       ------------  -------------    ----------

Basic net income per share             $ 1,747,716      2,207,591        $ 0.79
                                                                         ======
Effect of dilutive securities:
     Stock options                            -            96,875
     MSBP unearned shares                     -             6,774
                                       -----------          -----

Diluted net income per share           $ 1,747,716      2,311,240        $ 0.76
                                       ===========      ==========       ======


                                             Year Ended December 31, 1997
                                       -----------------------------------------
                                                        Weighted
                                          Net            Average       Per Share
                                         Income           Shares        Amounts
                                       ------------  --------------  ----------

Basic net income per share             $ 1,856,115      2,389,063        $ 0.78
                                                                         ======
Effect of dilutive securities:
     Stock options                             -           71,296
     MSBP unearned shares                      -            6,531
                                       -----------      ---------

Diluted net income per share           $ 1,856,115      2,466,890        $ 0.75
                                       ===========      =========        ======


                                             Year Ended December 31, 1996
                                       -----------------------------------------
                                                        Weighted
                                          Net            Average       Per Share
                                         Income          Shares         Amounts
                                       ------------   ------------    ----------

Basic net income pre share             $   610,889      2,727,627        $ 0.22
                                                                         ======
Effect of dilutive securities:
     Stock options                            -             7,336
     MSBP unearned shares                     -             1,681
                                       -----------      ---------

Diluted net income per share           $   610,889      2,736,644       $ 0.22
                                       ===========      =========       ======

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

15.  LEGISLATIVE MATTERS
------------------------

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

The FDIC has lowered SAIF assessments to a range comparable to that of BIF members, although SAIF members must also make the FICO payments described above. Management cannot predict the precise level of FDIC insurance assessments on an ongoing basis.

16.  COMMITMENTS
----------------

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

At December 31, 1998, the Bank had commitments outstanding to originate mortgage loans of $5,128,000, of which $1,251,000 were for adjustable rate loans with initial rates over the first ten years of the loan terms ranging from 6.25% to 6.75% and $3,877,000 were for fixed rate loans with rates ranging from 6.25% to 7.00%. The commitments are due to expire within sixty days. The rates at which the Bank has committed to fund these loans are set based on the rate in effect when the borrower accepts the commitment in writing.

At December 31, 1998, outstanding commitments related to unused home equity lines of credit totaled $4,618,000. These amounts, when used, will carry interest rates that will float at rates ranging from the prime rate plus 1/4% to the prime rate plus 1 3/4%.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

16.      COMMITMENTS (Cont'd.)
--------------------

Rental expenses related to the occupancy of premises totaled approximately $68,000, $30,000 and $38,000 for the years ended December 31, 1998, 1997 and
1996, respectively. Minimum non-cancellable obligations under lease agreements with original terms of more than one year are as follows:

                    December 31,                  Amount
                    ------------                ----------

                       1999                      $ 36,360
                       2000                        36,360
                       2001                        36,360
                       2002                        15,150
                                                 --------
                                                 $124,230
                                                 ========


17.  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------

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

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

17.  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd.)
---------------------------------------------------------------

         Borrowed money
         --------------

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


                                                                                        December 31,
                                                                   -----------------------------------------------------
                                                                              1998                       1997
                                                                   -------------------------- --------------------------
                                                                    Carrying        Fair       Carrying        Fair
                                                                     Amount         Value       Amount         Value
                                                                   ------------  ------------ ------------  ------------
             Financial assets:
                 Cash and cash equivalents                          $ 33,393      $ 33,393      $ 6,788       $ 6,788
                 Investment securities available for sale             39,423        39,423         -             -
                 Investment securities held to maturity               40,577        40,358       57,988        58,129
                 Mortgage-backed securities available for sale        13,971        13,971       13,929        13,929
                 Mortgage-backed securities held to maturity          61,373        61,307       90,957        91,246
                 Loans receivable                                    149,062       154,536      147,033       148,534
                 Interest receivable                                   1,961         1,961        2,079         2,079
             Financial liabilities:
                 Deposits                                            243,048       244,613      230,133       226,113
                 Borrowed money                                       68,500        68,488       58,720        58,708
             Commitments:
                 To fund loans                                         9,746         9,746        7,306         7,306



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

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


18.  PARENT ONLY FINANCIAL INFORMATION
--------------------------------------

The Company operates one wholly owned subsidiary, the Bank. The earnings of the Bank are recognized by the Company using the equity method of accounting. Accordingly, the earnings of the Bank are recorded as increases in the Company's investment in the subsidiary. The following are the condensed financial statements for the Company (parent company only) as of December 31, 1998, 1997 and for the periods ended December 31, 1998, 1997 and 1996. The Company had no operations prior to the Bank's conversion to stock form on January 5, 1996.


                                                                          December 31,
                                                                ---------------------------------
             Statements of Financial Condition                       1998                1997
             ---------------------------------                  ---------------    --------------
             Assets
             ------
             Cash and due from banks                              $ 1,167,896         $ 1,167,965
             Securities available for sale                          6,331,875                -
             Loan receivable from subsidiary                             -              6,044,666
             ESOP loan receivable                                   2,049,555           2,213,081
             Investment in subsidiary                              31,273,275          29,200,841
             Other assets                                             127,965              18,000
                                                                  -----------         -----------

                  Total assets                                    $40,950,566         $38,644,553
                                                                  ===========         ===========

             Liabilities and stockholders' equity

             Liabilities

             Due to subsidiary                                    $ 3,405,982         $   257,783
             Other liabilities                                         99,128              92,109
                                                                  -----------         -----------

                                                                    3,505,110             349,892
                                                                  -----------         -----------
             Stockholders' equity

             Common stock                                             304,175             304,175
             Additional paid in capital                            29,204,431          29,067,633
             Retained earnings                                     19,517,521          18,275,517
             Common stock acquired by ESOP                         (1,936,741)         (2,106,432)
             Unearned restricted MSBP stock                          (855,791)         (1,329,167)
             Treasury stock                                        (8,191,308)         (5,632,286)
             Accumulated other comprehensive income                  (596,831)           (284,779)
                                                                  -----------         -----------

                  Total stockholders' equity                      37,445,456           38,294,661
                                                                  -----------         -----------

                  Total liabilities and stockholders equity       $40,950,566         $38,644,553
                                                                  ===========         ===========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                    -----------------------------------------


18.  PARENT ONLY FINANCIAL INFORMATION (Cont'd.)
--------------------------------------

                              STATEMENTS OF INCOME
                              --------------------



                                                                                                        From
                                                                                                      Inception
                                                                                                      January 5,
                                                                 Year Ended December 31,               1996 to
                                                           ---------------------------------         December 31,
                                                                 1998                1997                1996
                                                           -------------        ------------       -------------
Interest income                                             $   543,398         $   666,225          $  880,582
Equity in undistributed earnings of subsidiary                1,591,741           1,598,621             248,247
                                                            -----------         -----------          ----------

                                                              2,135,139           2,264,846           1,128,829
Expenses                                                        336,173             235,731             274,940
                                                            -----------         -----------          ----------

Income before income taxes                                    1,798,966           2,029,115             853,889
Income taxes                                                     51,250             173,000             243,000
                                                            -----------         -----------          ----------

Net income                                                  $ 1,747,716         $ 1,856,115          $  610,889
                                                            ===========         ===========          ==========


                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                    -----------------------------------------



18.  PARENT ONLY FINANCIAL INFORMATION (Cont'd.)
--------------------------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------


                                                                                                                From
                                                                                                              Inception
                                                                                                              January 5,
                                                                        Year Ended December 31,                1996 to
                                                                 -----------------------------------         December 31,
                                                                       1998                 1997                1996
                                                                 -----------------     -------------       ---------------
Cash flows from operating activities:
     Net income                                                     $ 1,747,716         $ 1,856,115         $    610,889
     Adjustments to reconcile net income to net cash
       provided by operating activities:
          Amortization of premiums                                        1,044                -                    -
          Equity in undistributed earnings of subsidiary             (1,591,741)         (1,598,620)            (248,247)
          (Increase) in other assets                                   (100,764)             (5,833)             (12,167)
          Increase in other liabilities                                   7,019              30,327               61,782
                                                                    -----------         -----------          -----------

          Net cash provided by operating activities                      63,274             281,989              412,257
                                                                    -----------         -----------          -----------

Cash flows from investing activities:
     Purchase of all outstanding stock of the Bank                         -                   -             (14,638,780)
     Purchase of securities available for sale                       (6,355,000)               -                   -
     Loan to the Bank                                                      -                   -             (12,205,380)
     Repayments of loan by the Bank                                   6,044,666           2,809,598            3,351,116
     Loan to ESOP                                                          -                   -              (2,433,400)
     Repayments of loan by ESOP                                         163,526             129,841               90,478
                                                                    -----------         -----------          -----------

          Net cash (used in) provided by investing activities          (146,808)          2,939,439          (25,835,966)
                                                                    -----------         -----------          -----------

Cash flows from financing activities:
     Net proceeds from issuance of common stock                            -                   -              29,263,522
     Increase in due from subsidiary                                  3,148,199             128,891              128,892
     Acquisition of treasury stock                                   (2,559,022)         (2,355,282)          (3,277,004)
     Dividends paid                                                    (505,712)           (382,654)            (136,119)
                                                                    -----------         -----------          -----------

          Net cash provided by (used in) financing activities            83,465          (2,609,045)          25,979,291
                                                                    -----------         -----------          -----------

Net (decrease) increase in cash and cash equivalents                        (69)            612,383              555,582
Cash and cash equivalents - beginning                                 1,167,965             555,582                -
                                                                    -----------         -----------          -----------

Cash and cash equivalents - ending                                  $ 1,167,896         $ 1,167,965         $    555,582
                                                                    ===========         ===========          ===========


                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


19.  QUARTERLY FINANCIAL DATA (UNAUDITED)
-----------------------------------------


                                                    Year Ended December 31, 1998
                                       --------------------------------------------------------
                                          First        Second          Third          Fourth
                                         Quarter       Quarter        Quarter         Quarter
                                        ---------     ---------      ---------       ---------
                                                 (In thousands, except per share data)
Interest income                          $ 5,608       $ 5,898        $ 5,651         $ 5,589
Interest expense                           3,518         3,768          3,745           3,664
                                         -------       -------        -------         -------

      Net interest income                  2,090         2,130          1,906           1,925

Provision for loan losses                     60            60             60             (19)
Non-interest income                           63           102            116             122
Non-interest expenses                      1,387         1,432          1,253           1,629
Income taxes                                 247           246            226             125
                                         -------       -------        -------         -------

Net income                               $   459       $   494        $   483         $   312
                                         =======       =======        =======         =======

Net income per common share:
      Basic                              $  0.20       $  0.23        $  0.22          $ 0.14
                                         =======       =======        =======         =======

      Diluted                            $  0.19       $  0.22        $  0.21          $ 0.14
                                         =======       =======        =======         =======


                                                    Year Ended December 31, 1998
                                       --------------------------------------------------------
                                          First        Second          Third          Fourth
                                         Quarter       Quarter        Quarter         Quarter
                                        ---------     ---------      ---------       ---------
                                                 (In thousands, except per share data)

Interest income                          $ 4,981       $ 4,971        $ 5,348         $ 5,764
Interest expense                           2,995         3,034          3,322           3,569
                                         -------       -------        -------         -------

      Net interest income                  1,986         1,937          2,026           2,195

Provision for loan losses                     60            60             60              60
Non-interest income                           61           215             68              84
Non-interest expenses                      1,272         1,307          1,348           1,477
Income taxes                                 270           316            229             257
                                         -------       -------        -------         -------

Net income                               $   445       $   469        $   457         $   485
                                         =======       =======        =======         =======

Net income per common share:
      Basic                              $  0.18       $  0.20        $  0.19         $  0.21
                                         =======       =======        =======         =======

      Diluted                            $  0.17       $  0.19        $  0.19         $  0.20
                                         =======       =======        =======         =======


                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


20.      IMPACT OF RECENT ACCOUNTING STANDARDS
----------------------------------------------

In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

At the date of initial application of Statement No. 133, an entity may transfer any held-to-maturity security into the available-for-sale category or the trading category. An entity will then be able in the future to designate a security transferred into the available-for-sale category as the hedged item, or its variable interest payments as the cash flow hedged transactions, in a hedge of the exposure to changes in market interest rates, changes in foreign currency exchange rates, or changes in the overall fair value. (Statement No. 133 precludes a held-to-maturity security from being designated as the hedged item in a fair value hedge of market interest rate risk or the risk of changes in its overall fair value and precludes the variable cash flows of a held-to-maturity security from being designated as the hedged transaction in a cash flow hedge of market interest rate risk). Statement No. 133 provides that such transfers from the held-to-maturity category at the date of initial adoption shall not call into question an entity's intent to hold other debt securities to maturity in the future.

Statement No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, the quarter ended March 31, 2000 for the Company and Bank. Initial application shall be as of the beginning of an entity's fiscal quarter. Earlier application of all of the provisions of Statement No. 133 is permitted only as of the beginning of a fiscal quarter. Earlier application of selected provisions or retroactive application of provisions of Statement No. 133 are not permitted.

Management of the Company and Bank has not yet determined when Statement No. 133 will be implemented, but does not believe the ultimate implementation of Statement No. 133 will have a material impact on their consolidated financial position or results of operations.

                Board of Directors of Little Falls Bancorp, Inc.
                                       and
                                Little Falls Bank



Albert J. Weite, Chairman of the Board      Edward J. Seugling, Vice Chairman of
Leonard G. Romaine (Bank only)              the Board
John P. Pullara                             Raoul G. Barton
                                            George Kuiken
                                Norman A. Parker



                Executive Officers of Little Falls Bancorp, Inc.
                                     and/or
                                Little Falls Bank


Leonard G. Romaine             Richard A. Capone                 Anne Bracchitta
    President         Chief Financial Officer and Treasurer         Secretary

Michael J. Allen                                              Mary Denise Hopper
Vice President                                                   Vice President

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
     1301 K Street, N.W., Suite 700 East 4       50 West 33rd Street
     Washington, D.C.  20005                     New York, New York  10001-2697

                ------------------------------------------------


         The Company's Annual Report for the Year Ended December 31, 1998 filed with the Securities and Exchange Commission on Form 10-K without exhibits is available without charge upon written request. For a copy of the Form 10-K or any other investor information, please write the Secretary of the Company at 86 Main Street, Little Falls, New Jersey. Copies of any exhibits to the Form
         10-K are available at cost.

                                OFFICE LOCATIONS

                           LITTLE FALLS BANCORP, INC.
                                 86 Main Street
                         Little Falls, New Jersey 07424
                                 (973) 256-6100

                                LITTLE FALLS BANK

                                   Main Office
                                 86 Main Street
                         Little Falls, New Jersey 07424
                                 (973) 256-6100

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